As filed with the Securities and Exchange
Commission on July 24, 2006                           Reg. No. 333-_____________
================================================================================
                     U.S. SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                    FORM SB-2
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933


                         WORLD WASTE TECHNOLOGIES, INC.
                 (Name of Small Business Issuer in its Charter)


            California                       4953                  95-397750`
   (State or jurisdiction of    (Primary Standard Industrial  (I.R.S. Employer
 incorporation or organization)  Classification Code Number) Identification No.)

                            13520 Evening Creek Drive
                                    Suite 130
                           San Diego, California 92128
          (Address and telephone number of principal executive offices and principal place of business)


                         WORLD WASTE TECHNOLOGIES, INC.
                            13520 Evening Creek Drive
                                    Suite 130
                           San Diego, California 92128
                                 (858) 391-3400
            (Name, address and telephone number of agent for service)

                                    Copy to:
                             Lawrence Schnapp, Esq.
                      Troy & Gould Professional Corporation
                       1801 Century Park East, Suite 1600
                          Los Angeles, California 90067
                                 (310) 553-4441

Approximate date of proposed sale to the public: From time to time after the date this registration statement becomes effective.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. |_|

                                               CALCULATION OF REGISTRATION FEE
--------------------------------------- ------------------ ---------------------- --------------------- ------------------
                                                             Proposed maximum       Proposed maximum        Amount of
Title of each class of securities to be   Amount to be      offering price per     aggregate offering     registration
registered                                registered(1)          share(2)               price(2)             fee(2)
--------------------------------------- ------------------ ---------------------- --------------------- ------------------
Common stock, par value $0.001              7,464,321              $3.25               $24,259,043             2,596
--------------------------------------- ------------------ ---------------------- --------------------- ------------------
Common stock, par value $0.001(3)           4,794,825              $3.25               $15,583,181             1,668
--------------------------------------- ------------------ ---------------------- --------------------- ------------------
Common stock, par value $0.001(4)          11,305,520              $3.25               $36,742,940             3,932
--------------------------------------- ------------------ ---------------------- --------------------- ------------------
Common stock, par value $0.001(5)           5,881,611              $3.25               $19,115,235             2,046
--------------------------------------- ------------------ ---------------------- --------------------- ------------------
Common stock, par value $0.001(6)             995,294              $3.25               $ 3,234,706               347
--------------------------------------- ------------------ ---------------------- --------------------- ------------------
Common stock, par value $0.001(7)           1,957,000              $3.25               $ 6,360,250               681
--------------------------------------- ------------------ ---------------------- --------------------- ------------------
Common stock, par value $0.001(8)             744,000              $3.25               $ 2,418,000               259
--------------------------------------- ------------------ ---------------------- --------------------- ------------------

(1) In addition to the shares set forth in the table, the amount to be registered includes an indeterminate number of shares issuable upon exercise of the warrants and conversion of the preferred stock, as such numbers may be adjusted as a result of stock splits, stock dividends and similar transactions in accordance with Rule 416.

(2) The price is estimated in accordance with Rule 457(c) under the Securities Act of 1933, as amended, solely for the purpose of calculating the registration fee and represents the average of the high and the low prices of the Common Stock on July 19, 2006, as reported on the OTC Bulletin Board.

(3) Represents common stock reserved for issuance by the registrant with respect to the potential conversion of up to 4,075,600 shares of Series A Convertible Preferred Stock at the election of the holder of such shares. Each share of Series A Preferred is convertible into approximately 1.18 shares of common stock.

(4) Represents common stock reserved for issuance by the registrant with respect to the potential conversion of up to 282,638 shares of Series B Convertible Preferred Stock at the election of the holders of such shares. Each share of Series B Preferred is convertible into 40 shares of common stock.

(5) Represents common stock reserved for issuance by the registrant with respect to the potential exercise of outstanding warrants.

(6) Represents a pool of common stock reserved for issuance by the registrant with respect to the potential conversion of up to 846,000 shares of Series A Convertible Preferred Stock as a dividend payable in kind in satisfaction of accrued dividends on the Series A preferred through April 2007.

(7) Represents a pool of common stock reserved for issuance by the registrant with respect to the potential conversion of up to 48,925 shares of Series B preferred as a dividend payable in kind in satisfaction of accrued dividends on the Series B preferred through April 15, 2008.

(8) Represents a pool of common stock reserved for issuance by the registrant with respect to the potential issuance of up to 744,000 shares of common stock as a penalty for failure to have this registration statement declared effective in a timely manner.

You should rely only on the information that is contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. This prospectus may be used only in jurisdictions where it is legal to sell these securities. You should assume that the information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or any sale of our common stock. Our business, financial condition, results of operations and prospects may have changed since the date of this prospectus. This prospectus is not an offer to sell or solicitation of an offer to buy these securities in any circumstances under which the offer or solicitation is unlawful.

                              Subject to Completion

                               Dated July 24, 2006

PROSPECTUS

                         WORLD WASTE TECHNOLOGIES, INC.

                        33,142,571 Shares of Common Stock

This prospectus relates to the sale of up to 7,464,321 shares of our currently outstanding shares of common stock that are owned by some of our stockholders, 5,881,611 shares of our common stock issuable upon the exercise of outstanding common stock purchase warrants held by some of our warrantholders, 4,794,825 shares of our common stock issuable upon conversion of our Series A preferred stock held by our Series A preferred stockholders, 11,305,520 shares of our common stock issuable upon conversion of our Series B preferred stock held by some of our Series B preferred stockholders, 995,294 shares of our common stock issuable upon the conversion of up to 846,000 shares of our Series A preferred stock as a dividend payable in kind in satisfaction of accrued dividends on our Series A preferred stock, 1,957,000 shares of our common stock issuable upon the conversion of up to 48,925 shares of our Series B preferred stock as a dividend payable in kind in satisfaction of accrued dividends on our Series B preferred stock, and 744,000 shares of common stock potentially issuable to the holders of our Series B preferred stock as a penalty in the event we are unable to have this registration statement declared and remain effective within the specified time requirements set forth in our registration rights agreements. For a list of the selling stockholders, please see "selling stockholders." We are not selling any shares of common stock in this offering and therefore will not receive any proceeds from this offering. We will, however, receive the exercise price of the warrants if and when those warrants are exercised by the selling stockholders. None of the warrants has been exercised as of the date of this prospectus. We will pay the expenses of registering these shares.

Our common stock is traded in the over-the-counter market and is quoted on the OTC Bulletin Board under the symbol WDWT. On July 19, 2006, the closing price of our common stock was $3.25 per share.

The shares included in this prospectus may be offered and sold directly by the selling stockholders in the open market at prevailing prices or in individually negotiated transactions, through agents designated from time to time or through underwriters or dealers. We will not control or determine the price at which a selling stockholder decides to sell its shares. Brokers or dealers effecting transactions in these shares should confirm that the shares are registered under applicable state law or that an exemption from registration is available.

You should understand the risks associated with investing in our common stock. Before making an investment, read the "Risk Factors," which begin on page 4 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is ____________, 2006.

                                TABLE OF CONTENTS

                                                                          Page

PROSPECTUS SUMMARY...........................................................1
RISK FACTORS.................................................................4
FORWARD-LOOKING STATEMENTS..................................................12
USE OF PROCEEDS.............................................................13
MARKET OF COMMON EQUITY AND RELATED STOCKHOLDER MATTERS.....................13
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
  RESULTS OF OPERATION - PLAN OF OPERATIONS.................................14
BUSINESS....................................................................22
MANAGEMENT..................................................................29
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT..............37
SELLING STOCKHOLDERS........................................................39
PLAN OF DISTRIBUTION........................................................40
CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS........................42
DESCRIPTION OF SECURITIES...................................................42
EXPERTS.....................................................................46
LEGAL MATTERS...............................................................46
WHERE YOU CAN FIND MORE INFORMATION.........................................46
INDEX TO FINANCIAL STATEMENTS...............................................47

                               PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus; it does not contain all of the information you should consider before investing in our common stock. You should read the entire prospectus before making an investment decision.

All information contained in this prospectus is adjusted to reflect a 1-for-60 reverse split of our common stock effected in March 2004.

Throughout this prospectus, the terms "we," "us," "our," "our company" and "WWT" refer to World Waste Technologies, Inc., a California corporation formerly known as Voice Powered Technologies International, Inc., and, unless the context indicates otherwise, also includes our wholly-owned subsidiaries.

                                Company Overview

World Waste Technologies, Inc. ("WWT") is a development stage company formed to convert Residual Municipal Solid Waste ("RMSW") into valuable, reusable commodities such as raw materials for box and liner board manufacturers or renewable energy applications through the application of conventional and licensed patented and proprietary technology.

We are a California corporation with our corporate headquarters in San Diego, California. Our telephone number is 858-391-3400.

We recently completed construction of a processing facility in Anaheim, California to convert RMSW into valuable, reusable commodities through the application of conventional and licensed patented and proprietary technology. RMSW is garbage that has been initially sorted and processed at a Material Recovery Facility ("MRF"). Our first operating facility is in a leased facility on the campus of the regional transfer facility in Anaheim, California of Taormina Industries, a wholly-owned subsidiary of Republic Services, Inc. We have entered into a contract with Taormina to supply us with RMSW.

Taormina is expected to deliver RMSW to us after sorting the garbage (referred to as Municipal Solid Waste ("MSW")) in its MRF. Currently, the sorting process typically consists of the following steps: (1) MSW enters Taormina's MRF from curbside and commercial collection vehicles where it is sorted to remove non-recyclable items such as bulky items; (2) the remaining waste is then transported via conveyor lines where machines and laborers remove salable commodities such as aluminum, steel, and cardboard; (3) the residual waste, or RMSW, is then typically removed and deposited in a landfill.

Our solution provides for the RMSW to be delivered to our facility for further processing via a patented and proprietary technology owned and licensed by us. This technology employs a process generally known as "Pressurized Steam Classification". The type of pressurized steam classification that we plan to use utilizes a sealed rotating vessel to combine steam, heat, pressure and agitation to change the waste's physical composition.

This Pressurized Steam Classification process converts paper, cardboard, and paper packaging found in MSW into a cellulose biomass fiber-containing material that can be screened and cleaned using conventional pulp recycling equipment. We anticipate selling the resulting material, known as "wetlap pulp," as a raw material for making new lower grade paper stocks such as linerboard, corrugating medium, and packaging. We also anticipate selling other inorganic, recyclable materials such as aluminum, steel, and tin captured in the process, into commodities markets. We also may make other products such as (a) higher value paper, (b) building products, (c) cellulose insulation, (d) renewable fuels, such as ethanol, and (e) specialty chemicals.

Our initial facility, which we recently completed construction of at Taormina's regional transfer facility in Anaheim, California is expected to be capable of processing up to 500 tons per day of RMSW. We plan to build a second plant in the Anaheim area that will be capable of processing up to 2,000 tons per day of RMSW, at which point we would have the capacity to process up to 2,500 tons per day, the total amount of RMSW deliverable by Taormina under our first agreement.

Our business strategy includes the construction of such larger plants at other sites, which is expected to enable us to spread our overhead costs across a larger revenue base. Our ability to successfully complete construction of any additional facilities is subject to a number of contingencies, including our ability to raise sufficient capital to fund these activities. Accordingly, we cannot assure you that we will complete the construction of any additional facilities, or that our initial facility or any such additional facilities will result in profitable operations.

The auditors' report with respect to our financial statements for the fiscal year ended December 31, 2005 includes an explanatory paragraph wherein they expressed substantial doubt about our ability to continue as a going concern. The financial statements do not include any adjustment that might result from the outcome of these uncertainties.

                       Corporate History of Reverse Merger

We were formed as a result of two mergers that occurred in 2004. First, in March 2004, World Waste of America, Inc. ("WWA") merged with and into a wholly owned subsidiary of Waste Solutions, Inc. ("WSI"), a California corporation. Cagan McAfee Capital Partners and its affiliates were the controlling shareholders of WSI. As a result of this merger, WSI continued as the surviving corporation, assumed the operations and business plan of WWA, the stockholders of WWA became stockholders of WSI, and WSI changed its name to World Waste Technologies, Inc. ("Old WWT").

In March 2004, Old WWT entered into an Agreement and Plan of Reorganization with Voice Powered Technologies International, Inc., a California corporation ("VPTI"), to merge with and into a wholly owned subsidiary of VPTI. VPTI was a publicly traded company trading under the stock symbol VPTI.OB. VPTI had no material assets, liabilities or operations. The merger of Old WWT with VPTI's wholly owned subsidiary was completed on August 24, 2004. Pursuant to the merger, Old WWT's shareholders become the holders of approximately 95% of the outstanding shares of VPTI. Upon completion of this merger, VPTI changed its name to World Waste Technologies, Inc. VPTI was incorporated on June 21, 1985 and provided voice recognition and voice activated products. We currently do not plan to conduct any business other than operations heretofore conducted or contemplated to be conducted by WWT. Because the shareholders of Old WWT became the controlling shareholders of VPTI after the merger, Old WWT was treated as the acquirer for accounting purposes, and therefore the transaction was accounted for as a reverse merger. Accordingly, for accounting purposes, the historical financial statements presented are those of Old WWT. Additionally, the prior operating results of VPTI are not indicative of our future operations, and none of the assets or liabilities on our balance sheet as of December 31, 2004 relate to VPTI prior to the merger.

Since the formation of WWA in 2002, our efforts have been principally devoted to research and development activities, construction of our initial facility, raising capital, and recruiting additional personnel and advisors. We completed our first facility early in the second quarter of 2006. We are currently commissioning the plant and making modifications as necessary in order for the plant to operate at its intended capacity.

To date, we have not marketed or sold any wetlap pulp. We have generated only minor revenue from tip fees and the sale of tin and aluminum. We have shipped a small amount of wetlap pulp produced at our first facility to prospective customers free of charge for evaluation purposes. We do not anticipate generating significant revenue until early 2007.

Our stock is quoted on the OTC Bulletin Board under the symbol WDWT.

                                  The Offering

We are registering 33,142,571 shares of our common stock in order to enable the holders of those shares to freely re-sell those shares (on the open market or otherwise) from time to time in the future through the use of this prospectus. Of these shares, 7,464,321 shares are currently outstanding and were issued in private transactions, 5,881,611 shares may be issued to selling stockholders upon their exercise of outstanding warrants, 16,100,345 shares may be issued to selling stockholders upon their conversion of shares of preferred stock, 2,952,294 shares are issuable upon the conversion of shares of preferred stock issuable as dividends on our outstanding shares of preferred stock, and 744,000 shares are potentially issuable as penalty shares in the event we do not comply with certain registration rights requirements. Since the foregoing shares and warrants were issued in private, unregistered transactions, none of such shares can be freely transferred at this time by the selling stockholders unless the shares are included in a prospectus, such as this prospectus or unless the shares are sold in an exempt transaction such as a sale that complies with the terms and conditions of Rule 144 under the Securities Act of 1933.

Common stock offered by the selling stockholders             29,446,277 shares, consisting of 7,464,321 outstanding
                                                             shares owned by selling stockholders, 16,100,345 shares
                                                             issuable to selling stockholders upon conversion of
                                                             preferred stock and 5,881,611 shares issuable to
                                                             selling stockholders upon exercise of warrants.(1)

Common stock currently outstanding                           25,030,230 shares (1) (2) (3)

Common stock to be outstanding after the offering,           25,030,230 shares (1) (2) (3)
assuming no exercise of the warrants and no conversion of
the preferred stock

Common stock to be outstanding after the offering,           47,078,191 (1) (2)
assuming the exercise of all warrants and the conversion
of all of the preferred stock

OTC Bulletin Board Trading Symbol                            WDWT

Risk Factors                                                 An investment in our common stock involves significant risks.
                                                             See "Risk Factors" beginning on page 4.


(1) Does not include (i) shares of common stock issuable upon conversion of shares of preferred stock issuable as dividends on outstanding shares of preferred stock or (ii) shares of common stock potentially issuable as penalty shares.

(2) Does not include (i) up to 1,343,000 shares of our common stock available for issuance under our stock plan, or (ii) up to 657,000 shares of our common stock issuable upon the exercise of options granted under our stock plan.

(3) Does not include (i) up to 5,881,611 shares of our common stock issuable upon exercise of outstanding warrants, or (ii) 16,100,345 shares of common stock issuable upon conversion of shares of our preferred stock which are issued and outstanding.

                                  RISK FACTORS

We may be unable to achieve commercial production levels at our initial facility on a timely basis or at all.

We recently completed construction of our initial facility in Anaheim, California. Prior to completion, laboratory testing of the cellulose biomass created during certain trial runs of our process indicated that the level of biological oxygen demand ("BOD") that will result from our process could be higher than the levels previously anticipated. We believe that the sewer surcharges by the local sanitation district as a result of such discharges would negatively affect our profitability. We believe that the technology capable of significantly reducing these BOD discharges to acceptable levels is readily available to us and that equipment incorporating such technology is available for purchase and installation at our facility. We estimate, however, that it will take us an additional six to nine months before we are able to install the necessary equipment. In the meantime, we plan to conduct a controlled startup of the facility. During the startup of operations, we have also determined that we will need to make modifications to the plant equipment and design in order to achieve commercial production levels and refine plans for future plants. We do not anticipate that we will commence full production until such time as we determine what equipment is required and such equipment is installed and fully functional.

Our success depends on our ability to protect our proprietary technology.

Our success depends, to a significant degree, upon the protection of our, and that of our licensors', proprietary technologies. We exploit our technology through owning the patent itself and through a sublicense of the patent from Bio-Products International, Inc (BPI). BPI licenses this patent from the patent owner, which had been, until recently, the University of Alabama in Huntsville (UAH). Although we recently acquired ownership of the patent from the University, our use of the technology is still subject to our sublicense with BPI. Additionally, the need to pursue additional protections for our intellectual property is likely as new products and techniques are developed and as existing products are enhanced, and such protections may not be attained in a timely manner or at all.

Legal fees and other expenses necessary to obtain and maintain appropriate patent protection in the U.S. could be material. Insufficient funding may inhibit our ability to obtain and maintain such protection. Additionally, if we must resort to legal proceedings to enforce our intellectual property rights, or those of our licensors', the proceedings could be burdensome and expensive and could involve a high degree of risk to our proprietary rights if we are unsuccessful in, or cannot afford to pursue, such proceedings.

We also rely on trade secrets and contract law to protect certain of our proprietary technology. If any of our contracts is breached or if any of our trade secrets becomes known or independently discovered by third parties, we could face significant increased competition and our business could be harmed.

If other persons independently develop substantially equivalent proprietary information and techniques or otherwise gain access to our trade secrets and know-how, the result could be significant increased competition for our services. In addition, we may be required to obtain licenses to patents or other proprietary rights from third parties. If we are unable to obtain such licenses on acceptable terms, we may encounter delays in product development or find that the development, manufacture or sale of products requiring such licenses could be foreclosed.

We may face delays in the development of our technology, and our technology may not work as well as expected or be economically viable.

The steam classification and processing technology that we intend to use has not yet been widely applied within the municipal solid waste industry and may not work as well as expected or be economically viable. The successful application of the technology at large scale and high volumes to create commercially usable cellulose fiber has yet to be proven. Any inability under our current plan to operate the plant in a manner that will produce large volumes of commercially usable cellulose fiber may require additional investment in capital equipment and/or increased operating expenses beyond currently contemplated business and construction plans, such as handling large quantities of textiles and contamination levels of the water discharge to the sewer. Unforeseen difficulties in the development or market acceptance of this cellulose fiber may lead to significant delays in production and the subsequent generation of revenue. For example, laboratory testing of the cellulose biomass created during trials since December 2005 has indicated that higher than anticipated levels of biological oxygen demand (BOD) will result from our fiber cleaning and screening process. Although we believe technology to address and remove these BOD levels is readily available to us and that equipment incorporating such technology can be installed at this facility, if we are unable to resolve this problem within our anticipated budget, we might need to raise additional financing (which would reduce the percentage ownership of our company held by our existing stockholders) or might be forced to curtail or cease operations altogether.

Our limited operating history makes it difficult to predict future results.

We are in the development stage and are subject to all the business risks associated with a new enterprise, including uncertainties regarding product development, constraints on our financial and personnel resources, and dependence on and need for third party relationships. For the period from June 18, 2002 (inception) to December 31, 2005, we incurred total net losses of approximately $6.8 million. We have had only insignificant revenues to date and do not know when or whether we will be able to develop sources of revenue or whether our operations will become profitable, even if we are able to begin generating revenue. We have not yet sold any products or services or otherwise generated revenue, and we may never be able to do so. If we are unable to generate revenue, we would need to develop a new business plan or curtail or cease operations completely.

The auditors' report with respect to our financial statements for the fiscal year ended December 31, 2005 includes an explanatory paragraph wherein they expressed substantial doubt about our ability to continue as a going concern. The financial statements do not include any adjustment that might result from the outcome of these uncertainties.

We may be unable to obtain the large amount of additional capital that we need to execute our business plan.

Our business plan includes the construction and operation of additional plants. Each plant is expected to cost between $50 million to $70 million. We anticipate that we will fund the construction and startup operation of these plants through the sale of securities or debt. We may be unable to raise the additional funds necessary to build and operate these additional plants. You should not rely on the prospect of future financings in evaluating us. Any additional funding that we obtain may reduce the percentage ownership of the company held by our existing stockholders. The amount of this dilution may be substantially increased if the trading price of our common stock has declined at the time of any financing from its current levels.

We may not be able to obtain or sustain market acceptance for our services and products.

We do not intend to engage in advertising during our development phase. Failure to establish a brand and presence in the marketplace on a timely basis could adversely affect our financial condition and operating results. We may fail to successfully complete the development and introduction of new products or product enhancements, and new products that we develop may not achieve acceptance in the marketplace. We may also fail to develop and deploy new products and product enhancements on a timely basis. Any of the foregoing could require us to revise our business plan, raise additional capital or curtail operations.

The market for services and products in the solid waste processing and recycling industry is competitive, and we may not be able to compete successfully.

The market for services and products in the solid waste processing industry is highly competitive. Most of these competitors have longer operating histories and significantly greater financial, technical, marketing and other resources than we have, and may be able to respond more quickly than we can to new or changing opportunities and customer requirements. Also, our competitors have greater name recognition and more extensive customer bases that they can leverage to gain market share. These competitors are able to undertake more extensive promotional activities, adopt more aggressive pricing policies and offer more attractive terms to purchasers than we can, which could adversely affect our competitive position and business.

The demand for our services may be adversely affected by environmental laws and regulations.

To a certain extent, demand for our services is created by environmental laws and regulations, including (a) requirements to safely dispose of RMSW by various methods including in properly constructed and operated landfills, (b) requirements to attempt to recycle a certain proportion of RMSW, and (c) requirements that businesses operating in the solid waste industry comply with applicable land, water and air emission regulations. The lack of environmental laws and regulations, or the loosening or non-enforcement of existing regulations, would decrease demand for our services and may have a material adverse affect on our business.

If we do not obtain a significant supply of solid waste and timely payment for that solid waste, our operating results could be adversely affected.

If we do not obtain a supply of solid waste at quantities and qualities that are sufficient to operate our proposed facilities at the expected operating levels, or if third parties do not promptly pay for the solid waste they deliver to us for processing, our financial condition and operating results could be adversely affected. Additionally, our current waste supply agreement does not include a specification requirement for the composition of materials in our incoming waste stream. One or more of the following factors could impact the price and supply of waste:

     o    defaults by waste suppliers under their contracts;

     o    changing composition of the material in the waste stream;

     o a decline in recyclables in the solid waste supply due to increased recovery by material recovery facilities;

     o    composting of municipal solid waste;

     o    incineration of municipal solid waste;

     o legal prohibitions against processing of certain types of solid waste in our facilities; or

     o    increased competition from landfills and recycling facilities.

The loss of key executives and the failure to attract qualified management could limit our growth and negatively impact our operations.

We depend highly upon our senior management team. We will continue to depend on operations management personnel with waste handling and pulp industry experience. At this time, we do not know the availability of such experienced management personnel or how much it may cost to attract and retain such personnel. The loss of the services of any member of senior management or the inability to hire experienced operations management personnel could have a material adverse effect on our operations and financial condition.

Our results of operations may be adversely affected by changing resale prices or market requirements for recyclable materials.

The resale price for our recycled products, including our unbleached fiber product, aluminum, and steel, will be tied to commodity pricing. Our results of operations may be adversely affected by changing resale prices or market requirements for these recyclable materials. The resale, and market demand for, these materials can be volatile due to numerous factors beyond our control, which may cause significant variability in our period-to-period results of operations.

Our revenues and results of operations will fluctuate.

Our revenues and results of operations will vary from quarter to quarter in the future. A number of factors, many of which are outside our control, may cause variations in our results of operations, including:

     o    demand and price for our products;

     o    the timing and recognition of product sales;

     o    unexpected delays in developing and introducing products;

     o unexpected delays in building and permitting our processing facilities;

     o    unexpected downtime in operations to maintain or improve equipment;

     o increased expenses, whether related to plant operations, marketing, product development or administration or otherwise;

     o    the mix of revenues derived from products;

     o    the hiring, retention and utilization of personnel;

     o waste collection companies are impacted by seasonal and cyclical changes that may adversely affect our business and operations;

     o    general economic factors; and

     o changes in the revenue recognition policies required by generally accepted accounting principles.

We may engage in strategic transactions that may fail to enhance stockholder value.

From time to time, we may consider possible strategic transactions, including the potential acquisitions of products, technologies and companies, and other alternatives with the goal of maximizing stockholder value. We may never complete a strategic transaction(s) and in the event that we do complete a strategic transaction(s), it may not be consummated on terms favorable to us. Further, such transactions may impair stockholder value or otherwise adversely affect our business. Any such transaction may require us to incur non-recurring or other charges and may pose significant integration challenges and/or management and business disruptions, any of which could harm our results of operation and business prospects.

Environmental regulations and litigation could subject us to fines, penalties, judgments and limitations on our ability to expand.

We are subject to potential liability and restrictions under environmental laws, including those relating to handling, recycling, treatment, storage of wastes, discharges to air and water, and the remediation of contaminated soil, surface water and groundwater. The waste management industry has been, and will continue to be, subject to significant regulation, including permitting and related financial assurance requirements, as well as to attempts to further regulate the industry through new legislation. Our business is subject to a wide range of federal, state and, in some cases, local environmental, odor and noise and land use restrictions and regulations. If we are not able to comply with the requirements that apply to a particular facility or if we operate without necessary approvals, we could be subject to civil, and possibly criminal, fines and penalties, and we may be required to spend substantial capital to bring an operation into compliance or to temporarily or permanently discontinue, and/or take corrective actions. We may not have sufficient insurance coverage for our environmental liabilities. Those costs or actions could be significant to us and significantly impact our results of operations, as well as our available capital. In addition to the costs of complying with environmental laws and regulations, if governmental agencies or private parties brought environmental litigation against us, we would likely incur substantial costs in defending against such actions. We may be, in the future, a defendant in lawsuits brought by parties alleging environmental damage, personal injury, and/or property damage. A judgment against us, or a settlement by us, could harm our business, our prospects and our reputation.

Future costs under environmental, health and safety laws may adversely affect our business.

We could be liable if our operations cause environmental damage to our properties or to the property of other landowners, particularly as a result of the contamination of drinking water sources or soil. Under current law, we could even be held liable for damage caused by conditions that existed before we acquired the assets or operations involved. Any substantial liability for environmental damage could have a material adverse effect on our financial condition, results of operations and cash flows.

We may be unable to obtain permits that are required to operate our business.

Although we have obtained all of our environmental permits necessary to construct our initial facility in Anaheim, California, our failure to retain these permits or our failure to obtain or retain the permits required to operate this or additional facilities we may seek to construct would have a material negative effect on our business operations. Permits to operate waste processing facilities have become increasingly difficult and expensive to obtain and retain as a result of many factors including numerous hearings and compliance with zoning, environmental and other regulatory measures. The granting of these permits is also often subject to resistance from citizen or other groups and other political pressures. Our failure to obtain or retain the required permits to operate our facilities could have a material negative effect on our future results of operations.

A substantial portion of our revenues will be generated from our agreement with Taormina Industries, which agreement may be terminated by Taormina under certain circumstances.

In June 2003, we signed a 10-year contract with Taormina Industries, a division of Republic Services, Inc. The agreement provides for Taormina to deliver up to 500 tons of MSW per day to us for processing at our Anaheim facility on the campus of Taormina in Anaheim, California. The second phase calls for us to build an additional plant in the Orange County area at which Taormina will deliver up to an additional 2,000 tons of MSW per day. The agreement grants Taormina a right of first refusal to participate in potential additional projects in an additional 10 counties throughout California where Taormina has operations. Under the terms of the agreement, Taormina is required to pay us a per ton tipping fee. We anticipate that a substantial portion of our revenues will be generated from this agreement for the foreseeable future.

The Taormina agreement, as amended, provides that Taormina can terminate under certain circumstances. If this agreement is terminated for any reason or if we are unable to extend this agreement on terms favorable to us or at all prior to its expiration, our business, financial condition and results of operations would be materially harmed.

We may be exposed to substantial liability claims in the ordinary course of our business.

Since our personnel are expected to routinely handle solid waste materials, we may be subject to liability claims by employees, customers and third parties. We currently have liability insurance in place, but such insurance may not be adequate to cover claims asserted against us. Also, we may be unable to maintain or purchase such insurance in the future. Either of these events could have a material adverse affect on our financial condition or our ability to raise additional capital.

Claims by other companies that we infringe their intellectual property or proprietary rights may adversely affect our business.

If any of our products or processes is found to violate third party intellectual property rights, we may be required to re-engineer one or more of those products or processes or seek to obtain licenses from third parties to continue offering our products or processes without substantial re-engineering, and such efforts may not be successful. We may be unable to obtain such licenses at a reasonable cost, if at all. Failure to do so could result in significant curtailment of our operations.

Future patents may be issued to third parties upon which our technology may infringe. We may incur substantial costs in defending against claims under any such patents. Furthermore, parties making such claims may be able to obtain injunctive or other equitable relief, which effectively could block our ability to further develop or commercialize some or all of our products or services, and could result in the award of substantial damages against us. In the event of a claim of infringement, we may be required to obtain one or more licenses from third parties. We may be unable to obtain such licenses at a reasonable cost, if at all. Defense of any lawsuit or failure to obtain any such license could have a material adverse effect on our business and results of operations.

Our license agreement with Bio-Products International, Inc. is not exclusive in all respects and imposes certain requirements on us to maintain exclusivity in specified applications.

Our license agreement with BPI grants us the exclusive rights to exploit the technology covered by the license in the United States with respect to most applications. We do not, however, have the exclusive right to applications in which the cellulose biomass product of waste, including municipal solid waste, processed utilizing the licensed technology is either used directly as a fuel source or converted into an end product for energy production. Accordingly, BPI may grant third parties the right to use the technology for the production of marketable solid combustion fuel end products on a non-exclusive basis. In order to maintain exclusivity with respect to the other applications, we are required to continue to improve our initial facility in Anaheim, California on a regular schedule or construct new facilities. Our failure to maintain exclusivity of the license could have a material adverse effect on our business, financial condition and results of operations.

If we fail to implement new technologies, we may not be able to keep up with our industry, which could have an adverse affect on our business.

We expect to utilize patented and proprietary steam classification technology in our processing facilities and to adopt other technologies from time to time. Our future growth is partially tied to our ability to improve our knowledge and implementation of waste processing and energy development technologies. Inability to successfully implement commercially viable waste processing technologies in response to market conditions in a manner that is responsive to our customers' requirements could have a material adverse effect on our business and results of operation.

     We may not be able to implement Section 404 of the Sarbanes-Oxley Act on a timely basis.

     The SEC, as directed by Section 404 of the Sarbanes-Oxley Act, adopted rules generally requiring each public company to include a report of management on the company's internal controls over financial reporting in its annual report on Form 10-KSB that contains an assessment by management of the effectiveness of the company's internal controls over financial reporting. In addition, the company's independent registered accounting firm must attest to and report on management's assessment of the effectiveness of the company's internal controls over financial reporting. Thie requirement will first apply to our annual report on Form 10-KSB for the fiscal year ending December 31, 2007.

     We have not yet developed a Section 404 implementation plan. We have in the past discovered, and may in the future discover, areas of our internal controls that need improvement. How companies should be implementing these new requirements including internal control reforms to comply with Section 404's requirements and how independent auditors will apply these requirements and test companies' internal controls, is still reasonably uncertain.

     We expect that we will need to hire and/or engage additional personnel and incur incremental costs in order to complete the work required by Section 404. We can not assure you that we will be able to complete a Section 404 plan on a timely basis. Additionally, upon completion of a Section 404 plan, we may not be able to conclude that our internal controls are effective, or in the event that we conclude that our internal controls are effective, our independent accountants may disagree with our assessment and may issue a report that is qualified. Any failure to implement required new or improved controls, or difficulties encountered in their implementation, could negatively affect our operating results or cause us to fail to meet our reporting obligations.

Changes in stock option accounting rules may adversely affect our reported operating results, our stock price and our ability to attract and retain employees.

In December 2004, the Financial Accounting Standards Board published new rules that require companies to record all stock-based employee compensation as an expense. The new rules apply to stock option grants, as well as a wide range of other share-based compensation arrangements including restricted share plans, performance-based awards, share appreciation rights, and employee share purchase plans. During the fourth quarter of 2004, we adopted this accounting policy, retroactive to our inception. As a small company with limited financial resources, we have depended upon compensating our officers, directors, employees and consultants with such share-based compensation awards in the past in order to limit our cash expenditures and to attract and retain officers, directors, employees and consultants. Accordingly, if we continue to grant stock options or other stock based compensation awards to our officers, directors, employees, and consultants, our future earnings, if any, will be reduced (or our future losses will be increased) by the expenses recorded for those grants. These compensation expenses may be larger than the compensation expense that we would be required to record were we able to compensate these persons with cash in lieu of securities.

The expenses we will have to record as a result of future options grants may be significant and may materially negatively affect our reported financial results. For example, for the year ended December 31, 2005, we incurred approximately $423,000 of expenses as a result of share-based compensation. The adverse effects that the new accounting rules may continue to have on our future financial statements should we continue to rely heavily on stock-based compensation may reduce our stock price and make it more difficult for us to attract new investors. However, reducing our use of stock plans to reward and incentivize our officers, directors, employees and consultants, could result in a competitive disadvantage to us in the employee marketplace.

RISKS RELATED TO OUR COMMON STOCK

Substantial sales of our common stock could cause our stock price to fall.

As of June 30, 2006, we had outstanding 25,030,230 shares of common stock and 16,100,345 shares of common stock issuable upon conversion of our outstanding preferred stock (exclusive of accrued but unpaid dividends on our preferred stock), as well as options and warrants to acquire up to an additional 5,881,611 shares of common stock, all of which were "restricted securities" (as that term is defined under Rule 144 promulgated under the Securities Act of 1933, as amended). A substantial portion of these shares are either freely tradable shares or eligible for public resale under Rule 144. Although Rule 144 restricts the number of shares that any one holder can sell during any three-month period under Rule 144, because more than one stockholder holds these restricted shares, a significant number of shares are now eligible for sale. Sales of the shares subject to Rule 144 or this registration statement (including shares issuable upon exercise of warrants and conversion of our preferred stock held by selling stockholders), or the possibility that substantial amounts of common stock may be sold in the public market under Rule 144 or this registration statement, may adversely affect prevailing market prices for our common stock and could impair our ability to raise capital through the sale of our equity securities.

The limited market for our common stock may adversely affect trading prices or the ability of a shareholder to sell our shares in the public market.

Our common stock is thinly-traded on the OTC Bulletin Board, meaning that the number of persons interested in purchasing our common stock at or near ask prices at any given time may be relatively small or non-existent. This situation is attributable to a number of factors, including the fact that we are a small company that is relatively unknown to stock analysts, stock brokers, institutional investors and others in the investment community that generate or influence sales volume, and that even if we came to the attention of such persons, they tend to be risk-averse and would be reluctant to follow an unproven, early stage company such as ours or purchase or recommend the purchase of our shares until such time as we became more seasoned and viable. As a consequence, there may be periods of several days or more when trading activity in our shares is minimal or non-existent, as compared to a seasoned issuer which has a large and steady volume of trading activity that will generally support continuous sales without an adverse effect on share price. Due to these conditions, an investor may be unable to sell its shares at or near ask prices or at all if it needs money or otherwise desires to liquidate its shares.

You may have difficulty selling our shares because they are deemed "penny stocks".

Since our common stock is not listed on the Nasdaq Stock Market, if the trading price of our common stock remains below $5.00 per share, trading in our common stock will be subject to the requirements of certain rules promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), which require additional disclosure by broker-dealers in connection with any trades involving a stock defined as a penny stock (generally, any non-Nasdaq equity security that has a market price of less than $5.00 per share, subject to certain exceptions).

Such rules require the delivery, prior to any penny stock transaction, of a disclosure schedule explaining the penny stock market and the risks associated therewith and impose various sales practice requirements on broker-dealers who sell penny stocks to persons other than established customers and accredited investors (generally defined as an investor with a net worth in excess of $1,000,000 or annual income exceeding $200,000 individually or $300,000 together with a spouse). For these types of transactions, the broker-dealer must make a special suitability determination for the purchaser and have received the purchaser's written consent to the transaction prior to the sale. The broker-dealer also must disclose the commissions payable to the broker-dealer, current bid and offer quotations for the penny stock and, if the broker-dealer is the sole market-maker, the broker-dealer must disclose this fact and the broker-dealer's presumed control over the market. Such information must be provided to the customer orally or in writing before or with the written confirmation of trade sent to the customer. Monthly statements must be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks. The additional burdens imposed upon broker-dealers by such requirements could discourage broker-dealers from effecting transactions in our common stock, which could severely limit the market liquidity of our common stock and the ability of holders of our common stock to sell their shares.

The holders of our preferred stock have certain rights that could adversely affect the value of our common stock.

Under our articles of incorporation, our board of directors has the power, without further action by the holders of our common stock, to designate the relative rights and preferences of the preferred stock, and to issue the preferred stock in one or more series as designated by our board of directors. The designation of rights and preferences could include preferences as to liquidation, redemption and conversion rights, voting rights, dividends or other preferences, any of which may be dilutive of the interest of the holders of our common stock or the preferred stock of any other series. The issuance of preferred stock may have the effect of delaying or preventing a change in control of our company without further stockholder action and may adversely affect the rights and powers, including voting rights, of the holders of our common stock.

We have two such series of preferred stock, designated as "8% Series A Cumulative Redeemable Convertible Participating Preferred Stock" and "8% Series B Cumulative Redeemable Convertible Participating Preferred Stock." The rights, preferences and privileges of our preferred stock is described under the section "Description of Securities".

Our directors, executive officers and their affiliates hold a substantial amount of our common stock and may be able to prevent other stockholders from influencing significant corporate decisions.

Our directors and executive officers and their affiliates beneficially own a substantial amount of our outstanding common stock. These stockholders, if they were to act together, would likely be able to direct the outcome of matters requiring approval of the stockholders, including the election of our directors and other corporate actions such as:

     o    our merger with or into another company;

     o    a sale of substantially all of our assets; and

     o    amendments to our articles of incorporation.

The decisions of these stockholders may conflict with our interests or those of our other stockholders.

The market price of our stock may be adversely affected by market volatility.

The market price of our common stock is likely to be volatile and could fluctuate widely in response to many factor, including:

     o    developments with respect to patents or proprietary rights;

     o    announcements of technological innovations by us or our competitors;

     o announcements of new products or new contracts by us or our competitors;

     o actual or anticipated variations in our operating results due to the level of development expenses and other factors;

     o changes in financial estimates by securities analysts and whether our earnings meet or exceed such estimates;

     o    conditions and trends in the waste industries and other industries;

     o    new accounting standards;

     o general economic, political and market conditions and other factors; and the occurrence of any of the other risks described in this Form 10-QSB.

                           FORWARD-LOOKING STATEMENTS

This document contains forward-looking statements, which reflect the views of our management with respect to future events and financial performance. Certain of the statements contained in all parts of this document including, but not limited to, those relating to our acquisition and development plans, the effect of changes in strategy and business discipline, the need for a significant waste supply, fluctuations of the market prices of recyclable materials, environmental regulations and litigation, permitting, construction of our processing facilities, the high concentration of our sources of revenue, our ability to protect our intellectual property, the development and viability of our technology and recycling process and any other statements regarding future operations, financial results, opportunities, growth, business plans and strategy and other statements that are not historical facts are forward looking.

These forward-looking statements reflect our current view of future events and financial performance. When used in this document, the words "budgeted," "anticipate," "estimate," "expect," "may," "project," "believe," "intend," "plan," "potential" and similar expressions are intended to be among the statements that identify forward looking statements. These forward-looking statements speak only as of their dates and should not be unduly relied upon. We undertake no obligation to update or review any forward-looking statement, whether as a result of new information, future events, or otherwise. Such statements involve risks and uncertainties, including, but not limited to, the numerous risks and substantial and uncertain costs associated with the need for a significant waste supply, fluctuations of the market prices of recyclable materials, environmental regulations and litigation, permitting, construction of our processing facilities, the high concentration of our sources of revenue, our ability to protect our intellectual property, the development and viability of our technology and recycling process, and other factors detailed in this document and our other filings with the SEC. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual outcomes will likely vary materially from those indicated. For a discussion of some of the factors that may cause actual results to differ materially from those suggested by the forward-looking statements, please read carefully the information under "Risk Factors" beginning on page 4.

You may rely only on the information contained in this prospectus. We have not authorized anyone to provide information different from that contained in this prospectus. Neither the delivery of this prospectus nor the sale of common stock means that information contained in this prospectus is correct after the date of this prospectus. This prospectus is not an offer to sell or solicitation of an offer to buy these securities in any circumstances under which the offer or solicitation is unlawful.

                                 USE OF PROCEEDS

We will not receive any proceeds from the sale of the common stock by the selling stockholders pursuant to this prospectus. However, we will receive the sale price of any common stock we sell to the selling stockholders upon exercise by them of their warrants. If warrants to purchase all of the underlying 5,881,611 shares are exercised for cash, we would receive approximately $10.5 million of total proceeds. We would expect to use these proceeds, if any, for general working capital purposes.

             MARKET OF COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Market Information

Our common stock has been traded on the OTC Bulletin Board over-the-counter market since August 24, 2004 under the symbol "WDWT." Prior to the merger in which World Waste Technologies, Inc. became our wholly owned subsidiary on August 24, 2004, our common stock was listed on the OTC Bulletin Board over-the-counter market under the symbol "VPTI."

There was little trading in our common stock prior to the merger on August 24, 2004 and there has only been limited trading since then. Prior to the merger, trading in our common stock was not necessarily based on our company's operations or prospects, and trading since the merger also may not be fully reflective of those factors. On March 25, 2004, the controlling stockholder of VPTI approved a one-for-60 reverse split of our common stock to be effectuated upon the closing of the merger between VPTI and Old WWT. The reverse stock split became effective at the close of business on August 24, 2004. The following table sets forth, for the periods indicated, the high and low closing bid prices for our Common Stock on the OTC Bulletin Board, for the quarters presented. The bid prices have been adjusted to reflect the reverse stock split. Bid prices represent inter-dealer quotations without adjustments for markups, markdowns, and commissions, and may not represent actual transactions:

             Quarter Ending                    High                 Low
             ------------------------   -------------------   -----------------

             Fiscal 2004
             March 31, 2004                    $9.00                 $0.60
             June 30, 2004                    $11.40                 $4.20
             September 30, 2004                $7.00                 $2.50
             December 31, 2004                 $4.85                 $3.20

             Fiscal 2005
             March 31, 2005                    $4.90                 $2.80
             June 30, 2005                     $5.50                 $2.80
             September 30, 2005                $4.55                 $2.10
             December 31, 2005                 $3.50                 $2.15

             Fiscal 2006
             March 31, 2006                    $4.07                 $2.50
             June 30, 2006                     $6.20                 $2.90

Holders

As of June 30, 2006 there were approximately 866 holders of record of our common stock, not including holders who hold their shares in street name.

Dividends

We have not paid any dividends on our common stock to date and do not anticipate that we will be paying dividends in the foreseeable future. Any payment of cash dividends on our common stock in the future will be dependent upon the amount of funds legally available, our earnings, if any, our financial condition, our anticipated capital requirements and other factors that the Board of Directors may think are relevant. However, we currently intend for the foreseeable future to follow a policy of retaining all of our earnings, if any, to finance the development and expansion of our business and, therefore, do not expect to pay any dividends on our common stock in the foreseeable future. Additionally, the terms of our preferred stock impose restricitions on our ability to pay dividends.

         MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
                              RESULTS OF OPERATION

                               PLAN OF OPERATIONS

Forward-Looking Statements

The following Plan of Operations, as well as information contained elsewhere in this report, contain "forward-looking statements." These statements include statements regarding the intent, belief or current expectations of us, our directors or our officers with respect to, among other things: anticipated financial or operating results, financial projections, business prospects, future product performance and other matters that are not historical facts. The success of our business operations is dependent on factors such as the impact of competitive products, product development, commercialization and technology difficulties, the results of financing efforts and the effectiveness of our marketing strategies, and general competitive and economic conditions. Forward-looking statements are not guarantees of future performance and involve risks and uncertainties. Actual results may differ materially from those projected in the forward-looking statements as a result of various factors, including those described under "Factors That May Affect Future Results and Market Price of Our Stock" below.

Overview

We were formed as a result of two mergers that occurred in 2004. First, in March 2004, World Waste of America, Inc. ("WWA") merged with and into a wholly owned subsidiary of Waste Solutions, Inc. ("WSI"), a California corporation. Cagan McAfee Capital Partners and its affiliates were the controlling shareholders of WSI. As a result of this merger, WSI continued as the surviving corporation, assumed the operations and business plan of WWA, the stockholders of WWA became stockholders of WSI, and WSI changed its name to World Waste Technologies, Inc. ("Old WWT").

In March 2004, Old WWT entered into an Agreement and Plan of Reorganization with Voice Powered Technologies International, Inc., a California corporation ("VPTI"), to merge with and into a wholly owned subsidiary of VPTI. VPTI was a publicly traded company trading under the stock symbol VPTI.OB. VPTI had no material assets, liabilities or operations. The merger of Old WWT with VPTI's wholly owned subsidiary was completed on August 24, 2004. Pursuant to the merger, Old WWT's shareholders become the holders of approximately 95% of the outstanding shares of VPTI. Upon completion of this merger, VPTI changed its name to World Waste Technologies, Inc. VPTI was incorporated on June 21, 1985 and provided voice recognition and voice activated products. We currently do not plan to conduct any business other than operations heretofore conducted or contemplated to be conducted by WWT. Because the shareholders of Old WWT became the controlling shareholders of VPTI after the merger, Old WWT was treated as the acquirer for accounting purposes, and therefore the transaction was accounted for as a reverse merger. Accordingly, for accounting purposes, the historical financial statements presented are those of Old WWT. Additionally, the prior operating results of VPTI are not indicative of our future operations, and none of the assets or liabilities on our balance sheet as of December 31, 2004 relate to VPTI prior to the merger.

Since the formation of WWA in 2002, our efforts have been principally devoted to research and development activities, construction of our initial facility, raising capital, and recruiting additional personnel and advisors. To date, we have not marketed or sold any product and have not generated any significant revenues. We do not anticipate generating any significant revenue until early 2007. Construction of our first facility was completed in the second quarter of 2006 and we currently anticipate ramp-up will occur in the second half of 2006.

Plan of Operations

Through March 31, 2006, we purchased certain assets and equipment needed to construct our first facility to process residual municipal solid waste ("RMSW") delivered to us after processing through a materials recovery facility (MRF). WWT has a license for a patented technology and other related intellectual property capable of separating MSW into cellulose biomass and other commodities. This process, known as "pressurized steam classification," uses a pressurized, rotating autoclave to treat MSW and convert it into separable streams of metals, plastics, and cellulose biomass. The process minimizes detrimental discharges to the air, water and soil. The main product of the process is a cellulose biomass material with significant papermaking fiber content which after thorough screening and cleaning is expected to be sold for the production of liner or corrugated medium or other industrial uses. In addition to recovering cellulose, the process creates a saleable stream of standard recycled materials of aluminum, tin, steel and plastics. Although the Company has not reached conclusion on the economic feasibility at a commercial stage on the following potential products, we may be able to produce additional products such as (a) higher value paper, (b) building products, (c) cellulose insulation, (d) renewable fuels, such as ethanol, and (e) specialty chemicals. In December 2005, we began testing the "pressurized steam classification" process of this first facility. Through June 30, 2006, we had completed 30 trials on the front-end material handling equipment and steam classification vessels. We have processed over 500 tons of RMSW and produced over 250 tons of cellulose biomass material. In February 2006, the University of Washington Paper Science and Engineering Laboratory tested for us on samples of this cellulose biomass material and results indicated that the fiber produced was comparable to fiber produced during our prototype trials. We completed the primary construction of this facility at the end of March 2006. In April 2006, Taormina Industries, LLC accepted our completion and commencement notification in accordance with the lease agreement. In June 2006, we shipped several truck loads of trial product to our pulp customers.

Laboratory testing of the cellulose biomass created during the trials between December 2005 and March 31, 2006 has indicated that higher than anticipated levels of biological oxygen demand (BOD) will be present in our wastewater discharge. We believe technology to address and remove these BOD levels is readily available to us and that equipment incorporating such technology can be installed at this first facility. We also believe it may be economically advantageous to us to purchase and install this additional equipment which may increase our capital requirements.

We completed our first facility early in the second quarter of 2006 and are currently commissioning the plant and starting up operations. During this phase we are also evaluating which optimization modifications to the plant equipment and design we will need to make in order to achieve commercial production levels. To date, we have not marketed or sold any wetlap pulp. We have generated only minor revenue from tip fees and the sale of tin and aluminum. We have shipped approximately 20 tons of wetlap pulp produced at our first facility to each of three prospective customers free of charge for evaluation purposes. We do not anticipate generating significant revenue until early 2007.

On May 1, 2006, pursuant to a Patent Assignment Agreement and a Patent Assignment, both dated as of May 1, 2006, (the "Patent Assignment Agreement and a Patent Assignment"), the Company completed the purchase of all right, title and interest in United States Patent No. 6,306,248 (the "Patent") and related intellectual property, subject to existing licenses, from the University of Alabama in Huntsville for $100,000 and 167,000 shares of the Company's unregistered common stock. We continue to exploit the technology covered by the Patent through a sublicense from the original licensee, Bio-Products International, Inc. By virtue of our acquisition of the Patent, we now own all right, title and interest in the Patent, subject to Bio-Products International, Inc.'s existing license, which in turn continues to sublicense the technology to us.

Our current plan of operation for the remainder of the year ending December 31, 2006 primarily involves testing, commissioning and operating our first facility and making improvements to the equipment and process. We currently do not expect to reach a full stage of operations for 6 to 9 months. We currently anticipate hiring an additional 50 to 60 employees as part of our ramp-up plan. The amounts we expend on research and development and related activities during 2006 may vary significantly depending on numerous factors, including pace and success of the ramp up of processing of our first facility, and the possible acquisition of assets. Upon the successful production of wetlap at our first facility, we anticipate that we will begin the planning process of our second facility, including site location, permitting, design, engineering and the ordering of equipment. We currently believe that we have sufficient cash to operate through December 31, 2008 or later.

You should read this discussion in conjunction with the selected historical financial information and the financial statements and related notes included elsewhere in this prospectus. Financial information for the period from June 18, 2002 (date of inception) to December 31, 2003 is the historical financial information of Old WWT. Financial information for the year ended December 31, 2004 and 2005 is the historical financial information of Old WWT and VPTI combined.

Financing Transaction and Extinguishment of Senior Debt

We recently completed a $25 million private placement of equity securities. As part of this transaction approximately $3,485,000 principal amount of our Senior Debt was exchanged for our equity securities, with the balance of such debt, $2,780,000, being repaid with a portion of the offering proceeds. Additionally, as part of this transaction we are required to seek shareholder approval to modify certain terms of our Redeemable Convertible Preferred Stock. The foregoing will probably result in significant charges to our earnings.

Reverse Stock Split

On March 25, 2004, VPTI's controlling stockholder approved a one-for-60 reverse stock split of our common stock to be effectuated upon the closing of the merger between VPTI and Old WWT, which became effective at the close of business on August 24, 2004.

Trends in Our Business

The Resource Conservation and Recovery Act of 1991 requires landfills to install expensive liners and other equipment to control leaching toxics. Due to the increased costs and expertise required to run landfills under this Act, many small, local landfills closed during the 1990's. Industry sources estimate that from 1991 to 2001 over one-half of the landfills in the United States were closed. Larger regional landfills were built requiring increased logistics costs for the waste haulers.

In addition, state and federal governments have continued to increase the pressure on the industry to improve its recycling percentages. California currently mandates one of the highest standards in the United States by requiring 50% of all incoming MSW to be diverted from landfills. We believe that the trend in state law throughout the U.S. is to migrate toward the California standard of requiring 50% of all MSW to be diverted from landfills.

Industry sources estimate that over the ten year period from 1994 to 2004, the demand for corrugating container medium has increased 35%. Due in part to increasing demands for packaging material from China and India, the increasing demand is expected to continue into the future.

The resale price our products, including wetlap pulp, aluminum, steel and tin will be tied to commodity markets. The resale and market demand for these materials can be volatile, significantly impacting our results of operations.

High prices for hydrocarbon-based fuels have lead to increasing market interest in renewable fuel sources such as ethanol. Investment into corn-based ethanol production facilities is increasing in the U.S. Research and development investment spending is also increasing for technologies and processes which can convert cellulose biomass into ethanol and other fuels. We believe this may be a promising area for potential investment by our company.

Critical Accounting Policies and Estimates

Management's discussion and analysis of our financial condition and plan of operations are based on our consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States. The preparation of these financial statements requires management to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosure of contingent assets and liabilities. On an ongoing basis, management evaluates its estimates, including those related to revenue recognition, bad debts, impairment of long-lived assets, including finite lived intangible assets, accrued liabilities and certain expenses. We base our estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ materially from these estimates under different assumptions or conditions.

Our significant accounting policies are summarized in Note 1 to our audited financial statements for the year ended December 31, 2005. We believe the following critical accounting policies affect our more significant judgments and estimates used in the preparation of our consolidated financial statements:

Basis of Presentation

Our consolidated financial statements included in this report are prepared in accordance with accounting principles generally accepted in the United States of America. We are a new enterprise in the development stage as defined by Statement No. 7 of the Financial Accounting Standards Board, since we have derived no significant revenues from our activities to date.

The accompanying consolidated financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The Company had a net loss for the year ended December 31, 2005 of $3,078,917 compared to a net loss of $2,496,188 for the year ended December 31, 2004, and the Company had net loss from inception of $6,739,073 at December 31, 2005. The Company expects to incur substantial additional costs and capital expenditures to complete its initial facility and through the initial year of processing.

We recently completed a $25 million private placement of equity securities, and we believe we have sufficient funds to sustain operations through December 2007. However, there is no assurance that we will obtain operating profitability.

The consolidated financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or the amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern. The Company's continuation as a going concern is dependent upon its ability to generate sufficient cash flow to meet its obligations on a timely basis, to obtain additional financing, and ultimately to attain successful operations.

Use of Estimates

The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Fixed Assets

Machinery and equipment is stated at cost. Depreciation is computed on the straight-line method over the estimated useful asset lives, to commence when the asset is put in use.

In accordance with SFAS 34, the Company capitalized interest and certain other costs during the construction of the Anaheim Facility.

Intangibles

Intangible assets are recorded at cost. At December 31, 2005 and December 31, 2004, our only intangible asset was our license to the technology. We will begin amortizing this intangible asset upon completion of our first facility, on a straight-line basis over the remaining life of the license. Our policy regarding intangible assets is to review such intangible assets for impairment whenever events or changes in circumstances indicate that their carrying amount may not be recoverable. If the review indicates that intangible assets are not recoverable (i.e. the carrying amount is more than the future projected undiscounted cash flows), their carrying amount would be reduced to fair value. We carried no goodwill on our books at either December 31, 2005 or December 31, 2004. Further, during the years ended December 31, 2004 and 2005 we had no material impairment to our intangible asset.

Research and Development

Research and development costs are charged to operations when incurred.

Stock-Based Compensation

During the first quarter of 2006, we adopted SFAS No. 123R entitled, "Share Based Payments" retroactively to our inception. Accordingly, we have expensed the compensation cost for the options and warrants issued based on their fair value at their grant dates.

Redeemable Convertible Preferred Stock

The Redeemable Convertible Preferred Stock has been classified as mezzanine equity. It has been classified out of stockholders equity because it is redeemable at the end of five years, at the option of the holder. It has not been classified as a liability because the conversion feature makes it a "conditional" obligation rather then an "unconditional" obligation.

Results of Operations

Comparison of Fiscal Year ended December 31, 2005 and 2004

During 2005, we continued research on the licensed process and the intended use of the products from that process, development of our business plan, construction of our first facility in Anaheim, CA and capital raising activities.

Revenues

We did not generate any operating revenues in fiscal 2005 or 2004. We do not anticipate generating significant revenue until 2007.

Expenses

General and administrative expenses increased by approximately $1.4 million in 2005 primarily due to increases in employee-related expenses, rent and consulting fees. Employee-related expenses increased by approximately $1,000,000 in 2005 due to salaries of approximately $650,000 related to the hiring of additional staff as we prepared for the opening of our first facility, amortization of employee stock option expense of approximately $350,000, travel due to increased business activities of $90,000 and relocation expense related to the hiring of additional staff of approximately $75,000. Rent increased by approximately $122,000 due to the payment of 12 months' rent in 2005 versus only four months' rent in 2004. Professional and consulting fees increased by approximately $100,000 in 2005 due primarily to the costs associated with complying with SEC reporting requirements as a result of becoming a reporting company in August 2004.

Interest income (expense)

Interest income (expense) changed by approximately $128,000, from an expense of $65,000 in 2004 to income of $63,000 in 2005, primarily as a result of the cash received and invested from the sale of our common stock, preferred stock and senior debt.

Change in fair value of warrant liabilities

Change in fair value of warrant liabilities of approximately $709,000 in 2005 relates to the fair value adjustment of warrants to purchase common stock issued with registration rights as part of our preferred stock offering in 2005 in accordance with SFAS 133 and EITF 00-19. The change in fair value represents the change in the stock price from the beginning of the period compared to the stock price at the end of the period.

Comparison of Fiscal Year ended December 31, 2004 and 2003

During 2004, we continued research on the licensed process and the intended use of the products from that process, continued the development of our business plan, designed and began construction of our first facility in Anaheim, CA and continued raising capital.

Revenues

We did not generate any operating revenues in fiscal 2004 or 2003.

Expenses

Research and development expenses increased by $75,758 to $284,587 in 2004 compared to 2003 due to additional research done by Bio Products to continue to improve the system in accordance with the license agreement.

General and administrative expenses increased by approximately $1,600,000 to $2,146,407 in 2004 compared to 2003, as a result of a number of factors. Salaries increased by approximately $350,000 to $683,969 in 2004 compared to 2003 due to our head count increasing from 3 to 7 employees, including the hiring of two officers as we continued to prepare to open our first facility in 2005. Professional fees increased by $380,343 to $433,853 in 2004 compared to 2003 due to business development consulting of $275,000 and increased accounting fees of $100,000 due to SEC reporting requirements. Legal fees increased $331,781 to $346,705 in 2004 compared to 2003 due to the two mergers during 2004, the lease negotiations with Taormina Industries, the license modifications and SEC reporting requirements. Rent increased $80,661 to $128,660 in 2004 compared to 2003 primary due to the lease in Anaheim with Taormina Industries. The litigation settlement of $150,000 in 2004 reflects the settlement of litigation pursuant to which we agreed to pay a total of $150,000 over a 12 month period. Pursuant to a consulting agreement entered into by us in February 2003 with Liviakis Financial Communications, Inc. ("Liviakis"), Liviakis agreed to assist us in various investor relation support activities. As consideration for such services, we issued Liviakis and certain of its principles the right to acquire membership interests in WSI, which interests converted into warrants to acquire a total of 350,000 shares of the common stock of Old WWT (prior to the merger of Old WWT into a subsidiary of VPTI). Investor relations expense of $172,000 in 2004 relates to the amortization of this stock compensation to Liviakis. We began amortizing the value of these warrants, $459,322, on March 25, 2004, the date the definitive merger agreement with VPTI was announced (see
Note 1 to our consolidated financial statements), over 24 months, the term of the consulting agreement. The contract does not require any services or fees after March 25, 2006.

Comparison of Quarter ended March 31, 2006 and 2005

Revenues

We did not generate any operating revenues in the quarters ended March 31, 2006 or 2005.

Expenses

General and administrative expenses of $968,668 increased by approximately $310,000 in the quarter ended March 31, 2006 compared to the same quarter in 2005 primarily due to increases in employee-related expenses, and insurance. Employee-related expenses increased by approximately $274,000 in 2006 due to salaries of approximately $42,000 related to the hiring of additional staff as we prepared for the opening of our first facility and the amortization of employee stock option expense of approximately $232,000. Insurance expense increased by approximately $74,000 in 2006 primarily due to an increase in Directors and Officers insurance due to increased coverage limits.

Finance expense represents the value of warrants issued to the holder of the Series A Preferred Stock for their consent to issue additional Senior Secured Debt and agreement to waive certain of their veto rights and contractual rights to facilitate the Company's next round of financing. (See Note 6 of the accompanying financial statements.)

Change in fair value of warrant liability of $120,154 for the quarter ended March 31, 2006 relates to the fair value of warrants to purchase common stock issued with registration rights as part of our preferred stock offering in 2005. In accordance with SFAS 133 and EITF 00-19, the fair value of the warrants must be shown as a liability until the Company meets the registration requirements.

Liquidity and Capital

At December 31, 2005, we had cash on hand of approximately $2.8 million, or an increase of approximately $1.7 million as compared to cash on hand at December 31, 2004. This increase was due primarily to our sale of Series A Preferred Stock for net proceeds of approximately $9.5 million, our sale of Senior Secured Debt for net proceeds of approximately $3.7 million and our sale of common stock for net proceeds of approximately $3.0 million, offset by the uses of cash for operating purposes during our development stage of approximately $3.1 million and the purchase of equipment and construction costs related to the construction of our first facility of approximately $11.6 million.

On each of May 26, 2006 and May 30, 2006 we completed a private placement of equity securities, resulting in total gross proceeds to us of $25.0 million. We intend to use the net proceeds to start-up operations at, and make improvements to, our initial facility located in Anaheim, CA, to begin preparations for additional facilities and for general corporate purposes. We expect these funds to sustain us until December 31, 2008 or until we begin construction of our second facility.

On November 1, 2005 and on February 10, 2006, we issued Senior Secured Debt (see notes 9 and 15 of the accompanying financial statements) totaling approximately $6.3 million of Senior Secured Debt outstanding. This debt carried an interest rate of 10% per year, payable quarterly in arrears, of approximately $160,000 per quarter. All of this debt has either been converted into our equity securities or repaid with the proceeds of the offering described above.

 We are not a party to any off-balance sheet arrangements, and we do not engage in trading activities involving non-exchange traded contracts. In addition, we have no financial guarantees, debt or lease agreements or other arrangements that could trigger a requirement for an early payment or that could change the value of our assets.

We do not believe that inflation has had a material impact on our business or operations.

New Accounting Pronouncements

SFAS No. 155, Accounting for Certain Hybrid Financial Instruments - An Amendment of FASB Statements No. 133 and 140 This statement provides for the following:

1. Clarifies which interest-only strips and principal-only strips are not subject to the requirements of Statement 133;

2. Establishes a requirement to evaluate interests in securitized financial assets to identify interests that are freestanding derivatives or that are hybrid financial instruments that contain an embedded derivative requiring bifurcation;

3. Clarifies that concentrations of credit risk in the form of subordination are not embedded derivatives; and

4. Amends Statement 140 to eliminate the prohibition on a qualifying special-purpose entity from holding a derivative financial instrument that pertains to a beneficial interest other than another derivative financial instrument. Statement 155 is effective for all financial instruments acquired or issued after the beginning of an entity's first fiscal year that begins after September 15, 2006. Management believes that this statement will not have a significant impact on the Company's financial statements.

SFAS No. 154, Accounting Changes and Error Corrections - A Replacement of APB Opinion No. 20 and FASB Statement No. 3 Among other changes, Statement 154 requires that a voluntary change in accounting principle be applied retrospectively with all prior period financial statements presented on the new accounting principle, unless it is impracticable to do so. Statement 154 also provides that (1) a change in method of depreciating or amortizing a long-lived nonfinancial asset be accounted for as a change in estimate (prospectively) that was effected by a change in accounting principle, and (2) correction of errors in previously issued financial statements should be termed a "restatement." The new standard is effective for accounting changes and correction of errors made in fiscal years beginning after December 15, 2005. Early adoption of this standard is permitted for accounting changes and correction of errors made in fiscal years beginning after June 1, 2005. Management believes that this statement will not have a significant impact on the Company's financial statements.

SFAS No. 123 (Revised 2004), Share-Based Payment The new FASB rule requires that the compensation cost relating to share-based payment transactions be recognized in financial statements. That cost will be measured based on the fair value of the equity or liability instruments issued. Public entities (other than those filing as small business issuers) will be required to apply Statement 123R as of the first interim or annual reporting period that begins after June 15, 2005 Public entities that file as small business issuers will be required to apply Statement 123R in the first interim or annual reporting period that begins after December 15, 2005. As the Company uses the fair value method to measure its equity instruments, management believes that this statement will not have a significant impact on the Company's financial statements.

Issue 05-8, "Income Tax Consequences of Issuing Convertible Debt with a Beneficial Conversion Feature" "Application of Issue No. 98-5 to Certain Convertible Instruments," provide guidance on how companies should bifurcate convertible debt issued with a beneficial conversion feature into a liability and an equity component. For income tax purposes, such an instrument is only recorded as a liability. A question has been raised as to whether a basis difference results from the issuance of convertible debt with a beneficial conversion feature and, if so, whether the basis difference is a temporary difference. This issue has been added to the EITF's agenda to address these questions. Consensus was agreed to at the September 15, 2005 meeting and ratified by the FASB at the meeting on September 28, 2005. The Company account for the income tax consequences of the beneficial conversion feature of it Series A Preferred Stock consistent with this consensus.

Issue 05-7, "Accounting for Modifications to Conversion Options Embedded in Debt Securities and Related Issues" EITF Issue No. 96-19, "Debtor's Accounting for a Modification or Exchange of Debt Instruments," provides guidance on whether modifications of debt result in an extinguishment of that debt. In certain situations, companies may change the terms of a conversion option as part of a debt modification, which may result in the following circumstances: (a) the change in the conversion option's terms causes the fair value of the conversion option to change but does not result in the modification meeting the condition in Issue 96-19 that would require the modification to be accounted for as an extinguishment of debt, and (b) the change in the conversion option's terms did not result in separate accounting for the conversion option under Statement 133. When both of these circumstances exist, questions have arisen regarding whether
(a) the modification to the conversion option, which changes its fair value, should affect subsequent interest expense recognition related to the debt and
(b) a beneficial conversion feature related to a debt modification should be recognized by the borrower if the modification increases the intrinsic value of the debt. This issue has been added to the EITF's agenda to address these questions. Consensus was agreed to at the September 15, 2005 meeting and ratified by the FASB at the meeting on September 28, 2005. Management is assessing the impact on the Company's financial statements.

EITF Issue 05-2, The Meaning of "Conventional Convertible Debt Instrument" in EITF Issue 00-19, "Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company's Own Stock" Paragraph 4 of Issue 00-19 states that "the requirements of paragraphs 12-32 of this issue do not apply if the hybrid contract is a conventional convertible debt instrument in which the holder may only realize the value of the conversion option by exercising the option and receiving the entire proceeds in a fixed number of shares or the equivalent amount of cash (at the discretion of the issuer)". The term "conventional convertible debt instrument" is not defined in Issue 00-19 and, as a result, questions have arisen regarding when a convertible debt instrument should be considered "conventional" for purposes of Issue 00-19. A question has also arisen related to whether conventional convertible preferred stock should be treated similar to conventional convertible debt. This issue was added to the EITF's agenda to address these questions. Consensus was reached at the June 15-16, 2005 meeting and was ratified by the FASB at the June 29, 2005 meeting. Management is assessing the impact on the Company's financial statements.

Factors that May Affect Future Results and Market Price of Our Stock

An investment in our common stock involves a high degree of risk. You should carefully consider the risks described below and the other information contained in this Annual Report before deciding to invest in our company. If any of the following risks actually occur, our business, financial condition or operating results and the trading price or value of our securities could be materially adversely affected.

                                    BUSINESS

Company Overview

World Waste Technologies, Inc. ("WWT") is a development stage company formed to convert Residual Municipal Solid Waste ("RMSW") into valuable, reusable commodities through the application of conventional and licensed patented and proprietary technology.

We are a California corporation with our corporate headquarters in San Diego, California. Our telephone number is 858-391-3400.

We recently completed construction of a processing facility in Anaheim, California to convert RMSW into valuable, reusable commodities through the application of conventional and licensed patented and proprietary technology. RMSW is garbage that has been initially sorted and processed at a Material Recovery Facility ("MRF"). Our first operating facility is located in a leased facility on the campus of the regional transfer facility in Anaheim, California of Taormina Industries, a wholly owned subsidiary of Republic Services, Inc. We have entered into a long-term contract with Taormina to supply us with RMSW.

Taormina is expected to deliver RMSW to us after sorting the garbage (referred to as Municipal Solid Waste ("MSW")) in its MRF. Currently, the sorting process typically consists of the following steps: (1) MSW enters Taormina's MRF from curbside and commercial collection vehicles where it is sorted to remove non-recyclable items such as bulky items; (2) the remaining waste is then transported via conveyor lines where machines and laborers remove salable commodities such as aluminum, steel, and cardboard; (3) the residual waste, or RMSW, is then typically removed and deposited in a landfill.

Our solution provides for the RMSW to be delivered to our facility for further processing via a patented and proprietary technology licensed by us. This technology employs a process generally known as "Pressurized Steam Classification". The type of pressurized steam classification that we plan to use utilizes a sealed rotating vessel to combine steam, heat, pressure and agitation to change the waste's physical composition.

This Pressurized Steam Classification process converts paper, cardboard, and paper packaging found in MSW into a cellulose biomass fiber-containing material that can be screened and cleaned using conventional and non-conventional pulp recycling equipment. We anticipate selling the resulting material, known as "wetlap pulp," as a raw material for making new lower grade paper stocks such as linerboard, corrugating medium, and packaging. We also anticipate selling other inorganic, recyclable materials such as aluminum, steel, and tin captured in the process, into commodities markets. We may also pursue other value-added products and commodity products with the cellulose biomass from our process. Such products could include, but not be limited to, the following: (a) higher value paper, (b) building products, (c) cellulose insulation, (d) renewable fuels, such as ethanol, and (e) specialty chemicals.

We have signed letters of intent with each of Smurfit-Stone and Newark Pacific Paperboard, large box makers, for the sale, at a discount to published commodity market prices, of up to 40-60 tons per day of the wetlap pulp that we expect to produce once our process is operational. Both letters require us to provide a specified amount of fiber to the box makers for testing, at no cost. Any proposed contractual relationship is conditioned upon the box maker's successful testing of this fiber. We have also entered into a letter of intent with Weyerhaeuser Company which documents discussions pursuant to which Weyerhaeuser has expressed an interest in entering into a three year agreement with us for the purchase of 60-90 tons per day of recycled fiber at a price based on a discount to published commodity market prices. The obligation of Weyerhaeuser to enter into a definitive agreement is conditioned upon its determination that the fiber provided to it is suitable for use in specified applications. The letters do not require the potential customers to purchase any minimum amount of pulp and are non-exclusive. We have not yet provided the large quantities of pulp for testing to any of these potential customers and therefore cannot yet ascertain whether any of the large volume tests will be successful or when, if ever, we will enter into definitive agreements.

It is expected that after we process the RMSW, we will have some residual solid waste by-product that is not saleable. Our contract with Taormina requires that they haul away such non-saleable material and that we pay to Taormina an amount equal to the tipping fee that they paid us in connection with the initial delivery to us of such waste.

Our initial facility, which we recently completed construction of at Taormina's regional transfer facility in Anaheim, California is expected to be capable of processing up to 500 tons per day of RMSW. We plan to build a second plant in the Anaheim area that will be capable of processing up to 2,000 tons per day of RMSW, at which point we would have the capacity to process an estimated 2,500 tons per day, the total amount of RMSW deliverable by Taormina under our first agreement. Our business strategy includes the construction of such larger plants at other sites, which is expected to enable us to spread our overhead costs across a larger revenue base. Our ability to successfully complete construction of any additional facilities is subject to a number of contingencies, including our ability to raise sufficient capital to fund these activities. Accordingly, we cannot assure you that we will complete the construction of any additional facilities, or that our initial facility or any such additional facilities will result in profitable operations. We also may seek to acquire additional intellectual property useful in the field through mergers, acquisitions, joint ventures and licensing arrangements.

Corporate History of Reverse Merger

We were formed as a result of two mergers that occurred in 2004. First, in March 2004, World Waste of America, Inc. ("WWA") merged with and into a wholly owned subsidiary of Waste Solutions, Inc. ("WSI"), a California corporation. Cagan McAfee Capital Partners and its affiliates were the controlling shareholders of WSI. As a result of this merger, WSI continued as the surviving corporation, assumed the operations and business plan of WWA, the stockholders of WWA became stockholders of WSI, and WSI changed its name to World Waste Technologies, Inc. ("Old WWT").

In March 2004, Old WWT entered into an Agreement and Plan of Reorganization with Voice Powered Technologies International, Inc., a California corporation ("VPTI"), to merge with and into a wholly owned subsidiary of VPTI. VPTI was a publicly traded company trading under the stock symbol VPTI.OB. VPTI had no material assets, liabilities or operations. The merger of Old WWT with VPTI's wholly owned subsidiary was completed on August 24, 2004. Pursuant to the merger, Old WWT's shareholders become the holders of approximately 95% of the outstanding shares of VPTI. Upon completion of this merger, VPTI changed its name to World Waste Technologies, Inc. VPTI was incorporated on June 21, 1985 and provided voice recognition and voice activated products. We currently do not plan to conduct any business other than operations heretofore conducted or contemplated to be conducted by WWT. Because the shareholders of Old WWT became the controlling shareholders of VPTI after the merger, Old WWT was treated as the acquirer for accounting purposes, and therefore the transaction was accounted for as a reverse merger. Accordingly, for accounting purposes, the historical financial statements presented are those of Old WWT. Additionally, the prior operating results of VPTI are not indicative of our future operations, and none of the assets or liabilities on our balance sheet as of December 31, 2004 relate to VPTI prior to the merger.

Since the formation of WWA in 2002, our efforts have been principally devoted to research and development activities, construction of our initial facility, raising capital, and recruiting additional personnel and advisors. To date, we have generated only insignificant revenues. We do not anticipate generating any significant revenue until the first quarter of 2007.

Our stock is quoted on the OTC Bulletin Board under the symbol WDWT.

Our Planned Revenue

Pursuant to our current business model, we anticipate our product and services will result in three distinct revenue streams. First, under the terms of our agreement with Taormina, Taormina has agreed to pay a "tipping fee" to us for each ton of RMSW delivered to and processed by us. The initial tipping fee is paid per ton (payable monthly) of "Net Processed Waste" (defined as the total RMSW delivered to us less the total residual/non-processable waste removed by WWT for handling and disposal by Taormina). The tipping fee is subject to increase or decrease based upon changes in certain county landfill disposal fees Taormina is required to pay. Second, our process is expected to mechanically sort and collect standard recyclable materials such as scrap steel, cans, and aluminum. We expect to collect and sell these materials to Taormina for resale to commodities buyers. Third, our process is expected to recover a cellulose biomass, which we plan to refine into unbleached fiber in the form of wet-lap pulp suitable for sale to paper and board manufacturing facilities for incorporation into their products. The cellulose fiber is currently anticipated to be suitable for unbleached grades of paper, which would include corrugating medium. We may plan to pursue additional markets and products for our cellulose biomass and other residual materials, such as (a) higher value paper, (b) building products, (c) cellulose insulation, (d) renewable fuels, such as ethanol, and (e) specialty chemicals.

Our Anticipated Markets

Once our Anaheim Facility is operating appropriately, we expect to provide processing services to other companies and municipalities in the Municipal Solid Waste ("MSW") industry throughout the country. According to industry sources, the MSW industry in the United States accounts for approximately $36 billion in spending and is dominated by large MSW processors such as Waste Management, Inc., Allied Waste Industries, Inc. and Republic Services, Inc. Many other smaller regional companies and municipalities are also in the waste handling business. many state governments in the United States mandate that certain percentages of all MSW be recycled. The State of California, where our headquarters and our Anaheim Facility are located, currently mandates the highest standard in the United States by requiring that 50% of all incoming MSW be diverted from landfills. We believe that the trend in state law throughout the country is to migrate toward the California standard of requiring 50% of all MSW to be diverted from landfills. Accordingly, we anticipate providing our processing services to MSW handlers looking for efficient ways to increase the percentage of their recycled MSW.

Our Anaheim Facility is also expected to allow us to operate our Pressurized Steam Classification process to produce a cellulose biomass fiber containing material, which once screened and cleaned using conventional paper recycling equipment, is known as "unbleached fiber" or "wetlap pulp." This wetlap pulp can be sold as a raw material for making new lower-grade paper stocks such as linerboard, corrugating medium, and packaging. Industry sources estimate the market for corrugating medium in the United States to be $22 billion annually. Moreover, due to the increased demand for packaging in China and India, industry sources expect export demand to grow from over 5 million tons today to over 7 million tons by 2010 and domestic demand is expected to grow from 19 million tons in 2004 to over 20 million tons by 2010.

Our process is expected to mechanically sort and collect other inorganic standard recyclable materials such as scrap steel, tin cans, and aluminum cans and scrap. These materials are expected to be collected and sold to Taormina.

Sales and Marketing

We currently plan to market our services to waste handlers, waste collectors and municipalities, focusing on higher recycling rates, with the goal of lowering use of the landfills and creating a cost savings for these customers. We also plan to market our wetlap pulp to paperboard and packaging mills as a raw material for making new lower-grade paper stocks such as linerboard, corrugating medium, and packaging, among other things. In addition, we plan to sell the other inorganic standard recyclable materials such as scrap steel, cans, and aluminum to Taormina for bailing and selling in the marketplace.

Other than the Taormina agreement which requires Taormina to provide us with up to 2,500 tons of waste per day, 500 tons for the initial facility and 2,000 tons for an anticipated second facility, and to pay us for every ton of RMSW that we process, as well as pay us 90% of the price Taormina receives for standard recyclable materials we collect in our process, we currently do not have any agreements in place to market any of our products or services. We currently expect to establish an in-house marketing and sales program to promote our services. Alternatively, we may enter into strategic alliances with larger companies. We currently expect that our services and products will be marketed in the U.S. We may also pursue specified international opportunities. Although they are not definitive, binding contracts, we have signed three non-binding letters of intent with companies that are interested in purchasing our wetlap pulp.

The Taormina Agreement

In June 2003, we entered into a 10-year contract, with Taormina Industries, a wholly owned division of Republic Services, Inc. The Taormina Recycle Agreement requires Taormina to deliver up to 500 tons of RMSW per day to us for processing at our Anaheim Facility on the campus of Taormina in Anaheim, CA. Under the terms of the Taormina agreement, Taormina is required to pay us a tipping fee per ton of RMSW delivered to us. The second phase of the Taormina agreement calls for us to build a 2,000-tons per day plant in the Orange County, California-area. The Taormina agreement also grants Taormina a right of first refusal to participate in potential future projects in an additional 10 counties throughout California where Taormina has operations. Our success is highly dependent on the ability of both parties to the contract to fulfill their obligations, of which there is no assurance.

The Taormina agreement was amended twice to allow us additional time to complete all permitting, approvals and construction and to occupy the facility. We completed the primary construction of this facility at the end of March 2006. In April 2006, Taormina Industries, LLC accepted our completion and commencement notification in accordance with the lease agreement.

Competition

We expect to compete with numerous other products, technologies and services that are in use currently or are subsequently developed by companies, academic institutions and research institutions. These competitors consist of both large established companies as well as small, single product or service development stage companies. We expect competition from these companies as they develop different and/or novel approaches to the processing of MSW. Some of these approaches may directly compete with the products or services that we are currently developing.

Three companies dominate the MSW industry in the United States: Waste Management, Inc. (32% market share, with $11.5 billion in revenues); Allied Waste Industries, Inc. (15% market share, with $5.25 billion in revenues); and Republic Services, Inc. (7% share, with $2.52 billion in revenues). There are also many smaller regional companies and municipalities in the waste handling business. Although we do not view MSW haulers as competitors, but rather as consumers for the services we plan to provide, such haulers would be competitors to the extent they make capital investments in material recovery facilities, incineration, composting, or landfills rather than outsourcing through us. We believe that the primary competitive factors in our industry are price, reliability of service, and quality of recycling programs.

Corrugating packaging and mixed waste paper companies may also be a source of competition for us. Our process converts MSW into a sanitized cellulose fiber containing material, which once screened and cleaned using conventional paper recycling equipment, is known as "wetlap pulp." Wetlap pulp can be used by many paper mills in the manufacture of corrugating cardboard and associated packaging materials and other products. These paper mills also use other feedstocks such as used cardboard, mixed waste paper and virgin pulp in their mill processes. To the extent that companies which provide other feedstocks which may include MRFs, meet or exceed the demand of the mills for feedstock, they could have a negative impact on the demand for our wetlap.

Several companies have developed businesses burning MSW to generate energy. Others have focused on converting MSW to recyclables, ethanol or other beneficial uses. These companies may compete against us for MSW supply contracts.

Regulation

Our business is subject to extensive federal, state and local environmental, health, safety and transportation laws and regulations. These laws and regulations are administered by the Environmental Protection Agency ("EPA") and various other federal, state and local environmental, zoning, transportation, land use, health and safety agencies in the United States. Many of these agencies regularly examine our operations to monitor compliance with these laws and regulations and have the power to enforce compliance, obtain injunctions or impose civil or criminal penalties in case of violations.

Because a major component of our business will be the processing of solid waste in an environmentally sound manner, a portion of our capital expenditures is related, either directly or indirectly, to environmental protection measures, including compliance with federal, state or local provisions that regulate the discharge of materials into the environment. There will be costs associated with sighting, design, operations, monitoring, site maintenance, corrective actions, and financial assurance of each facility that we plan to operate. In connection with our development or expansion of a facility, we must often spend considerable time, effort and money to obtain or maintain necessary required permits and approvals. There cannot be any assurances that we will be able to obtain or maintain necessary governmental approvals. Once obtained, operating permits are subject to modification and revocation by the issuing agency. Compliance with these and any future regulatory requirements could require us to make significant capital and operating expenditures. Although we have obtained all of our environmental permits necessary to construct our initial facility in Anaheim, California, we cannot assure you that we will successfully retain these permits, or that we will obtain or retain the permits required to operate this or any additional facilities we may seek to construct.

The primary United States federal statutes affecting our business are summarized below:

The Resource Conservation and Recovery Act of 1976, as amended ("RCRA"), regulates handling, transporting and disposing of hazardous and non-hazardous wastes and delegates authority to the states to develop programs to ensure the safe disposal of solid wastes. In 1991, the EPA issued its final regulations under Subtitle D of RCRA, which set forth minimum federal performance and design criteria for solid waste landfills. These regulations must be implemented by the states, although states can impose requirements that are more stringent than the Subtitle D standards. We expect to incur costs in complying with these standards in the ordinary course of our operations.

The Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended ("CERCLA"), which is also known as Superfund, provides for federal authority to respond directly to releases or threatened releases of hazardous substances into the environment. CERCLA's primary means for addressing such releases is to impose liability for cleanup of disposal sites upon current and former site owners and operators, generators of the hazardous substances at the site and transporters who selected the disposal site and transported substances to the site. Liability under CERCLA is not dependent on the intentional disposal of hazardous substances; it can be based upon the release or threatened release, even as a result of lawful, unintentional and non-negligent action, of hazardous substances as the term is defined by CERCLA and other applicable statutes and regulations.

The Federal Water Pollution Control Act of 1972 (the "Clean Water Act") regulates the discharge of pollutants into streams, rivers, groundwater, or other surface waters from a variety of sources. If run-off from our operations may be discharged into surface waters, the Clean Water Act would require us to apply for and obtain discharge permits, conduct sampling and monitoring, and, under certain circumstances, reduce the quantity of pollutants in those discharges. In addition, if a landfill or a transfer station discharges wastewater through a sewage system to a publicly owned treatment works, the facility must comply with discharge limits imposed by the treatment works. The Clean Water Act provides for civil, criminal and administrative penalties for violations of its provisions.

The Clean Air Act of 1970, as amended, provides for increased federal, state and local regulation of the emission of air pollutants. The Clean Air Act would apply to certain of our planned operations, including solid waste landfills and waste collection vehicles.

The Occupational Safety and Health Act of 1970, as amended ("OSHA"), establishes certain employer responsibilities, including maintenance of a workplace free of recognized hazards likely to cause death or serious injury, compliance with standards promulgated by the Occupational Safety and Health Administration, and various record keeping, disclosure and procedural requirements.

There are also various state and local regulations that affect our operations. Sometimes states' regulations are stricter than comparable federal laws and regulations.

Many states, provinces and local jurisdictions have enacted "fitness" laws that allow the agencies that have jurisdiction over waste services contracts or permits to deny or revoke these contracts or permits based on the applicant's or permit holder's compliance history. Some states, provinces and local jurisdictions go further and consider the compliance history of the parent, subsidiaries or affiliated companies, in addition to the applicant or permit holder. These laws authorize the agencies to make determinations of an applicant or permit holder's fitness to be awarded a contract to operate, and to deny or revoke a contract or permit because of unfitness, unless there is a showing that the applicant or permit holder has been rehabilitated through the adoption of various operating policies and procedures put in place to assure future compliance with applicable laws and regulations.

Research and Development

During 2004 and 2005, we spent an aggregate of $534,647 on research and development activities.

Intellectual Property

On June 21, 2002, we entered into a U.S. technology license agreement with Bio-Products International, Inc., an Alabama corporation, with respect to several patent claims and other related intellectual property relating to the methods and processes developed by the University of Alabama in Huntsville ("UAH"). The technology was designed to provide for the processing and separation of material contained in MSW. Temperatures of several hundred degrees sterilize the material and the pressure and agitation cause a pulping action. A combination is designed to result in a large volume reduction, yielding a high-density cellulose biomass product. The significant portion of the material is a biomass cellulose with significant papermaking fiber content that may be sold to container board plants after a screening and cleaning process. The most recent patent includes the capturing of all Volatile Organic Compounds and was granted by the United States Patent and Trademark Office in October 2001. (See
Note 15 of the accompanying financial statements.)

We currently hold the patent for this technology. This patent was licensed to BPI and this license was sub-licensed to us for commercialization in the United States. Under the license agreement, we paid an upfront license fee and currently pay a monthly fee for technical services. We are also required to pay royalties based on the tons of waste processed utilizing the technology as well as royalties based on the sales price of fiber products recovered from the process.

The license extends until the expiration date of the last patent issued to Bio-Products covering the technology, which is expected to occur on October 23, 2021. In its license with us, BPI is required to continue to make certain payments to us to maintain exclusivity.

Employees

As of June 15, 2006, we had nineteen full-time employees. There are four members in our executive management team and fifteen persons employed in operations and administration. We are not a party to any collective bargaining agreements. We have not experienced work stoppages and we believe that our relationship with our employees is good.

Description of Property

Our principal executive offices are in San Diego, California, where we lease approximately 1,700 square feet under a lease expiring in September 30, 2006, with monthly rental payments of $4,720.

We recently completed construction of a plant on leased real property in Anaheim, California, which covers an approximately 30,000 square foot building and expires in July 2014. Base rent under this lease is $15,900 per month, subject to annual cost-of-living adjustments.

Legal Proceedings

In December 2003, Reid and Simi Jilek (the "Jileks") filed a complaint against Steve Racoosin (our former President), World Waste of California, Inc., World Waste International, Inc., and Environmental Technologies Corporation ("ETC") in the Superior Court of California, County of San Diego, Central Judicial District, alleging breach of contract, securities violations, and fraud and seeking monetary damages and injunctive relief (the "Litigation"). The Jileks amended their complaint to eliminate the securities violations cause of action and in March 2004 filed a second amended complaint to name additional parties, Thomas L. Collins (our former CEO) and Darren Pederson, and to add additional causes of action of breach of the covenant of fair dealing, conspiracy, and specific performance for delivery of a warrant. The suit stems from an alleged oral and written arrangement providing for the rent of the Jileks' house to Mr. Racoosin with an option to buy the house, which option was to be exercised with warrants to purchase five percent (5%) of the shares of ETC. Mr. Racoosin vacated the premises in early January 2004 and the Jileks sold the house in 2004. Defendants World Waste of California, Inc., World Waste International, Inc., and ETC demurred to the second amended complaint. The court granted the demurrer in whole, with leave to amend and the Jileks filed a third amended complaint in August 2004.

In October 2004, we entered into an agreement with the Jileks settling the Litigation. Pursuant to this settlement, we agreed to pay the Jileks a total of $150,000 over the next 12 months. The Jileks also dismissed their claims against all defendants with prejudice. As of December 31, 2005, the settlement was paid in full.

                                   MANAGEMENT

The following table sets forth the name, age, background and position held by each of our executive officers and directors as of June 1, 2006. Directors are elected for a period of one year and thereafter serve until the next annual meeting at which their successors are duly elected by our stockholders.

                                                                                                            Year
                                                                                                            First
                                                                                                           Elected
Name                           Age                           Principal Occupation                          Director

John Pimentel                   40     Mr. Pimentel  has been the Chief  Executive  Officer of WWT since     2004
                                       September 1,  2005,  and he has served as a director of WWT since
                                       February  2004.  From  1993-1996,  Mr. Pimentel  served as Deputy
                                       Secretary for  Transportation  for the State of California  where he oversaw a $4.5 billion budget and 28,000  employees  including the Department of Transportation,  the California Highway Patrol,
                                       and  parts of the  Department  of Motor  Vehicles.  From  1998 to
                                       2002, he worked with Bain & Company in the firm's  Private Equity
                                       Group  and  the   general   consulting   practice.   Since  2003,
                                       Mr. Pimentel has worked with Cagan McAfee Capital  Partners,  LLC where he is  responsible  for  business  development,  investment structuring and portfolio  company  management.  Mr. Pimentel has
                                       an  M.B.A.   from  Harvard   Business  School  and  a  B.A.  from
                                       University  of  California  at  Berkeley.   From  2004  to  2005,
                                       Mr. Pimentel  also  served as a member of the board of  directors of Pacific Ethanol, Inc. (PEIX), a company he co-founded.

Thomas L. Collins               66     Mr. Collins  has been the Executive  Vice  President of WWT since     2004
                                       September 1,   2005.   Prior  to   serving   in  that   capacity,
                                       Mr. Collins  was  the  Chief  Executive   Officer  of  WWT  since
                                       February  2004.  Mr. Collins  has  served  as a  director  of WWT since February 2004. He worked with Waste  Management,  Inc. from
                                       1972  to  1995,  including  serving  as the  Vice  President  and
                                       Controller  for the Western  Region.  After  retiring  from Waste
                                       Management in 1995,  Mr. Collins  was an  independent  consultant for the waste industry until joining our  predecessor  company in
                                       January  2003 as  Executive  Vice  President.  Mr. Collins  has a
                                       B.A.  in  Business  Administration  and  Accounting  from  Quincy
                                       University and is a certified public accountant.

James L. Ferris, Ph.D.          62     Mr. Ferris  joined  our Board of  Directors  in 2004. Mr. Ferris      2004
(1) (2) (3)                            served  as  a  member  of  the  board  of   directors of  Albany
                                       International from 2000 - 2004. Mr. Ferris has been a trustee of the Institute of Paper Science and Technology since 2003 and prior to that he was the President and Chief Executive Officer of  the
                                       Institute of Paper Science and Technology from 1996 to 2003. Mr.
                                       Ferris completed the Advanced Management Program at Harvard Business
                                       School in 1992, received his Ph.D. (1972) and M.S. (1969) from the
                                       Institute of Paper Chemistry at Lawrence University, and obtained his B.S. in Chemical Engineering from the University of Washington in 1966.

Ross M. Patten                  62     Mr. Patten  joined our Board of Directors in 2005.  Mr. Patten is     2005
(1) (2) (3)                            Chairman   of  the  Board  and  a  Vice   President   of  Synagro
                                       Technologies, Inc., a residuals management  company.  Mr.  Patten served as the Chief Executive Officer of Synagro Technologies, Inc.
                                       from February 1998 until September 2003. Prior to joining Synagro
                                       Technologies, Inc., Mr. Patten served at Browning-Ferris Industries for 17 years, where he last served as Divisional Vice President-
                                       Corporate Development. He also served as Executive Vice President for Development of Wheelabrator Technologies,  a  Waste Management,
                                       Inc. subsidiary, and director and Vice President-Business
                                       Development at Resource NE, Inc. prior to its acquisition by Waste
                                       Management, Inc. Mr. Patten was a founder, principal and Managing
                                       Director of Bedford Capital, an investment firm  specializing  in environmental companies, and of Bedford Management, which provides consulting services to publicly held waste management and environment related companies in the areas of growth and acquisition strategy formation and implementation.

Sam Pina Cortez                 43     Mr. Cortez  joined  our Board of  Directors  in 2005.  Mr. Cortez     2005
(1) (2) (3)                            has been a principal at KCL  Development,  LLC since 2003,  where he provides business consulting and financial advisory  services, primarily to growth companies and new business ventures. Prior to
                                       KCL Development, Mr. Cortez spent over twelve years in investment banking, focused primarily in the environmental industry. From
                                       2000  to  2003,  Mr.  Cortez  was  a  Senior  Vice  President  of
                                       Investment  Banking  at  Lehman  Brothers,  and  prior to that he worked  as  an investment banker at Donaldson, Lufkin & Jenrette,
                                       Alex. Brown & Sons Incorporated and Morgan Stanley International.
                                       Mr. Cortez received an M.B.A. from the Harvard Graduate School of
                                       Business  Administration  and a B.S. in Chemical Engineering from the University of California, Berkeley.

David A. Rane                   52     Mr. Rane  joined  WWT in  November  2004  as  WWT's  Senior  Vice     Not a
                                       President  and  Chief  Financial   Officer.   Mr. Rane   provided    director
                                       consulting  services  to WWT from  April 2004 to  November  2004.
                                       Mr. Rane  served as Executive Vice President and Chief  Financial
                                       Officer for Callaway  Golf  Company  from 1994 to 2000.  Prior to that, Mr. Rane worked at  PricewaterhouseCoopers  for 14 years in their San Diego,  Brussels and National  Offices.  Since  leaving
                                       Callaway  Golf,  Mr. Rane has served as Executive  Vice President of two  development  stage  companies,  StoreRunner  Network Inc.
                                       (from  2000 to  2001)  and  SureBeam  Corporation  (from  2001 to
                                       2004),  and most recently served as Vice Chancellor for Financial
                                       Management for The National  University  System (from May 2004 to
                                       November 2004).  SureBeam  Corporation filed for protection under
                                       Chapter 7 of the United States  Bankruptcy  Code in January 2004.
                                       Mr. Rane  is a  certified  public  accountant  and has a B.A.  in
                                       Accounting from Brigham Young University

Fred Lundberg                   69     Mr. Lundberg  joined  WWT in 2004 as a director  and Senior  Vice    Not a
                                       President  and  Secretary  in 2004.  He resigned as a director in   director
                                       2005.  He  is  responsible  for  the   engineering,   design  and
                                       construction  of our facilities,  and for the market  development
                                       and  sales  of  the   unbleached   fiber   production   from  our
                                       facilities.  From 2001 to 2004,  Mr. Lundberg  was  President  of
                                       Veritas   Consulting,   LLC,  where  he  provided  strategic  and
                                       tactical   consulting   services  to  domestic   pulp  and  paper
                                       clients.  He was also  Manager  of the Pulp  and  Paper  Industry
                                       Practice for Baker & O'Brien,  Inc.,  where he provided  chemical engineering  consulting  services and expert witness  services to
                                       pulp  and  paper  clients  under  a   semi-exclusive   consulting
                                       contract  between  Veritas  and  Baker &  O'Brien.  From  1998 to
                                       2000,  Mr. Lundberg  was  Acting  President/Vice   President  for
                                       Jacobs-Sirrine  Consultants,  a subsidiary of Jacobs Engineering,
                                       Inc.,  where he managed the  Facilities  &  Economics  Group that
                                       provided   competitive   analysis  services  to  pulp  and  paper
                                       clients,  and  managed  and  led  strategic  consulting  and  due diligence  projects for domestic and international pulp and paper clients.

----------------------------

(1) Member of our Audit Committee.

(2) Member of our Compensation Committee.

(3) Member of our Finance Committee.

Audit Committee and Compensation Committee

In August 2004, our Board of Directors established an Audit Committee. Our Board of Directors has instructed the Audit Committee to meet periodically with our management and independent accountants to, among other things, review the results of the annual audit and quarterly reviews and discuss the financial statements, select the independent accountants to be retained, and receive and consider the accountants' comments as to controls, adequacy of staff and management performance and procedures in connection with audit and financial controls. The Audit Committee is also authorized to review related party transactions for potential conflicts of interest. The Audit Committee is composed of Mr. James Ferris, Mr. Ross M. Patten and Mr. Sam Pina Cortez. Each of these individuals is a non-employee director.

While our Board of Directors believes that our Audit Committee members are financially literate and have a level of financial sophistication necessary to serve on the Audit Committee, it has determined that we do not have an "audit committee financial expert," as defined under Item 401(e)(2) of Regulation S-B of the Securities Act of 1933, serving on the Audit Committee. Given the limited scope of our operations to date, the Board of Directors believes that we do not currently need to have an audit committee financial expert serving on the Audit Committee.

Our Board of Directors has also established a Compensation Committee and a Finance Committee. The Compensation Committee is currently comprised of Messrs. Ferris, Cortez and Patten. The Compensation Committee determines the salaries and incentive compensation of our officers and provides recommendations for the salaries and incentive compensation of our other employees. The Compensation Committee also administers our stock option plan. The Finance Committee reviews, acts on and reports to our Board of Directors regarding various financial management and budgeting matters, including the review of our monthly, quarterly and yearly budget and expenses, the review of our financial state and the review of certain proposed commitments and obligations of our company. There are currently three members of the Finance Committee, Messrs. Ferris, Cortez and Patten.

                             Executive Compensation

The following table sets forth all compensation paid in respect of the individuals who served, during the year ended December 31, 2005, as our Chief Executive Officer and the next most highly compensated executive officers (collectively, the "Named Executive Officers") whose total annual salary and bonus was in excess of $100,000. Except as listed below, there were no bonuses, restricted stock awards, stock options, stock appreciation rights or any other compensation paid to the Named Executive Officers.

                           Summary Compensation Table

                                                                                     Long Term
                                                   Annual Compensation             Compensation
                                                   -------------------             ------------

                                                                                    Securities
                                                                                    Underlying          All Other
        Name and Principal Position        Year        Salary         Bonus         Options (#)       Compensation
----------------------------------------- -------- --------------- ------------- ------------------ ------------------
John Pimentel                              2005       $56,768           -                -                  -
   Chief Executive Officer (1)             2004          -              -                -                  -
                                           2003          -              -                -                  -

Thomas L. Collins                          2005       $224,000          -                -                  -
   Chief Executive Officer and Executive   2004       $176,000          -           100,000 (6)             -
   Vice President (2)                      2003       $106,000          -                -                  -


Fred Lundberg                              2005       $202,000          -            75,000 (6)             -
   Senior Vice President (3)               2004       $126,000          _                _                  _
                                           2003          _              _                _                  _

David A. Rane                              2005       $224,000          -           500,000                 -
   Senior Vice President and Chief         2004       $ 30,000          -           150,000 (7)             -
   Financial Officer (4)                   2003          _              _                _                  _

  Steven Racoosin                          2005       $225,000          -                -                  -
   President (5)                           2004       $178,000          -           75,000 (6)              -
                                           2003       $127,000          -                -                  -

(1) Mr. Pimentel joined the Company in September 2005 as our Chief Executive Officer. Mr. Pimentel deferred $30,115 of his salary that he earned in 2005. The Company paid Mr. Pimentel $90,000 in consulting fees in 2005 prior to the date that Mr. Pimentel became an employee of the Company.

(2) Mr. Collins joined the Company in January 2003 as our Executive Vice President and became our Chief Executive Officer in February 2004. Mr. Collins resigned as Chief Executive Officer in September 2005 and became the Company's Executive Vice President. Mr. Collins deferred $31,000 of his salary that he earned during 2004, and he deferred $50,000 of his salary that he earned during 2003. During 2005, the Company paid Mr. Collins the amounts deferred in 2003 and 2004. During 2005, Mr. Collins deferred $15,077 of his salary that he earned in 2005.

(3) Mr. Lundberg joined the Company in 2004 as our Senior Vice President. Mr. Lundberg deferred $21,000 of his salary earned during 2004. During 2005, the Company paid Mr. Lundberg the amount that he deferred in 2004. During 2005, Mr. Lundberg deferred $13,596 of his salary that he earned in 2005.

(4) Mr. Rane joined the Company in November 2004 as the Company's Senior Vice Present and Chief Financial Officer. Mr. Rane deferred $6,000 of his salary earned during 2004. During 2005, the Company paid Mr. Rane the amount he deferred in 2004. During 2005, Mr. Rane deferred $6,462 of his salary that he earned in 2005.

(5) Mr. Racoosin joined the Company in February 2004 as President. He resigned from the Company on December 31, 2005. Mr. Racoosin deferred $34,738 of his salary that he earned during 2004, and he deferred $39,000 of his salary that he earned during 2003. The Company paid Mr. Racoosin in 2005 the amounts that he deferred during 2003 and 2004. Mr. Racoosin deferred $15,144 of his salary that he earned in 2005.

(6) Represents the number of shares of common stock underlying warrants that were granted to the Named Executive Officer.

(7) Represents the number of shares of common stock underlying options that were granted to the Named Executive Officer but subsequently cancelled on December 23, 2005.

During the three years prior to the merger of our company with and into a subsidiary of Voice Powered Technology International, Inc., none of the officers and directors of Voice Powered Technology International, Inc. received any salary, bonuses or other compensation.

Stock Option Grants

The following table contains information concerning grants of stock options during the fiscal year ended December 31, 2005 by us to the Named Executive Officers. We have not granted any stock appreciation rights.

              Option Grants in Fiscal Year Ended December 31, 2005

                          Individual Grants
                          -----------------

                                       % of Total
                                         Options
                     Number of         Granted to
                 Shares Underlying      Employees       Exercise     Expiration
Name              Options Granted    In Fiscal Year       Price         Date
----             ----------------    --------------       -----         ----
David A. Rane       350,000 (1)          20.83%           $4.45      11/10/2014
David A. Rane       350,000 (2)          20.83%           $2.70      11/10/2014
David A. Rane       150,000 (3)           8.92%           $2.70      11/10/2014
-------------------------

(1) Represents an option to purchase 350,000 shares of common stock granted on April 18, 2005 that would have become exercisable as to 12/48ths on April 18, 2006 and 1/48th per month thereafter. This option was cancelled on December 23, 2005 in conjunction with the issuance of another option which was effectively a repricing. The Company's Compensation Committee determined to grant Mr. Rane a stock option with an exercise price of $2.70 per share in substitution for his previously granted stock option with an exercise price of $4.45 per share based upon its determination that the exercise price of $4.45 per share was substantially in excess of the fair market value of the Company's common stock on the grant date, after taking into account the limited trading market for the common stock. The Compensation Committee determined that an option with an exercise price of $2.70 per share bore a closer relationship to the fair market value of the Company's common stock and would provide a more realistic incentive to Mr. Rane to maximize shareholder value.

(2) Represents an option to purchase 350,000 shares of common stock granted on December 23, 2005 that became exercisable as to 12/48ths on April 18, 2006 and vests 1/48th per month thereafter.

(3) Represents an option to purchase 150,000 shares of common stock granted on December 23, 2005 that became exercisable as to 12/48ths on January 10, 2005 and vests 1/48th per month thereafter.


Aggregate Options

The following table contains information concerning each exercise of stock options during the twelve-month period ended December 31, 2005 by each of the Named Executive Officers and the fiscal year-end value of unexercised options. We have not granted any stock appreciation rights.

                                Aggregated Option/SAR Exercises in Fiscal Year Ended December 31, 2005
                                                     and FY-End Option/SAR Values

----------------------------------------------------------------------------------------------------------------------
                                                              Number of Securities          Value of Unexercised
                                                             Underlying Unexercised       In-the-Money Options at
                                 Shares                         Options at FY-End                  FY-End
                                Acquired        Value             Exercisable/                  Exercisable/
Name                           on Exercise     Realized          Unexercisable               Unexercisable (3)
----------------------------------------------------------------------------------------------------------------------
John Pimentel                       -             -                     -                            -
Thomas L. Collins                   -             -            66,666 / 33,334 (1)           $80,000/40,000 (1)
Fred Lundberg                       -             -            50,000 / 25,000 (1)           $60,000/30,000 (1)
David A. Rane                       -             -           138,020 /361,980 (2)          $13,802/$36,198 (2)
Steven Racoosin                     -             -            50,000 / 25,000 (1)           $60,000/30,000 (1)
-------------------------
(1)      Represents warrants to purchase common stock.

(2)      Represents options to purchase common stock.

(3) Dollar amounts reflect the net values of outstanding stock options or warrants computed as the difference between $2.80 (the last reported sale price on December 31, 2005) and the exercise price of the options or warrants.

Employment Agreements

         John Pimentel is employed as our Chief Executive Officer on an at-will employment basis. He currently receives a monthly salary of $15,000.

         Thomas L. Collins is employed under an employment agreement that provides a minimum annual salary of $224,000. Mr. Collins' employment is at will. This agreement was entered into with Mr. Collins on April 28, 2005 and supersedes Mr. Collins' prior agreement with us. Mr. Collins was originally hired to act as Executive Vice President and, in February 2004, the Board of Directors elected Mr. Collins as the Chief Executive Officer. Mr. Collins resigned as Chief Executive Officer in September 2005. The agreement provides discretion for the Board of Directors to increase the annual salary based upon Mr. Collins' performance. The agreement also provides for salary continuance for one year after death and severance equal to one year of salary in the event that Mr. Collins is terminated without cause or resigns for good reason. The agreement provides for indemnification of Mr. Collins for decisions made in good faith while performing services for us. Mr. Collins also entered into our standard indemnification agreement for officers of our company, which provides, among other things, that we will indemnify Mr. Collins, under the circumstances set forth therein, for defense expenses, damages, judgments, fines and settlements incurred by him in connection with actions or proceedings to which he may be a party as a result of his position as an officer, employee, agent or fiduciary of our company, and otherwise to the full extent permitted under our bylaws and California law.

         In May 2006, Mr. Collins informed us of his intention to retire and resign from our board of directors, effective in May 2007.

         Fred Lundberg is employed under an employment agreement that provides a minimum annual salary of $202,000. Mr. Lundberg's employment is at will. This agreement was entered into with Mr. Lundberg on April 28, 2005 and supersedes Mr. Lundberg's prior agreement with the Company. The agreement provides discretion for the Board of Directors to increase the annual salary based upon Mr. Lundberg's performance. The agreement also provides for salary continuance for one year after death and severance equal to one year of salary in the event that Mr. Lundberg is terminated without cause or resigns for good reason. The agreement provides for indemnification of Mr. Lundberg for decisions made in good faith while performing services for us. Mr. Lundberg also entered into our standard indemnification agreement for officers of the Company, which provides, among other things, that we will indemnify Mr. Lundberg, under the circumstances set forth therein, for defense expenses, damages, judgments, fines and settlements incurred by him in connection with actions or proceedings to which he may be a party as a result of his position as an officer, employee, agent or fiduciary of the Company, and otherwise to the full extent permitted under our bylaws and California law.

         David A. Rane is employed under an employment agreement that provides a minimum annual salary of $224,000. Mr. Rane's employment is at will. This agreement was entered into with Mr. Rane on April 28, 2005 and supersedes Mr. Rane's prior agreement with the Company. The agreement provides discretion for the Board of Directors to increase the annual salary based upon Mr. Rane's performance. The agreement also provides for salary continuance for one year after death and severance equal to one year of salary in the event that Mr. Rane is terminated without cause or resigns for good reason. The agreement provides for indemnification of Mr. Rane for decisions made in good faith while performing services for us. Mr. Rane also entered into our standard indemnification agreement for officers of the Company, which provides, among other things, that we will indemnify Mr. Rane, under the circumstances set forth therein, for defense expenses, damages, judgments, fines and settlements incurred by him in connection with actions or proceedings to which he may be a party as a result of his position as an officer, employee, agent or fiduciary of the Company, and otherwise to the full extent permitted under our bylaws and California law.

         Steven Racoosin was employed as our President under an employment agreement dated as of April 28, 2005. On December 2, 2005, our company and Mr. Racoosin entered into a letter agreement that amended the employment agreement in full effective as of December 31, 2005. Pursuant to the letter agreement, Mr. Racoosin resigned as our President and became a consultant to us for a term of one year unless the term is renewed by us. The letter agreement with Mr. Racoosin also provides as follows:

     o We agreed to make a lump sum payment to Mr. Racoosin of one month of salary plus all accrued and unused vacation pay under his employment agreement, less all applicable withholdings, and we agreed to make a second payment to Mr. Racoosin equal to all accrued deferred salary under his employment agreement, which equaled $15,144.22.

     o Mr. Racoosin's shares of our common stock are subject to transfer restrictions contained in a registration rights agreement. Under the December 2 letter agreement, we permitted Mr. Racoosin to enter into a "Rule 10b5-1 trading plan" regarding certain of his shares of common stock. The number of shares that Mr. Racoosin is permitted to sell under the plan is limited to 15,000 shares per month and 200,000 shares in the aggregate. The letter agreement also permits Mr. Racoosin to consummate a one-time private re-sale to an accredited investor(s) in a single transaction or a series of related transactions to the same accredited investor(s) of up to 100,000 shares of our common stock, subject to the satisfaction of specified conditions.

     o During the term of the consulting arrangement and for one year thereafter, Mr. Racoosin will be subject to non-competition and non-solicitation covenants and a confidentiality agreement. Our company and Mr. Racoosin also released each other from any claims, damages and other costs relating to the change in Mr. Racoosin's status from an officer/employee of our company to a consultant.

The 2004 Equity Incentive Plan

Our board of directors adopted our company's 2004 Equity Incentive Plan ("2004 Plan") on March 25, 2004. The 2004 Plan was approved for adoption by upon the consummation of the merger between our company and Old WWT, by the written consent of the stockholders of our company on March 25, 2004. Under the terms of the 2004 Plan, we are authorized to grant incentive awards for up to 2,000,000 shares of common stock. The following is a summary of the 2004 Plan.

                                Plan Description

The purpose of the 2004 Plan is to provide an incentive to attract and retain qualified and competent persons as employees, directors and consultants, upon whose efforts and judgment our success is largely dependent, through the encouragement of stock ownership. The 2004 Plan provides for the grant of options intended to qualify as incentive stock options or ISOs under Section 422 of the Internal Revenue Code and options that are not intended to so qualify, which we refer to as Nonstatutory Stock Options. The 2004 Plan also provides for the grant of our restricted stock within the meaning of Rule 144 of the Securities Act.

                                Authorized Shares

The total number of shares of common stock reserved for issuance under the 2004 Plan is 2,000,000 (subject to adjustment in the event of a stock split, stock dividend, recapitalization or similar capital change). If any option granted pursuant to the 2004 Plan terminates, expires, or is canceled or surrendered, in whole or in part, shares subject to the unexercised portion may again be issued pursuant to the exercise of options granted under the 2004 Plan. The shares acquired upon exercise of options granted under the 2004 Plan, will be authorized and unissued shares of common stock. As of July 15, 2005, options for 657,000 shares have been issued under the 2004 Plan at a weighted-average exercise price of $4.21.

                                 Administration

The 2004 Plan is administered by the Compensation Committee of our board of directors, which selects the eligible persons to whom options will be granted. The Compensation Committee also determines the number of shares of common stock subject to each option, the exercise price therefore and the periods during which options are exercisable. Further, the Compensation Committee interprets the provisions of the 2004 Plan and, subject to certain limitations, may amend the 2004 Plan. Each option granted under the 2004 Plan is be evidenced by a written agreement between the optionee and our company.

                                   Eligibility

Options may be granted under the 2004 Plan to all employees (including officers), directors and certain consultants and advisors. Incentive stock options may be granted only to persons who are employees. Upon receiving grants of options, each holder of the options will enter into an option agreement with our company that contains the terms and conditions deemed necessary by the administrator of the plan.

                                 Indemnification

Our articles of incorporation provide that no officer or director shall be personally liable to our corporation or our stockholders for monetary damages except as provided pursuant to California law. Our bylaws and Articles of Incorporation also provide that we shall indemnify and hold harmless each person who serves at any time as a director, officer, employee or agent of our company from and against any and all claims, judgments and liabilities to which such person shall become subject by reason of the fact that he is or was a director, officer, employee or agent of our company, and shall reimburse such person for all legal and other expenses reasonably incurred by him or her in connection with any such claim or liability. We also have the power to defend such person from all suits or claims in accord with California law. The rights accruing to any person under our bylaws and Articles of Incorporation do not exclude any other right to which any such person may lawfully be entitled, and we may indemnify or reimburse such person in any proper case, even though not specifically provided for by our bylaws or Articles of Incorporation.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of our company pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

                          SECURITY OWNERSHIP OF CERTAIN
                        BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the beneficial ownership of our common stock as of May 1, 2006 by (i) each person who is known by us to own beneficially more than five percent of our outstanding common stock; (ii) each of our directors; (iii) the executive officers listed above in
Item 10 in the Summary Compensation Table; and (iv) all current executive officers and directors as a group. The number of shares and the percentage of shares beneficially owned by each such person or group, as set forth below, include shares of common stock that such person or group has the right to acquire on or within sixty days after May 1, 2006 pursuant to the exercise of options or warrants. As of June 30, 2006, 25,030,230 shares of our common stock were issued and outstanding.

Beneficial ownership is determined in accordance with the rules of the SEC and includes voting and/or investing power with respect to securities. We believe that, except as otherwise noted and subject to applicable community property laws, each person named in the following table has sole investment and voting power with respect to the shares of common stock shown as beneficially owned by such person.

                                                                  Number of Shares          Percent of
Name and Address of Beneficial Owner (1)                        Beneficially Owed (1)       Class (1)
------------------------------------------------------------- ---------------------------------------------
John Pimentel(2)                                                        1,362,500              5.44%
Thomas L. Collins(3)                                                    1,116,666              4.46%
David A. Rane (4)                                                         650,000              2.59%
Fred Lundberg(5)                                                          700,000              2.80%
James L. Ferris (6)                                                       197,800                 *
Ross M. Patten (7)                                                        240,000                 *
Sam Pina Cortez (8)                                                       232,500                 *
Steven Racoosin (9)                                                     3,366,900             13.45%
One World Zero Waste, LLC (9)                                           3,366,900             13.45%
Darren Pedersen (10)                                                    1,337,500              5.34%
Laird Q. Cagan (11)                                                     2,306,122              9.21%
All directors and executive officers as a group (7 persons)             4,499,466             17.98%
-----------------
* Indicates beneficial ownership of less than 1% of the total outstanding common stock.

(1) Shares of common stock subject to options or warrants that are currently exercisable or exercisable within 60 days of May 1, 2006 are deemed to be outstanding and to be beneficially owned by the person or group holding such options or warrants for the purpose of computing the percentage ownership of such person or group but are not treated as outstanding for the purpose of computing the percentage ownership of any other person or group. Unless otherwise indicated, the address for each of the individuals listed in the table is care of World Waste Technologies, Inc., 13250 Evening Creek Drive, Suite 130, San Diego, California, 92128.

(2) Includes 350,000 shares owned by Mr. Pimentel's spouse. Includes shares issuable upon conversion of preferred stock and upon exercise of warrants.

(3) Includes 1,050,000 shares beneficially owned by a family trust and over which Mr. Collins has voting and dispositive power and 66,666 shares issuable upon exercise of a warrant.

(4)      Includes 500,000 shares issuable upon exercise of a stock option.

(5)      Includes 50,000 shares issuable upon exercise of a warrant.

(6) Includes 187,000 shares issuable upon exercise of a stock option which is immediately exercisable but subject to repurchase by us in the event that optionee's service to the company terminates. Our repurchase right lapses as follows: with respect to the option to purchase (i) 7,000 shares granted on December 21, 2004, our repurchase right has fully lapsed; (ii) 90,000 shares granted on November 1, 2005, our repurchase right lapses with respect to 1/24ths of the shares upon the passing of each month of continuance service to us after July 1, 2005; and (iii) 90,000 shares granted on December 23, 2005, our repurchase right lapses with respect to 1/24ths of the shares upon the passing of each month of continuance service to us after January 1, 2006. Our repurchase right also fully lapses in the event that we are subject to a change in control. Also, includes shares issuable upon conversion of preferred stock upon exercise of warrants.

(7) Includes 240,000 shares issuable upon exercise of a stock option which is immediately exercisable but subject to repurchase by us in the event that optionee's service to the company terminates. Our repurchase right lapses as follows: with respect to the option to purchase (i) 100,000 shares granted on November 1, 2005, our repurchase right lapses with respect to 1/24ths of the shares upon the passing of each month of continuance service to us after July 1, 2005; (ii) 120,000 shares granted on December 23, 2005, our repurchase right lapses with respect to 1/24ths of the shares upon the passing of each month of continuance service to us after January 1, 2006; and (ii) 20,000 shares granted on December 23, 2005, our repurchase right lapses with respect to 1/24ths of the shares upon the passing of each month of continuance service to us after July 1, 2005. Our repurchase right also fully lapses in the event that we are subject to a change in control.

(8) Includes 220,000 shares issuable upon exercise of a stock option which is immediately exercisable but subject to repurchase by us in the event that optionee's service to us terminates. Our repurchase right lapses as follows: with respect to the option to purchase (i) 110,000 shares granted on November 1, 2005, our repurchase right lapses with respect to 1/24ths of the shares upon the passing of each month of continuance service to us after July 1, 2005; and (ii) 110,000 shares granted on December 23, 2005, our repurchase right lapses with respect to 1/24ths of the shares upon the passing of each month of continuance service to us after January 1, 2006. Our repurchase right also fully lapses in the event that we are subject to a change in control. Also includes shares issuable upon conversion of preferred stock and exercise of warrants.

(9) Address: 3849 Pala Mesa Drive, Fallbrook, CA 92028. Mr. Racoosin has voting and dispositive power over the 3,316,900 shares that are owned of record by One World Zero Waste, LLC, and such shares are also included in the table opposite Mr. Racoosin's name. Includes 50,000 shares issuable upon exercise of a warrant.

(10)     Address: 903 Tourmaline Street, San Diego, California 92109.

(11) Includes (i) 1,585,000 shares owned of record by Laird Q. Cagan, (ii) 200,000 shares owned of record by the KQC Trust, of which Mr. Cagan is the sole trustee, (iii) 426,122 shares that Mr. Cagan currently has the right to acquire pursuant to warrants, and (v) 95,000 shares out of a total of 190,000 shares that Cagan McAfee Capital Partners, LLC, an entity in which Mr. Cagan holds a 50% interest and shares voting and dispositive power, currently has the right to acquire pursuant to warrants. Excludes the remaining 95,000 shares that Cagan McAfee Capital Partners, LLC has the right to acquire pursuant to warrants and as to which Mr. Cagan disclaims beneficial ownership. Address is c/o Cagan McAfee Capital Partners, LLC, 10600 N. De Anza Blvd., Suite 250, Cupertino, CA 95014.

                              SELLING STOCKHOLDERS

The shares to be offered by the selling stockholders are "restricted" securities under applicable federal and state securities laws and are being registered under the Securities Act to give the selling stockholders the opportunity to publicly sell these shares. The registration of these shares does not require that any of the shares be offered or sold by the selling stockholders. The selling stockholders may from time to time offer and sell all or a portion of their shares in the over-the-counter market, in negotiated transactions, or otherwise, at prices then prevailing or related to the then current market price or at negotiated prices.

The registered shares may be sold directly or through brokers or dealers, or in a distribution by one or more underwriters on a firm commitment or best efforts basis. To the extent required, the names of any agent or broker-dealer and applicable commissions or discounts and any other required information with respect to any particular offer will be set forth in a prospectus supplement. Please see "Plan of Distribution." The selling stockholders and any agents or broker-dealers that participate with the selling stockholders in the distribution of registered shares may be deemed to be "underwriters" within the meaning of the Securities Act, and any commissions received by them and any profit on the resale of the registered shares may be deemed to be underwriting commissions or discounts under the Securities Act.

No estimate can be given as to the amount or percentage of our common stock that will be held by the selling stockholders after any sales made pursuant to this prospectus because the selling stockholders are not required to sell any of the shares being registered under this prospectus.

The following table sets forth the beneficial ownership of the selling stockholders. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Shares of common stock subject to options, warrants and convertible securities currently exercisable or convertible, or exercisable or convertible within 60 days, are deemed outstanding, including for purposes of computing the percentage ownership of the person holding the option, warrant or convertible security, but not for purposes of computing the percentage of any other holder.

                                                                                      Common
                                                              Common                   Stock
                                  Common Stock Common Stock    Stock                 issuable
                                    issuable     issuable    issuable                  upon
                                      upon         upon        upon                  conversion
                                   conversion   conversion   exercise                   or
                                   of Series A  of Series B     of                   exercise                 Percentage
                                   Convertible  Convertible  Warrants                   of      Common Stock   assuming
                        Common     Preferred    Preferred       and       Common     derivative     to be        all
                         Stock       Stock        Stock       Options      Stock     securities  beneficially   shares
  Name of Selling       (direct    (indirect    (indirect    (indirect    (direct   (indirect    owned after   offered
     Stockholder       ownership)  ownership)   ownership)   ownership)  ownership)  ownership)    Offering    are sold
--------------------- ----------- ------------ ------------ ----------- ----------- ----------- ------------- ----------
                          (a)         (b)          (c)          (d)         (e)         (f)          (g)         (h)
--------------------- ----------- ------------ ------------ ----------- ----------- ----------- ------------- ----------

Alyceum Holdings LLC
 (1)                      16,667            0            0           0      16,667           0             0          0
Jeanne Anding & David
 Anding Tr Ua Dtd May
 29 86 Anding Family
 Trust (2)                25,000            0            0           0      25,000           0             0          0
James V Baker             77,500            0            0           0      77,500           0             0          0
Cullen John Barry &
 John A Dehmen Ten Com    16,667            0            0           0      16,667           0             0          0
Bret A Bartolotta          5,000            0            0           0       5,000           0             0          0
First Regional Bank
 Cust FBO Vincent
 Bartolotta Vincent
 Bartolotta Jr Account
 000828 (3)               25,000            0            0           0      25,000           0             0          0
Robert Bellano            11,005            0            0           0      11,005           0             0          0
Deann Bernhard            83,500            0            0           0      83,500           0             0          0
Salim Bhamla              16,667            0            0           0      16,667           0             0          0
Bruce Neel Bowers &
 Lorene Ryan Bowers
 Revocable Declaration
 Of Trust Dtd Mar 22
 1985 (4)                  5,000            0            0           0       5,000           0             0          0
Bruce Neel Bowers &
 Lorene Ryan Bowers Tr
 Ua Dtd Mar 22 85 The
 Bruce N & Lorene R
 Bowers Rev
 Declaration Trust (4)    20,000            0            0           0      20,000           0             0          0

                                                                                      Common
                                                              Common                   Stock
                                  Common Stock Common Stock    Stock                 issuable
                                    issuable     issuable    issuable                  upon
                                      upon         upon        upon                  conversion
                                   conversion   conversion   exercise                   or
                                   of Series A  of Series B     of                   exercise                 Percentage
                                   Convertible  Convertible  Warrants                   of      Common Stock   assuming
                        Common     Preferred    Preferred       and       Common     derivative     to be        all
                         Stock       Stock        Stock       Options      Stock     securities  beneficially   shares
  Name of Selling       (direct    (indirect    (indirect    (indirect    (direct   (indirect    owned after   offered
     Stockholder       ownership)  ownership)   ownership)   ownership)  ownership)  ownership)    Offering    are sold
--------------------- ----------- ------------ ------------ ----------- ----------- ----------- ------------- ----------
                          (a)         (b)          (c)          (d)         (e)         (f)          (g)         (h)
--------------------- ----------- ------------ ------------ ----------- ----------- ----------- ------------- ----------
Ryan N Bowers & The
 Ryan N. Bowers &
 Susan Bowers Family
 Trust Ua Dtd Dec 18
 2003 & Susan Bowers
 Family Trust (5)         50,000            0            0           0      50,000           0             0          0
Bowers Family Trust
 The Ryan N. Bowers &
 Susan Bowers Family
 Trust Ua Dtd Dec 18
 2003  (5)                 3,125            0            0           0       3,125           0             0          0
R.N. Bowers Insurance
 Svcs. Dbpp Defined
 Benefits Pension Plan
 (5)                      25,000            0            0           0      25,000           0             0          0
BRS Energy Investments
 LLC (6)                   6,600            0            0           0       6,600           0             0          0
Sharon Cadogan            20,000            0            0           0      20,000           0             0          0
Gilbert Campos            15,000            0            0           0      15,000           0             0          0
Scott M Casady            15,000            0            0           0      15,000           0             0          0
Joseph B Childrey        378,500            0            0           0     378,500           0             0          0

                                                                                      Common
                                                              Common                   Stock
                                  Common Stock Common Stock    Stock                 issuable
                                    issuable     issuable    issuable                  upon
                                      upon         upon        upon                  conversion
                                   conversion   conversion   exercise                   or
                                   of Series A  of Series B     of                   exercise                 Percentage
                                   Convertible  Convertible  Warrants                   of      Common Stock   assuming
                        Common     Preferred    Preferred       and       Common     derivative     to be        all
                         Stock       Stock        Stock       Options      Stock     securities  beneficially   shares
  Name of Selling       (direct    (indirect    (indirect    (indirect    (direct   (indirect    owned after   offered
     Stockholder       ownership)  ownership)   ownership)   ownership)  ownership)  ownership)    Offering    are sold
--------------------- ----------- ------------ ------------ ----------- ----------- ----------- ------------- ----------
                          (a)         (b)          (c)          (d)         (e)         (f)          (g)         (h)
--------------------- ----------- ------------ ------------ ----------- ----------- ----------- ------------- ----------
Civic Capital Fund I
 LLC (7)                  33,000            0            0           0      33,000           0             0          0
Patrick Collins           25,000            0            0           0      25,000           0             0          0
Charles K Corfman        125,000            0            0           0     125,000           0             0          0
Cornerstone Bio Pharma
 Holdings Ltd  (8)       400,000            0            0           0     400,000           0             0          0
Brent Cousino             30,000            0            0           0      30,000           0             0          0
Albert K Davis            50,000            0            0           0      50,000           0             0          0
Dcg & T FBO Herman Y
 Ackerman Sep Ira          5,000            0            0           0       5,000           0             0          0
Dcg & T FBO Scott S
 Davis Ira  (9)           12,500            0            0           0      12,500           0             0          0
Giovanni De La Cruz &
 Rosemary De La Cruz      30,000            0            0           0      30,000           0             0          0
Tim H Decker              32,522            0            0           0      32,522           0             0          0
Donald Duane
 Diffenbaugh              13,500            0            0           0      13,500           0             0          0
Thomas Dinoto Family
 Trust Ua Dtd Nov 11
 93 (10)                  25,000            0            0           0      25,000           0             0          0
Dolphin Offshore
 Partners GP (11)        300,000            0            0           0     300,000           0             0          0

                                                                                      Common
                                                              Common                   Stock
                                  Common Stock Common Stock    Stock                 issuable
                                    issuable     issuable    issuable                  upon
                                      upon         upon        upon                  conversion
                                   conversion   conversion   exercise                   or
                                   of Series A  of Series B     of                   exercise                 Percentage
                                   Convertible  Convertible  Warrants                   of      Common Stock   assuming
                        Common     Preferred    Preferred       and       Common     derivative     to be        all
                         Stock       Stock        Stock       Options      Stock     securities  beneficially   shares
  Name of Selling       (direct    (indirect    (indirect    (indirect    (direct   (indirect    owned after   offered
     Stockholder       ownership)  ownership)   ownership)   ownership)  ownership)  ownership)    Offering    are sold
--------------------- ----------- ------------ ------------ ----------- ----------- ----------- ------------- ----------
                          (a)         (b)          (c)          (d)         (e)         (f)          (g)         (h)
--------------------- ----------- ------------ ------------ ----------- ----------- ----------- ------------- ----------
Corey E Doucette &
 Berkley A Doucette Tr
 Ua Dtd Apr 08 2004
 The Doucette Trust
 (12)                     15,000            0            0           0      15,000           0             0          0
Edward J Doucette III
 & Karen J Doucette Tr
 Ua Dtd Jun 21 94 The
 Edward J III & Karen
 J Doucette Joint &
 Survivor Tr (13)         10,000            0            0           0      10,000           0             0          0
Glenn E Drown &
 Margaret T Drown Jt
 Ten                      40,000            0            0           0      40,000           0             0          0
Keith Du Bose             90,000            0            0           0      90,000           0             0          0
Richard G Ely &
 Paulette Ely Family
 Trust Ua Dtd Mar 16
 94 (14)                  45,000            0            0           0      45,000           0             0          0
Enable Capital (15)       33,334            0            0           0      33,334           0             0          0
Philip Fiederlein         12,500            0            0           0      12,500           0             0          0
First Regional Bank
 Cust FBO William A
 Griffo Ira Account
 051985 (16)              28,800            0            0           0      28,800           0             0          0
Steven R Fisher           50,000            0            0           0      50,000           0             0          0
Ken Frisbie               15,000            0            0           0      15,000           0             0          0
Sergio Gaetan              6,250            0            0           0       6,250           0             0          0

                                                                                      Common
                                                              Common                   Stock
                                  Common Stock Common Stock    Stock                 issuable
                                    issuable     issuable    issuable                  upon
                                      upon         upon        upon                  conversion
                                   conversion   conversion   exercise                   or
                                   of Series A  of Series B     of                   exercise                 Percentage
                                   Convertible  Convertible  Warrants                   of      Common Stock   assuming
                        Common     Preferred    Preferred       and       Common     derivative     to be        all
                         Stock       Stock        Stock       Options      Stock     securities  beneficially   shares
  Name of Selling       (direct    (indirect    (indirect    (indirect    (direct   (indirect    owned after   offered
     Stockholder       ownership)  ownership)   ownership)   ownership)  ownership)  ownership)    Offering    are sold
--------------------- ----------- ------------ ------------ ----------- ----------- ----------- ------------- ----------
                          (a)         (b)          (c)          (d)         (e)         (f)          (g)         (h)
--------------------- ----------- ------------ ------------ ----------- ----------- ----------- ------------- ----------
Philip Gair              233,633            0            0           0     233,633           0             0          0
GCE Property Holdings
 Inc                      66,000            0            0           0      66,000           0             0          0
Philip Given & Barbara
 Given                    12,500            0            0           0      12,500           0             0          0
Joseph Gondolfo &
 Linda M Gondolfo         25,000            0            0           0      25,000           0             0          0
Lawrence C Gray &
 Lenora L Gray Family
 Trust (17)               12,500            0            0           0      12,500           0             0          0
Thomas L Gray & Debra
 Gray                     12,500            0            0           0      12,500           0             0          0
Abe J Grayson & Janice
 M Grayson                20,000            0            0           0      20,000           0             0          0
David S Grayson &
 Rachelle Zendejas Fam
 Liv Tr Ua Dtd May 25
 99 (18)                  30,000            0            0           0      30,000           0             0          0
William A Griffo           2,500            0            0           0       2,500           0             0          0
Claudio Gutierrez         47,000            0            0           0      47,000           0             0          0
David C Harlan            25,000            0            0           0      25,000           0             0          0
Mike Harlan               12,500            0            0           0      12,500           0             0          0
Mike Harlan               20,000            0            0           0      20,000           0             0          0
Joe Heger                125,000            0            0           0     125,000           0             0          0

                                                                                      Common
                                                              Common                   Stock
                                  Common Stock Common Stock    Stock                 issuable
                                    issuable     issuable    issuable                  upon
                                      upon         upon        upon                  conversion
                                   conversion   conversion   exercise                   or
                                   of Series A  of Series B     of                   exercise                 Percentage
                                   Convertible  Convertible  Warrants                   of      Common Stock   assuming
                        Common     Preferred    Preferred       and       Common     derivative     to be        all
                         Stock       Stock        Stock       Options      Stock     securities  beneficially   shares
  Name of Selling       (direct    (indirect    (indirect    (indirect    (direct   (indirect    owned after   offered
     Stockholder       ownership)  ownership)   ownership)   ownership)  ownership)  ownership)    Offering    are sold
--------------------- ----------- ------------ ------------ ----------- ----------- ----------- ------------- ----------
                          (a)         (b)          (c)          (d)         (e)         (f)          (g)         (h)
--------------------- ----------- ------------ ------------ ----------- ----------- ----------- ------------- ----------
Hillcrest Investors
 Ltd (19)                 17,000            0            0           0      17,000           0             0          0
David Iafrate             25,000            0            0           0      25,000           0             0          0
Jenson Orthodontic
 Center Profit Sharing
 Plan (20)                 5,000            0            0           0       5,000           0             0          0
John Johnson              16,667            0            0           0      16,667           0             0          0
Kranenburg Fund LP
 (21)                    141,667            0            0           0     141,667           0             0          0
Michael Labbe             17,500            0            0           0      17,500           0             0          0
Lacorte Family
 Revocable Trust Ua
 Dtd Jan 31 05 (22)       50,000            0            0           0      50,000           0             0          0
Frederick N La Corte &
 Sherry D La Corte Tr
 Ua Dtd Jan 31 05 La
 Corte Family Rev
 Trust (22)               50,000            0            0           0      50,000           0             0          0
Ladera Church              5,000            0            0           0       5,000           0             0          0
Thomas P Lechner          12,500            0            0           0      12,500           0             0          0
Libs Chiropractic
 Defined Benefit
 Pension Plan (23)        50,000            0            0           0      50,000           0             0          0
Libs Rev Trust Ua Dtd
 Feb 18 93 (23)           35,000            0            0           0      35,000           0             0          0

                                                                                      Common
                                                              Common                   Stock
                                  Common Stock Common Stock    Stock                 issuable
                                    issuable     issuable    issuable                  upon
                                      upon         upon        upon                  conversion
                                   conversion   conversion   exercise                   or
                                   of Series A  of Series B     of                   exercise                 Percentage
                                   Convertible  Convertible  Warrants                   of      Common Stock   assuming
                        Common     Preferred    Preferred       and       Common     derivative     to be        all
                         Stock       Stock        Stock       Options      Stock     securities  beneficially   shares
  Name of Selling       (direct    (indirect    (indirect    (indirect    (direct   (indirect    owned after   offered
     Stockholder       ownership)  ownership)   ownership)   ownership)  ownership)  ownership)    Offering    are sold
--------------------- ----------- ------------ ------------ ----------- ----------- ----------- ------------- ----------
                          (a)         (b)          (c)          (d)         (e)         (f)          (g)         (h)
--------------------- ----------- ------------ ------------ ----------- ----------- ----------- ------------- ----------
Linden Growth Partners
 (24)                  1,150,000            0            0           0   1,150,000           0             0          0
Eric Mcafee              425,000            0            0           0     425,000           0             0          0
David Metje               12,500            0            0           0      12,500           0             0          0
Brenda Mongillo           25,000            0            0           0      25,000           0             0          0
Anthony S Moses & Mary
 Moses                    25,000            0            0           0      25,000           0             0          0
Paul L Nolta & Jolene
 C Nolta                  12,500            0            0           0      12,500           0             0          0
Mark Pelkey               20,500            0            0           0      20,500           0             0          0
Brian J Peschel           66,667            0            0           0      66,667           0             0          0
Patrick Pettijohn &
 Susan Pettijohn          25,000            0            0           0      25,000           0             0          0
Joseph Pimentel (25)      20,000            0            0           0      20,000           0             0          0
Mark Pomeroy & Marie
 Pomeroy Rev Liv Tr Ua
 Dtd Oct 10 90 (26)      100,000            0            0           0     100,000           0             0          0
Todd Richards             30,000            0            0           0      30,000           0             0          0
Bradley Rotter           206,267            0            0           0     206,267           0             0          0
Kelly M Sablan            25,000            0            0           0      25,000           0             0          0

                                                                                      Common
                                                              Common                   Stock
                                  Common Stock Common Stock    Stock                 issuable
                                    issuable     issuable    issuable                  upon
                                      upon         upon        upon                  conversion
                                   conversion   conversion   exercise                   or
                                   of Series A  of Series B     of                   exercise                 Percentage
                                   Convertible  Convertible  Warrants                   of      Common Stock   assuming
                        Common     Preferred    Preferred       and       Common     derivative     to be        all
                         Stock       Stock        Stock       Options      Stock     securities  beneficially   shares
  Name of Selling       (direct    (indirect    (indirect    (indirect    (direct   (indirect    owned after   offered
     Stockholder       ownership)  ownership)   ownership)   ownership)  ownership)  ownership)    Offering    are sold
--------------------- ----------- ------------ ------------ ----------- ----------- ----------- ------------- ----------
                          (a)         (b)          (c)          (d)         (e)         (f)          (g)         (h)
--------------------- ----------- ------------ ------------ ----------- ----------- ----------- ------------- ----------
Marc Seward &
 Stephanie Seward Tr
 Ua Dtd March 8 1996
 The Marc & Stephanie
 Seward Living Trust
 (27)                     12,500            0            0           0      12,500           0             0          0
Nelson R Sharp           100,000            0            0           0     100,000           0             0          0
Sigma Alpha Epsilon
 Foundation               15,000            0            0           0      15,000           0             0          0
Vincent Simon              5,000            0            0           0       5,000           0             0          0
2005 Speare Tools
 Profit Sharing Plan
 (28)                      5,300            0            0           0       5,300           0             0          0
2004 Speare Tools
 Profit Sharing Plan
 (28)                      7,200            0            0           0       7,200           0             0          0
Speare Tools Inc
 Profit Sharing Plan
 (28)                     25,000            0            0           0      25,000           0             0          0
Tamarind Global Assets
 Ltd (29)                 95,000            0            0           0      95,000           0             0          0
John R Tessitore          26,667            0            0           0      26,667           0             0          0
Trellus Partners LP    1,000,000            0            0           0   1,000,000           0             0          0
Karen M Troyer             5,000            0            0           0       5,000           0             0          0
Trust Administrator
 Service Corp Cust
 William A Griffo Ira
 Account 051989 (30)       7,200            0            0           0       7,200           0             0          0

                                                                                      Common
                                                              Common                   Stock
                                  Common Stock Common Stock    Stock                 issuable
                                    issuable     issuable    issuable                  upon
                                      upon         upon        upon                  conversion
                                   conversion   conversion   exercise                   or
                                   of Series A  of Series B     of                   exercise                 Percentage
                                   Convertible  Convertible  Warrants                   of      Common Stock   assuming
                        Common     Preferred    Preferred       and       Common     derivative     to be        all
                         Stock       Stock        Stock       Options      Stock     securities  beneficially   shares
  Name of Selling       (direct    (indirect    (indirect    (indirect    (direct   (indirect    owned after   offered
     Stockholder       ownership)  ownership)   ownership)   ownership)  ownership)  ownership)    Offering    are sold
--------------------- ----------- ------------ ------------ ----------- ----------- ----------- ------------- ----------
                          (a)         (b)          (c)          (d)         (e)         (f)          (g)         (h)
--------------------- ----------- ------------ ------------ ----------- ----------- ----------- ------------- ----------
Barry Uphoff              16,667            0            0           0      16,667           0             0          0
Jerome T Usalis           62,500            0            0           0      62,500           0             0          0
Tom Van Horne (31)         4,000            0            0           0       4,000           0             0          0
Christopher Visconti       6,250            0            0           0       6,250           0             0          0
Saundra S Visconti        12,500            0            0           0      12,500           0             0          0
Guy Weber                 10,000            0            0           0      10,000           0             0          0
Lee F West                 6,250            0            0           0       6,250           0             0          0
John D Williamson         16,667            0            0           0      16,667           0             0          0
David Wilson & Jaan
 Wilson                   12,500            0            0           0      12,500           0             0          0
Wip II Investments LLC
 (32)                    425,000            0            0           0     425,000           0             0          0
Ellen K Wolfe Living
 Trust Ua Dtd Feb 12
 03 (33)                  34,167            0            0           0      34,167           0             0          0
Ellen K Wolfe             23,000            0            0           0      23,000           0             0          0
Thomas Marsella           15,000            0            0           0      15,000           0             0          0
Darin Marsella             3,500            0            0           0       3,500           0             0          0
Michael Brown Trust
 (34)                     91,104            0            0           0      91,104           0             0          0
Jerome Belson                  0            0      400,000     100,000           0           0             0          0
Anthony Trobiano
 Trust(35)                     0            0       75,000      18,750           0           0             0          0

                                                                                      Common
                                                              Common                   Stock
                                  Common Stock Common Stock    Stock                 issuable
                                    issuable     issuable    issuable                  upon
                                      upon         upon        upon                  conversion
                                   conversion   conversion   exercise                   or
                                   of Series A  of Series B     of                   exercise                 Percentage
                                   Convertible  Convertible  Warrants                   of      Common Stock   assuming
                        Common     Preferred    Preferred       and       Common     derivative     to be        all
                         Stock       Stock        Stock       Options      Stock     securities  beneficially   shares
  Name of Selling       (direct    (indirect    (indirect    (indirect    (direct   (indirect    owned after   offered
     Stockholder       ownership)  ownership)   ownership)   ownership)  ownership)  ownership)    Offering    are sold
--------------------- ----------- ------------ ------------ ----------- ----------- ----------- ------------- ----------
                          (a)         (b)          (c)          (d)         (e)         (f)          (g)         (h)
--------------------- ----------- ------------ ------------ ----------- ----------- ----------- ------------- ----------
Michael S. Klein               0            0       10,000       2,500           0           0             0          0
Martin S. & Beata Beck         0            0       34,000       8,500           0           0             0          0
Linden Capital Mgmt.
 LLC                           0            0      800,000     200,000           0           0             0          0
Michael A. Stahl               0            0       20,000       5,000           0           0             0          0
Barry Berger                   0            0      112,000      28,000           0           0             0          0
C. Ames & Donna B.
 Byrd                          0            0       20,000       5,000           0           0             0          0
Robert Karsten                 0            0       60,000      15,000           0           0             0          0
Robert Karsten IRA
 Rollover                      0            0      100,000      25,000           0           0             0          0
Kevin J. Martin                0            0       40,000      10,000           0           0             0          0
The Gerald Brauser
 Irrevocable Trust             0            0      500,000     125,000           0           0             0          0
G. Michael Dart                0            0      200,000      50,000           0           0             0          0
The Lindsay E. Dart
 Separate Property
 Trst                          0            0      100,000      25,000           0           0             0          0
Daniel J. Walsh                0            0       40,000      10,000           0           0             0          0
Steven T. Kelley               0            0       20,000       5,000           0           0             0          0
Susan Brauser                  0            0       60,000      15,000           0           0             0          0
Paul Becker                    0            0       40,000      10,000           0           0             0          0
Glider Funding Corp.           0            0       60,000      15,000           0           0             0          0

                                                                                      Common
                                                              Common                   Stock
                                  Common Stock Common Stock    Stock                 issuable
                                    issuable     issuable    issuable                  upon
                                      upon         upon        upon                  conversion
                                   conversion   conversion   exercise                   or
                                   of Series A  of Series B     of                   exercise                 Percentage
                                   Convertible  Convertible  Warrants                   of      Common Stock   assuming
                        Common     Preferred    Preferred       and       Common     derivative     to be        all
                         Stock       Stock        Stock       Options      Stock     securities  beneficially   shares
  Name of Selling       (direct    (indirect    (indirect    (indirect    (direct   (indirect    owned after   offered
     Stockholder       ownership)  ownership)   ownership)   ownership)  ownership)  ownership)    Offering    are sold
--------------------- ----------- ------------ ------------ ----------- ----------- ----------- ------------- ----------
                          (a)         (b)          (c)          (d)         (e)         (f)          (g)         (h)
--------------------- ----------- ------------ ------------ ----------- ----------- ----------- ------------- ----------
Israel Cohen & Susan
 C. Cohen Rev Trst             0            0       16,000       4,000           0           0             0          0
Frank Lagano                   0            0       95,000      23,750           0           0             0          0
Frank Lagano, Jr.              0            0       10,000       2,500           0           0             0          0
Jonathan Kohn                  0            0       60,000      15,000           0           0             0          0
Marvin Sheeber                 0            0       32,000       8,000           0           0             0          0
Robert & Susan Moran           0            0       25,000       6,250           0           0             0          0
Mayer Ballas MD PC
 Profit Share Plan             0            0       10,000       2,500           0           0             0          0
John Jeffrey &
 Patricia Bachman              0            0       10,000       2,500           0           0             0          0
The General's Group
 LLC                           0            0       12,000       3,000           0           0             0          0
Maurice Abadi                  0            0       25,000       6,250           0           0             0          0
Richard Metzger                0            0       10,000       2,500           0           0             0          0
Ronald DePinho                 0            0       10,000       2,500           0           0             0          0
Cary Fields                    0            0       50,000      12,500           0           0             0          0
The Lawrence Gorelick
 DDS PC PS                     0            0       10,000       2,500           0           0             0          0
Robert & Patricia
 Harran                        0            0       10,000       2,500           0           0             0          0
Helen Desantis                 0            0       10,000       2,500           0           0             0          0
Marvin J. Slepian              0            0       20,000       5,000           0           0             0          0
Michael C. Brown Trust         0            0      100,000      25,000           0           0             0          0

                                                                                      Common
                                                              Common                   Stock
                                  Common Stock Common Stock    Stock                 issuable
                                    issuable     issuable    issuable                  upon
                                      upon         upon        upon                  conversion
                                   conversion   conversion   exercise                   or
                                   of Series A  of Series B     of                   exercise                 Percentage
                                   Convertible  Convertible  Warrants                   of      Common Stock   assuming
                        Common     Preferred    Preferred       and       Common     derivative     to be        all
                         Stock       Stock        Stock       Options      Stock     securities  beneficially   shares
  Name of Selling       (direct    (indirect    (indirect    (indirect    (direct   (indirect    owned after   offered
     Stockholder       ownership)  ownership)   ownership)   ownership)  ownership)  ownership)    Offering    are sold
--------------------- ----------- ------------ ------------ ----------- ----------- ----------- ------------- ----------
                          (a)         (b)          (c)          (d)         (e)         (f)          (g)         (h)
--------------------- ----------- ------------ ------------ ----------- ----------- ----------- ------------- ----------
Douglas Pennock                0            0       20,000       5,000           0           0             0          0
Dino Liso                      0            0       10,000       2,500           0           0             0          0
Tooker Family Trust            0            0       40,000      10,000           0           0             0          0
Jane M. Teller                 0            0       20,000       5,000           0           0             0          0
Narvin Litchfield              0            0       30,000       7,500           0           0             0          0
Ronald & Alberta
 Weinisch                      0            0       20,000       5,000           0           0             0          0
Kenneth Childrey               0            0       20,000       5,000           0           0             0          0
Israel Berkowitz               0            0       20,000       5,000           0           0             0          0
E. Gerald Kay                  0            0       19,000       4,750           0           0             0          0
Kraneberg 1998 Trust           0            0      100,000      25,000           0           0             0          0
Joseph B. Childrey             0            0       55,000      13,750           0           0             0          0
Seminary Investments I         0            0       40,000      10,000           0           0             0          0
Elizabeth Rose                 0            0       22,000       5,500           0           0             0          0
Al Assad Jr. Trust UTD
 4/9/02                        0            0       20,000       5,000           0           0             0          0
Frederick WB Vogel             0            0      100,000      25,000           0           0             0          0
V7, LLC                        0            0       20,000       5,000           0           0             0          0
Karen & Michael
 Vanechanos                    0            0       30,000       7,500           0           0             0          0
Seminary Investments
 II                            0            0       40,000      10,000           0           0             0          0
Diamondback - Master
 Fund                          0            0      400,000     100,000           0           0             0          0

                                                                                      Common
                                                              Common                   Stock
                                  Common Stock Common Stock    Stock                 issuable
                                    issuable     issuable    issuable                  upon
                                      upon         upon        upon                  conversion
                                   conversion   conversion   exercise                   or
                                   of Series A  of Series B     of                   exercise                 Percentage
                                   Convertible  Convertible  Warrants                   of      Common Stock   assuming
                        Common     Preferred    Preferred       and       Common     derivative     to be        all
                         Stock       Stock        Stock       Options      Stock     securities  beneficially   shares
  Name of Selling       (direct    (indirect    (indirect    (indirect    (direct   (indirect    owned after   offered
     Stockholder       ownership)  ownership)   ownership)   ownership)  ownership)  ownership)    Offering    are sold
--------------------- ----------- ------------ ------------ ----------- ----------- ----------- ------------- ----------
                          (a)         (b)          (c)          (d)         (e)         (f)          (g)         (h)
--------------------- ----------- ------------ ------------ ----------- ----------- ----------- ------------- ----------
Wilshire Camp Assoc.           0            0      120,000      30,000           0           0             0          0
Kranenburg Fund                0            0      100,000      25,000           0           0             0          0
Joseph B. Childrey             0            0       45,000      11,250           0           0             0          0
Frederick R. Stahl,
 Jr.                           0            0       10,000       2,500           0           0             0          0
SAISC, Inc.                    0            0       12,000       3,000           0           0             0          0
Jonathan Kohn                  0            0       20,000       5,000           0           0             0          0
Gerdz Investments LP,
 RLLLP                         0            0       10,000       2,500           0           0             0          0
Gibson Living Trust            0            0       10,000       2,500           0           0             0          0
Antoine de  Sejournet          0            0       10,000       2,500           0           0             0          0
Keystone Private
 Equity Investment -
 Rainer Busch                  0            0      200,000      50,000           0           0             0          0
Pascal Investment
 Partners Equity Fund          0            0      100,000      25,000           0           0             0          0
Peterson Family Trust
 dtd 8/16/2000                 0            0       40,000      10,000           0           0             0          0
Elizabeth Reed                 0            0       20,000       5,000           0           0             0          0
Kranenburg 1998 Trust          0            0      100,000      25,000           0           0             0          0
Bradley Rotter Self
 Employed Pension Plan
 & Trust                       0            0      100,000      25,000           0           0             0          0
Ely Family Trust UTD
 3/16/84                       0            0       12,000       3,000           0           0             0          0

                                                                                      Common
                                                              Common                   Stock
                                  Common Stock Common Stock    Stock                 issuable
                                    issuable     issuable    issuable                  upon
                                      upon         upon        upon                  conversion
                                   conversion   conversion   exercise                   or
                                   of Series A  of Series B     of                   exercise                 Percentage
                                   Convertible  Convertible  Warrants                   of      Common Stock   assuming
                        Common     Preferred    Preferred       and       Common     derivative     to be        all
                         Stock       Stock        Stock       Options      Stock     securities  beneficially   shares
  Name of Selling       (direct    (indirect    (indirect    (indirect    (direct   (indirect    owned after   offered
     Stockholder       ownership)  ownership)   ownership)   ownership)  ownership)  ownership)    Offering    are sold
--------------------- ----------- ------------ ------------ ----------- ----------- ----------- ------------- ----------
                          (a)         (b)          (c)          (d)         (e)         (f)          (g)         (h)
--------------------- ----------- ------------ ------------ ----------- ----------- ----------- ------------- ----------
Kyle Harrington                0            0       10,000       2,500           0           0             0          0
Frontage Road Freres           0            0       40,000      10,000           0           0             0          0
RBC Dain Rausher
 Custodian FBO Trevor
 Colby IRA                     0            0       20,000       5,000           0           0             0          0
Trevor Colby                   0            0       20,000       5,000           0           0             0          0
John T. Borgese                0            0       10,000       2,500           0           0             0          0
Scott Marsh                    0            0       10,000       2,500           0           0             0          0
Martin Beck                    0            0       16,000       4,000           0           0             0          0
Moldow Family Trust            0            0       40,000      10,000           0           0             0          0
White Sand Investor
 Group LP                      0            0       30,000       7,500           0           0             0          0
Carl & Linda Brockl,
 Brockl Family Trust           0            0       60,000      15,000           0           0             0          0
Jonathan Bruce Kruljac         0            0       10,000       2,500           0           0             0          0
Gregory G. Sauber              0            0       10,000       2,500           0           0             0          0
Andrew S. Miller               0            0       10,000       2,500           0           0             0          0
Evergreen Highland LLC         0            0       60,000      15,000           0           0             0          0
Joseph J. Siegel               0            0       10,000       2,500           0           0             0          0
Leon Brauser                   0            0      100,000      25,000           0           0             0          0
L. Joseph Loveland,
 Jr.                           0            0       20,000       5,000           0           0             0          0
William L. Fisher              0            0       10,000       2,500           0           0             0          0

                                                                                      Common
                                                              Common                   Stock
                                  Common Stock Common Stock    Stock                 issuable
                                    issuable     issuable    issuable                  upon
                                      upon         upon        upon                  conversion
                                   conversion   conversion   exercise                   or
                                   of Series A  of Series B     of                   exercise                 Percentage
                                   Convertible  Convertible  Warrants                   of      Common Stock   assuming
                        Common     Preferred    Preferred       and       Common     derivative     to be        all
                         Stock       Stock        Stock       Options      Stock     securities  beneficially   shares
  Name of Selling       (direct    (indirect    (indirect    (indirect    (direct   (indirect    owned after   offered
     Stockholder       ownership)  ownership)   ownership)   ownership)  ownership)  ownership)    Offering    are sold
--------------------- ----------- ------------ ------------ ----------- ----------- ----------- ------------- ----------
                          (a)         (b)          (c)          (d)         (e)         (f)          (g)         (h)
--------------------- ----------- ------------ ------------ ----------- ----------- ----------- ------------- ----------
Joel D. Aaseby Living
 Trust                         0            0       10,000       2,500           0           0             0          0
Newport Private
 Investments Limited           0            0       16,000       4,000           0           0             0          0
Guy & Madeline
 Ossello, JTWROs               0            0       10,000       2,500           0           0             0          0
Sam Cortez                     0            0       10,000       2,500           0           0             0          0
Ervin Living Trust,
 Robert D.                     0            0       10,000       2,500           0           0             0          0
Gerald Kay                     0            0       21,000       5,250           0           0             0          0
James J. Keane                 0            0       40,000      10,000           0           0             0          0
Lloyd Quartin                  0            0       10,000       2,500           0           0             0          0
Dan Purjes                     0            0       40,000      10,000           0           0             0          0
Philip Fiederlein              0            0       20,000       5,000           0           0             0          0
HSBC, Jane Teller              0            0       10,000       2,500           0           0             0          0
Walter D. O'Hearn, Jr.         0            0       20,000       5,000           0           0             0          0
RST Network, LLC               0            0       20,000       5,000           0           0             0          0
Vision Opportunity
 Master Fund DB Cayman
 Ltd                           0            0      120,000      30,000           0           0             0          0
Vision Opportunity
 Master Fund, Ltd.             0            0       60,000      15,000           0           0             0          0
Harris Cohen                   0            0       10,000       2,500           0           0             0          0

                                                                                      Common
                                                              Common                   Stock
                                  Common Stock Common Stock    Stock                 issuable
                                    issuable     issuable    issuable                  upon
                                      upon         upon        upon                  conversion
                                   conversion   conversion   exercise                   or
                                   of Series A  of Series B     of                   exercise                 Percentage
                                   Convertible  Convertible  Warrants                   of      Common Stock   assuming
                        Common     Preferred    Preferred       and       Common     derivative     to be        all
                         Stock       Stock        Stock       Options      Stock     securities  beneficially   shares
  Name of Selling       (direct    (indirect    (indirect    (indirect    (direct   (indirect    owned after   offered
     Stockholder       ownership)  ownership)   ownership)   ownership)  ownership)  ownership)    Offering    are sold
--------------------- ----------- ------------ ------------ ----------- ----------- ----------- ------------- ----------
                          (a)         (b)          (c)          (d)         (e)         (f)          (g)         (h)
--------------------- ----------- ------------ ------------ ----------- ----------- ----------- ------------- ----------
Millenium Technology
 Value Partners, LP            0            0      198,720      49,680           0           0             0          0
Millenium Technology
 Value Partners LP             0            0      201,280      50,320           0           0             0          0
TWM Associates, LLC            0            0       20,000       5,000           0           0             0          0
Alan G. Williams               0            0       16,000       4,000           0           0             0          0
Ronald A. Scheeler             0            0       10,000       2,500           0           0             0          0
TFFS, Inc.                     0            0       20,000       5,000           0           0             0          0
Francisco Uy                   0            0       10,000       2,500           0           0             0          0
Donald L. Wells                0            0       10,000       2,500           0           0             0          0
CD Capital                     0            0      400,000     100,000           0           0             0          0
Diamond Oppty Fund LLC         0            0      200,000      50,000           0           0             0          0
Nite Capital                   0            0      200,000      50,000           0           0             0          0
Iroquois Master Fund           0            0      100,000      25,000           0           0             0          0
Capital Ventures               0            0      400,000     100,000           0           0             0          0
Nancy Farina                   0            0       10,000       2,500           0           0             0          0
William and Micki
 Lippe                         0            0       20,000       5,000           0           0             0          0
Camilla Bellick                0            0       20,000       5,000           0           0             0          0
GCE Property Holdings          0            0       80,000      20,000           0           0             0          0
Lorraine DiPaolo               0            0       60,000      15,000           0           0             0          0
Bradley Rotter                 0            0      122,000      30,500           0           0             0          0

                                                                                      Common
                                                              Common                   Stock
                                  Common Stock Common Stock    Stock                 issuable
                                    issuable     issuable    issuable                  upon
                                      upon         upon        upon                  conversion
                                   conversion   conversion   exercise                   or
                                   of Series A  of Series B     of                   exercise                 Percentage
                                   Convertible  Convertible  Warrants                   of      Common Stock   assuming
                        Common     Preferred    Preferred       and       Common     derivative     to be        all
                         Stock       Stock        Stock       Options      Stock     securities  beneficially   shares
  Name of Selling       (direct    (indirect    (indirect    (indirect    (direct   (indirect    owned after   offered
     Stockholder       ownership)  ownership)   ownership)   ownership)  ownership)  ownership)    Offering    are sold
--------------------- ----------- ------------ ------------ ----------- ----------- ----------- ------------- ----------
                          (a)         (b)          (c)          (d)         (e)         (f)          (g)         (h)
--------------------- ----------- ------------ ------------ ----------- ----------- ----------- ------------- ----------
Cagan Capital Priv.
 Equity Fund II, LLC           0            0       80,000      20,000           0           0             0          0
The Carl B. Mellman &
 Grace M. Mellman
 Family Trust, U/D/T/
 2/5/92                        0            0       40,640      10,160           0           0             0          0
Camofi Master Fund             0            0      400,000     100,000           0           0             0          0
Elizabeth A. Reed              0            0       20,320       5,080           0           0             0          0
James L. Ferris                0            0        6,000       1,500           0           0             0          0
Francis L. McKone              0            0       10,000       2,500           0           0             0          0
Thomas S. Van Horne            0            0       16,240       4,060           0           0             0          0
Frontage Road Freres,
 LLC                           0            0       20,320       5,080           0           0             0          0
Islandia, LP                   0            0      400,000     100,000           0           0             0          0
Michael Brown                  0            0      100,000      25,000           0           0             0          0
Old Westbury Real
 Return Fund -
 Bessemer Investment
 Management                    0            0    1,800,000     450,000           0           0             0          0
Steve Taylor                   0            0      200,000      50,000           0           0             0          0
Camila Bellick                 0            0       20,000      24,800           0           0             0          0
Michael C. Brown Trust         0            0      100,000      58,333           0           0             0          0
Camofi Master LDC
 (CentreCourt)                 0            0      400,000     232,000           0           0             0          0
Lorraine DiPaolo               0            0       60,000      34,800           0           0             0          0

                                                                                      Common
                                                              Common                   Stock
                                  Common Stock Common Stock    Stock                 issuable
                                    issuable     issuable    issuable                  upon
                                      upon         upon        upon                  conversion
                                   conversion   conversion   exercise                   or
                                   of Series A  of Series B     of                   exercise                 Percentage
                                   Convertible  Convertible  Warrants                   of      Common Stock   assuming
                        Common     Preferred    Preferred       and       Common     derivative     to be        all
                         Stock       Stock        Stock       Options      Stock     securities  beneficially   shares
  Name of Selling       (direct    (indirect    (indirect    (indirect    (direct   (indirect    owned after   offered
     Stockholder       ownership)  ownership)   ownership)   ownership)  ownership)  ownership)    Offering    are sold
--------------------- ----------- ------------ ------------ ----------- ----------- ----------- ------------- ----------
                          (a)         (b)          (c)          (d)         (e)         (f)          (g)         (h)
--------------------- ----------- ------------ ------------ ----------- ----------- ----------- ------------- ----------
James L. Ferris                0            0        6,000       4,800           0           0             0          0
Frontage Road Freres,
 LLC                           0            0       20,320      11,680           0           0             0          0
GCE Property Holdings,
 Inc.                          0            0       80,000      86,000           0           0             0          0
Islandia, LP (Edgar
 Berner)                       0            0      400,000     232,000           0           0             0          0
William & Micki Lippe          0            0       20,000      24,800           0           0             0          0
Francis L. McKone              0            0       10,000       5,800           0           0             0          0
The Carl B. Mellman &
 Grace M. Mellman
 Family Trust U/D/T
 2/5/92                        0            0       40,640      23,360           0           0             0          0
Elizabeth A. Reed              0            0       20,320      11,680           0           0             0          0
Bradley Rotter                 0            0      122,000      70,100           0           0             0          0
Thomas S. Van Horne            0            0       16,240       9,340           0           0             0          0
Barry Garfinkel                0            0            0      13,200           0           0             0          0
Benchmark Partners LP          0            0            0      66,000           0           0             0          0
Civic Capital Fund I
 LLC                           0            0            0      33,000           0           0             0          0
Florence & David
 Schwartz                      0            0            0      13,200           0           0             0          0
Dr. Roy & Anne Nelson          0            0            0       9,900           0           0             0          0

                                                                                      Common
                                                              Common                   Stock
                                  Common Stock Common Stock    Stock                 issuable
                                    issuable     issuable    issuable                  upon
                                      upon         upon        upon                  conversion
                                   conversion   conversion   exercise                   or
                                   of Series A  of Series B     of                   exercise                 Percentage
                                   Convertible  Convertible  Warrants                   of      Common Stock   assuming
                        Common     Preferred    Preferred       and       Common     derivative     to be        all
                         Stock       Stock        Stock       Options      Stock     securities  beneficially   shares
  Name of Selling       (direct    (indirect    (indirect    (indirect    (direct   (indirect    owned after   offered
     Stockholder       ownership)  ownership)   ownership)   ownership)  ownership)  ownership)    Offering    are sold
--------------------- ----------- ------------ ------------ ----------- ----------- ----------- ------------- ----------
                          (a)         (b)          (c)          (d)         (e)         (f)          (g)         (h)
--------------------- ----------- ------------ ------------ ----------- ----------- ----------- ------------- ----------
Ellen Young & Arthur
 Fein                          0            0            0       3,300           0           0             0          0
Joseph Martello                0            0            0       3,300           0           0             0          0
Michael J. Salmanson &
 Tobi E. Zemsky                0            0            0       6,600           0           0             0          0
Miriam W. Salmanson            0            0            0       6,600           0           0             0          0
Richard Sheila
 Korchien                      0            0            0       6,600           0           0             0          0
Midsummer Capital              0            0            0     132,000           0           0             0          0
BRS Energy
 Investments, LLC              0            0            0       6,600           0           0             0          0
Jon Salmanson                  0            0            0       6,000           0           0             0          0
Boaz Rahav                     0            0            0      16,000           0           0             0          0
Lorraine DiPaolo               0            0            0       4,000           0           0             0          0
Leslie McCall                  0            0            0       5,000           0           0             0          0
David Tsiang                   0            0            0      18,000           0           0             0          0
Andrew Russell                 0            0            0       2,300           0           0             0          0
O.Lee Tawes, III               0            0            0      10,000           0           0             0          0
Yaudoon Chiang                 0            0            0      10,000           0           0             0          0
Richard Zorn                   0            0            0       4,000           0           0             0          0
Northeast Securities           0            0            0      20,000           0           0             0          0
First Montauk
 Securities Corp.              0            0            0     274,589           0           0             0          0
Victor Kurylak                 0            0            0      35,538           0           0             0          0

                                                                                      Common
                                                              Common                   Stock
                                  Common Stock Common Stock    Stock                 issuable
                                    issuable     issuable    issuable                  upon
                                      upon         upon        upon                  conversion
                                   conversion   conversion   exercise                   or
                                   of Series A  of Series B     of                   exercise                 Percentage
                                   Convertible  Convertible  Warrants                   of      Common Stock   assuming
                        Common     Preferred    Preferred       and       Common     derivative     to be        all
                         Stock       Stock        Stock       Options      Stock     securities  beneficially   shares
  Name of Selling       (direct    (indirect    (indirect    (indirect    (direct   (indirect    owned after   offered
     Stockholder       ownership)  ownership)   ownership)   ownership)  ownership)  ownership)    Offering    are sold
--------------------- ----------- ------------ ------------ ----------- ----------- ----------- ------------- ----------
                          (a)         (b)          (c)          (d)         (e)         (f)          (g)         (h)
--------------------- ----------- ------------ ------------ ----------- ----------- ----------- ------------- ----------
Ernest Pellegrino              0            0            0      38,273           0           0             0          0
WMS Enterprises, LLC           0            0            0      16,800           0           0             0          0
Mitchell Levine                0            0            0       6,650           0           0             0          0
Green Drake Capital
 Corp.                         0            0            0     136,000           0           0             0          0
Adam Epstein                   0            0            0       6,700           0           0             0          0
Chadbourn                      0            0            0      45,708           0           0             0          0
Ramin Azar                     0            0            0      10,000           0           0             0          0
Lynn Rach  (Chad )
 plus                          0            0            0       5,500           0           0             0          0
Thomas Weisel Partners         0            0            0     104,000           0           0             0          0
Laird Q. Cagan                 0            0            0     251,256           0           0             0          0
Laird Q. Cagan                 0            0            0     387,587           0           0             0          0
Trellus Offshore Fund
 Ltd.                               3,294,118                  980,000
Trellus Partners II                    94,118                   28,000
Trellus Partners, LP                1,317,647                  392,000
PNC Investment Corp.                   88,942                   26,460

(1)  Stephen J. George has sole voting and investment control over these shares.

(2) David Charles and Jeanne Cassol Anding, trustees, share voting and investment control over these shares.

(3) Vincent J. Bartolotta has sole voting and investment control over these shares.

(4) Bruce Neel Bowers and Lorene Ryan Bowers, trustees, share voting and investment control over these shares.

(5) Bruce Neel Bowers and Susan Michelle Bowers, trustees, share voting and investment control over these shares.

(6) Boaz Rahav, Yuval Schwartz and Gil Boosidan share voting and investment control over these shares.

(7)  John DeSantis has sole voting and investment control over these shares.

(8)  Craig Collard has sole voting and investment control over these shares.

(9)  Scott S. Davis has sole voting and investment control over these shares.

(10) Thomas Dinoto, as trustee, has sole voting and investment control over these shares.

(11) Peter Salas has sole voting and investment control over these shares.

(12) Corey E. Doucette & Berkley A. Doucette, trustees, share voting and investment control over these shares.

(13) Edward J. Doucette, III, Karen J. Doucette, trustees, share voting and investment control over these shares.

(14) Richard. G. Paulette Ely, trustee, has sole voting and investment control over these shares.

(15) Mitch Levine has sole voting and investment control over these shares.

(16) William Griffo and DeAnn Bernhard share voting and investment control over these shares.

(17) Lawrence Gray & Lenora Gray, trustees, share voting and investment control over these shares.

(18) David Grayson & Rochelle Zendejas, trustees, share voting and investment control over these shares.

(19) Jon Goodykoontz has sole voting and investment control over these shares.

(20) Verl A. Jensen has sole voting and investment control over these shares.

(21) Philip Kranenburg, Peter & Juliana Falk & Fred Bauthier share voting and investment control over these shares.

(22) Frederick N. & Sherry D. La Corte share voting and investment control over these shares.

(23) Drs. David & Lori Libs share voting and investment control over these shares.

(24) Paul Coviello has sole voting and investment control over these shares.

(25) Joseph Pimentel is the adult brother of our ceo, John Pimentel and has sole voting and investment control over these shares.

(26) Robert Mark Pomero & Marie Lefort Pomero share voting and investment control over these shares.

(27) Marc & Stephanie Seward share voting and investment control over these shares.

(28) William Speare has sole voting and investment control over these shares.

(29) Arif Bhalwani has sole voting and investment control over these shares.

(30) William A. Griffo & DeAnn Bernhard share voting and investment control over these shares.

(31) Tom Van Horne is the brother of our ceo , John Pimentel and has sole voting and investment control over these shares.

(32) S. Robson Walter, Samuel R. Walter, Carrie W. Penner, Benjamin J. Walters share voting and investment control over these shares.

(33) Ellen K. Wolfe has sole voting and investment control over these shares.

(34) Michael Brown has sole voting and investment control over these shares.

(35) Anthony Trobiano has sole voting and investment control over these shares.

Relationships with Selling Stockholders

All stockholders, other than as disclosed in the footnotes above, are investors who acquired their securities from us in one or more private placements of common stock and who have had no position, office, or other material relationship (other than as purchasers of securities) with us or any of our affiliates within the past three years.

The information in the above table is as of the date of this prospectus. Information concerning the selling stockholders may change from time to time and any such changed information will be described in supplements to this prospectus if and when necessary.

                              PLAN OF DISTRIBUTION

         Each Selling Stockholder (the "Selling Stockholders") of the common stock ("Common Stock") of World Waste Technologies, Inc., a California corporation (the "Company") and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of Common Stock on the Trading Market or any other stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. A Selling Stockholder may use any one or more of the following methods when selling shares:

     o ordinary brokerage transactions and transactions in which the broker dealer solicits purchasers;

     o block trades in which the broker dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

     o purchases by a broker dealer as principal and resale by the broker dealer for its account;

     o an exchange distribution in accordance with the rules of the applicable exchange;

     o    privately negotiated transactions;

     o settlement of short sales entered into after the effective date of the registration statement of which this prospectus is a part;

     o broker dealers may agree with the Selling Stockholders to sell a specified number of such shares at a stipulated price per share;

     o    a combination of any such methods of sale;

     o through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise; or

     o    any other method permitted pursuant to applicable law.

         The Selling Stockholders may also sell shares under Rule 144 under the Securities Act of 1933, as amended (the "Securities Act"), if available, rather than under this prospectus.

         Broker dealers engaged by the Selling Stockholders may arrange for other brokers dealers to participate in sales. Broker dealers may receive commissions or discounts from the Selling Stockholders (or, if any broker dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this Prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with NASDR Rule 2440; and in the case of a principal transaction a markup or markdown in compliance with NASDR IM-2440.

         In connection with the sale of the Common Stock or interests therein, the Selling Stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the Common Stock in the course of hedging the positions they assume. The Selling Stockholders may also sell shares of the Common Stock short and deliver these securities to close out their short positions, or loan or pledge the Common Stock to broker-dealers that in turn may sell these securities. The Selling Stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

         The Selling Stockholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Each Selling Stockholder has informed the Company that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the Common Stock.

         The Company is required to pay certain fees and expenses incurred by the Company incident to the registration of the shares. The Company has agreed to indemnify the Selling Stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

         Because Selling Stockholders may be deemed to be "underwriters" within the meaning of the Securities Act, they will be subject to the prospectus delivery requirements of the Securities Act. In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than under this prospectus. Each Selling Stockholder has advised us that they have not entered into any written or oral agreements, understandings or arrangements with any underwriter or broker-dealer regarding the sale of the resale shares. There is no underwriter or coordinating broker acting in connection with the proposed sale of the resale shares by the Selling Stockholders.

         We agreed to keep this prospectus effective until the earlier of (i) the date on which the shares may be resold by the Selling Stockholders without registration and without regard to any volume limitations by reason of Rule 144(e) under the Securities Act or any other rule of similar effect or (ii) all of the shares have been sold pursuant to the prospectus or Rule 144 under the Securities Act or any other rule of similar effect. The resale shares will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

         Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale shares may not simultaneously engage in market making activities with respect to the Common Stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the Selling Stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of shares of the Common Stock by the Selling Stockholders or any other person. We will make copies of this prospectus available to the Selling Stockholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale.

              CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

In December 2003, we entered into an agreement, amended in March 2004, with Cagan McAfee Capital Partners, LLC ("CMCP"). The agreement provides for CMCP to provide advisory and consulting services and for an NASD broker dealer, Chadbourn Securities Inc. ("Chadbourn"), to provide investment banking services to us.

The agreement calls for, among other things, our company to pay to CMCP a monthly advisory fee of $15,000, increased to $20,000 beginning in September 2004. The total professional fees paid to CMCP for the year ended December 31, 2005 for advisory services were $200,000. John Pimentel, our Chief Executive Officer and a member of our Board of Directors, is a principal of CMCP.

Chadbourn and Laird Q. Cagan, a registered representative of Chadbourn, acted as the placement agent (collectively, the "Placement Agent") for us in connection with the private placement of 3,923,370 shares of our common stock in 2004. In connection with those private placements, we paid the Placement Agent a commission of 8% of the price of all shares sold by it, or approximately $487,200. In addition, we paid the Placement Agent a non-accountable expense allowance (equal to 2% of the purchase price of the shares or approximately $90,000) and issued the Placement Agent, or its affiliates, warrants to purchase 392,337 of our common shares, at exercise prices between $1.00 and $2.50. Mr. Cagan is a significant shareholder of WWT.

During 2005, the Placement Agent acted as the placement agent for us in connection with the private placement of 1,354,800 shares of our common stock and warrants to purchase 338,700 shares of our common stock, the private placement of 4,075,600 shares of our Series A Preferred Stock and warrants to purchase 407,560 shares of our common stock, and $4,015,000 aggregate principal amount of our senior secured promissory notes and warrants to purchase up to a total of 529,980 shares of Common Stock. In connection with those private placements, we paid the Placement Agent a commission of approximately $961,550. In addition, we paid the Placement Agent a non-accountable expense allowance of $267,740 and issued the Placement Agent, or its affiliates, warrants to purchase 548,486 of our common shares, at an exercise price of $2.50.

During the six months ended June 30, 2006, the Placement Agent acted as the placement angent in connection with the private placement of our senior secured promissory notes and warrants to purchase up to a total of 297,000 shares of Common Stock and the private placement of 250,000 shares of our Series B Preferred Stock and warrants to purchase 2,500,000 shares of our common stock. In connection with those private placements, we paid the Placement Agent a commission of $538,550 and warrants to purchase 236,980 of our common stock, at an exercise prices of $2.50.

We believe that all of the transactions described above were made on terms no less favorable to us than could have been obtained from unaffiliated third parties. We intend that all future transactions with affiliated persons will be approved by a majority of the Board of Directors, including a majority of the independent and disinterested outside directors on the Board of Directors, and will be on terms no less favorable to us than could be obtained from unaffiliated third parties.

                            DESCRIPTION OF SECURITIES

We are authorized to issue 100,000,000 shares of $.001 par value common stock and 10,000,000 shares of $0.001 par value preferred stock. As of June 30, 2006, we had 25,030,230 shares of common stock issued and outstanding, 4,075,600 shares of Series A Preferred Stock issued and outstanding and 11,305,520 shares of Series B Preferred Stock issued and outstanding.

Common Stock

The holders of our common stock are entitled to equal dividends and distributions per share with respect to the common stock when, as and if declared by our board of directors from funds legally available therefore. No holder of any shares of our common stock has a preemptive right to subscribe for any of our securities, nor are any common shares subject to redemption or convertible into other securities. Upon liquidation, dissolution or winding-up of our company, and after payment of creditors and preferred stockholders, if any, the assets will be divided pro rata on a share-for-share basis among the holders of our shares of common stock. All shares of our common stock now outstanding are fully paid, validly issued and non-assessable. Each share of our common stock is entitled to one vote with respect to the election of any director or any other matter upon which stockholders are required or permitted to vote.

Preferred Stock

Under our articles of incorporation, our board of directors has the power, without further action by the holders of our common stock, to designate the relative rights and preferences of the preferred stock, and to issue the preferred stock in one or more series as designated by our board of directors. The designation of rights and preferences could include preferences as to liquidation, redemption and conversion rights, voting rights, dividends or other preferences, any of which may be dilutive of the interest of the holders of our common stock or the preferred stock of any other series. The issuance of preferred stock may have the effect of delaying or preventing a change in control of our company without further stockholder action and may adversely affect the rights and powers, including voting rights, of the holders of our common stock.

Series A Preferred Stock

Pursuant to a private placement on April 28, 2005 and May 9, 2005, we issued a total of 4,075,600 shares of a newly created series of preferred stock, designated as "8% Series A Cumulative Redeemable Convertible Participating Preferred Stock." The Series A Preferred has the following rights, preferences and privileges:

         Dividends. Holders of Series A Preferred are entitled to receive cumulative dividends, payable quarterly in additional shares of Series A Preferred, at the rate of 8% per annum. This dividend rate is subject to increase to 9% in the event we do not comply with certain registration rights provisions. The holders of the Series A Preferred are also entitled to fully participate in any dividends paid to the holders of our common stock on a common stock equivalent basis.

         Voting Rights. Each share of Series A Preferred is entitled to that number of votes equal to the number of whole shares of our common stock into which it is convertible. In addition, so long as at least 50% of the shares of Series A Preferred remain outstanding (but prior to the "Operational Date," generally defined as if and when our initial plant in Anaheim, California first generates total operating cash flow of at least $672,000 for any consecutive three month period), we are prohibited from taking certain actions without the approval of the holders of a majority of the outstanding shares of Series A Preferred, including, among other things, a sale of all or substantially all of our assets, a transfer or cancellation of our license from its technology licensor, the making of certain restricted payments, the incurrence of any indebtedness (subject to certain exceptions), or a change in our principal business. Except as provided by law, holders of our common stock and preferred stock otherwise vote together as a single class.

         Board Change of Control. In the event the Operational Date has not occurred by September 30, 2006, the holders of the Series A Preferred have the right to elect a majority of the members of our board of directors. This right would terminate, however, upon the first to occur of the Operational Date or the date on which less than 50% of the shares of Series A Preferred remain outstanding.

         Liquidation Rights. Upon any liquidation, dissolution or winding-up of our company (including a sale of our company), the holders of Series A Preferred have the right to receive $2.50 per share (plus accrued but unpaid dividends), prior to and in preference over any liquidation payment on our common stock or any other class of preferred stock. Following payment of the aforementioned liquidation preference, holders of the Series A Preferred are entitled to participate fully with the holders of our common stock on a common stock equivalent basis with respect to the distribution of any remaining assets.

         Redemption. The holders of a majority of the shares of Series A Preferred have the option to require us to redeem all outstanding shares of Series A Preferred on the five year anniversary of issuance at a redemption price equal to $2.50 per share, plus accrued and unpaid dividends to that date. In the event the holders do not exercise this redemption right, all shares of Series A Preferred will automatically convert into shares of our common stock on such five-year anniversary, as described below.

         Mandatory Conversion. Each share of Series A Preferred will automatically convert into shares of our common stock (i) in the event we consummate an underwritten public offering of our securities at a price per share not less than $5.00 and for a total gross offering amount of at least $10 million, (ii) in the event of a sale of our company resulting in proceeds to the holders of Series A Preferred of a per share amount of at least $5.00, (iii) in the event that the closing market price of our common stock averages at least $7.50 per share over a period of 20 consecutive trading days and the daily trading volume averages at least 75,000 shares over such period, (iv) at any time following the first to occur of September 30, 2006 or the Operational Date, upon the approval of a majority of the then-outstanding shares of Series A Preferred, or (v) unless we are otherwise obligated to redeem the shares as described above, on April 28, 2010.

         Optional Conversion. Each holder has the right to convert its shares Series A Preferred into shares of our common stock, provided that no such conversion may take place prior to the first to occur of September 30, 2006 or the Operational Date.

         Conversion Rate. Each share of Series A Preferred currently converts into common stock at the rate of 1.18 shares of common stock for each share of Series A Preferred. The conversion price was changed from 1.00 to 1.18 shares of common stock for each share of Series A Preferred upon issuance of the Series B Preferred due to a ratched provision in the Series A.

Series B Preferred Stock

Pursuant to private placements in May 2006, we issued a total of 10,000,000 shares of a newly created series of preferred stock, designated as "8% Series B Cumulative Redeemable Convertible Participating Preferred Stock." The Series B Preferred has the following rights, preferences and privileges:

         Dividends. Holders of Series B Preferred are entitled to receive cumulative dividends, payable quarterly in additional shares of Series A Preferred, at the rate of 8% per annum. The holders of the Series B Preferred are also entitled to fully participate in any dividends paid to the holders of our common stock on a common stock equivalent basis.

         Voting Rights. Each share of Series B Preferred is entitled to that number of votes equal to the number of whole shares of our common stock into which it is convertible. Except as provided by law, holders of our common stock and preferred stock otherwise vote together as a single class.

         Liquidation Rights. Upon any liquidation, dissolution or winding-up of our company (including a sale of our company), the holders of Series B Preferred have the right to receive $100 per share (plus accrued but unpaid dividends), prior to and in preference over any liquidation payment on our common stock or any other class of preferred stock. Following payment of the aforementioned liquidation preference, holders of the Series B Preferred are entitled to participate fully with the holders of our common stock on a common stock equivalent basis with respect to the distribution of any remaining assets.

         Redemption. The holders of a majority of the shares of Series B Preferred have the option to require us to redeem all outstanding shares of Series B Preferred on the five-year anniversary of issuance at a redemption price equal to $100.00 per share, plus accrued and unpaid dividends to that date. In the event the holders do not exercise this redemption right, all shares of Series B Preferred will automatically convert into shares of our common stock on such five-year anniversary, as described below.

         Mandatory Conversion. Each share of Series B Preferred will automatically convert into shares of our common stock (i) in the event we consummate an underwritten public offering of our securities at a price per share not less than $5.00 and for a total gross offering amount of at least $10 million, (ii) in the event of a sale of our company resulting in proceeds to the holders of Series B Preferred of a per share amount of at least $200.00, (iii) in the event that the closing market price of our common stock averages at least $7.50 per share over a period of 20 consecutive trading days and the daily trading volume averages at least 75,000 shares over such period, (iv) at any time following the first to occur of September 30, 2006 or the Operational Date, upon the approval of a majority of the then-outstanding shares of Series B Preferred, or (v) unless we are otherwise obligated to redeem the shares as described above, on April 28, 2010.

         Optional Conversion. Each holder has the right to convert its shares Series B Preferred into shares of our common stock.

         Conversion Rate. Each share of Series B Preferred currently converts into common stock at the rate of 40 shares of common stock for each share of Series B Preferred.

Registration Rights

Under the terms of private placements that we completed between 2004 and 2006, we are required under certain conditions to register certain shares of our common stock and certain shares of our common stock that may be issued in the future upon exercise of the warrants that were acquired by the investors in those offerings.

We are required to use our reasonable best efforts to maintain the effectiveness of the registration statement of which this prospectus is a part until the first anniversary of its effectiveness or until all of the registered shares have been sold, whichever comes first, except that we will be permitted to suspend the use of the registration statement during certain periods under certain circumstances. We also have agreed to use our reasonable best efforts to maintain the effectiveness of the registration statement of which this prospectus is a part. We will bear all registration expenses, other than underwriting discounts and commissions.

Inside Lockups

Certain members of our management and founding shareholders, holding in the aggregate approximately 13 million shares of our common stock have agreed with us that, subject to certain exceptions, they will not sell any shares of our common stock until 90 days following the first to occur of (i) the conversion of at least 50% of the shares of our Series A Preferred Stock or (ii) an underwritten public offering of our shares of common stock.

Shares Eligible For Future Sale

As of June 1, 2006, we had 25,096,235 shares of common stock issued and outstanding and 16,100,345 shares of preferred stock issued and outstanding. That number does not include (i) the shares that are reserved for issuance under outstanding options and that may be issued if and when the options are exercised, or (ii) the shares and that may be issued upon the exercise of warrants.

         Freely Tradeable Shares After Offering. As of June____,2006, only __________ of our _______________ outstanding shares were free trading shares. However, upon the sale of the ___________ currently outstanding shares covered by this prospectus, and the exercise and sale of the __________ warrant shares and the conversion and sale of the ____________ preferred shares included in this prospectus, all of these ___________ shares will also be freely tradable without restriction or limitation under the Securities Act. As a result, after the completion of this offering, assuming the exercise of warrants to purchase ___________ and the conversion of the ___________ included in this prospectus, there will be a total of _______________ shares of our common stock that will be tradable without restriction under the Securities Act. Other than these _______________ shares, the remaining approximately ______________ shares are "restricted securities" as that term is defined in Rule 144 promulgated under the Securities Act.

         Rule 144. In general, under Rule 144 as currently in effect, a person (or persons whose shares are aggregated) who has beneficially owned restricted securities shares for at least one year, including persons who may be deemed our "affiliates," as that term is defined under the Securities Act, would be entitled to sell within any three month period a number of shares that does not exceed the greater of 1% of the then outstanding shares (approximately ________ shares if the currently outstanding warrants and options are not exercised and the preferred stock is not converted, or approximately ___________ shares if all options and warrants are exercised and all preferred is converted) or the average weekly trading volume of shares during the four calendar weeks preceding such sale. Sales under Rule 144 are subject to certain manner of sale provisions, notice requirements and the availability of current public information about the company. A person who has not been our affiliate at any time during the three months preceding a sale, and who has beneficially owned his shares for at least two years, would be entitled under Rule 144(k) to sell such shares without regard to any manner of sale or volume limitations under Rule 144.

A substantial portion of the "restricted shares" currently outstanding, became eligible for public resale under Rule 144 commencing on August 24, 2005. The sale, or availability for sale, of substantial amounts of our common stock could, in the future, adversely affect the market price of our common stock and could impair our ability to raise additional capital through the sale of our equity securities or debt financing. The future availability of Rule 144 to our holders of restricted securities would be conditioned on, among other factors, the availability of certain public information concerning our company.

         Form S-8 Registration of Options. We intend to file a registration statement on Form S-8 covering the shares of our common stock that have been issued or reserved for issuance under our stock option plan, which would permit the resale of such shares in the public marketplace.

Transfer Agent

Our transfer agent is U.S.  Stock Transfer Corp.

                                     EXPERTS

The consolidated financial statements for the years ended December 31, 2005 and 2004 have been audited by Stonefield Josephson, Inc. to the extent and for the periods indicated in their report thereon. Such consolidated financial statements have been included in this prospectus and registration statement in reliance upon the report of Stonefield Josephson, Inc. dated February 17, 2006, except for Note 16, which is as of May 19, 2006, and upon the authority of such firm as experts in auditing and accounting.

                                  LEGAL MATTERS

Troy & Gould Professional Corporation, Los Angeles, California, has rendered an opinion with respect to the validity of the shares of common stock covered by this prospectus.

                       WHERE YOU CAN FIND MORE INFORMATION

We have filed with the Securities and Exchange Commission a registration statement on Form SB-2 under the Securities Act for the common stock offered under this prospectus. We are subject to the informational requirements of the Exchange Act, and file reports, proxy statements and other information with the Commission. These reports, proxy statements and other information filed by us can be inspected and copied at the public reference facilities of the Commission at 100 F Street, N.E. Room 1580, Washington, D.C. 20549. Copies of these materials can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Commission also maintains a Web site that contains reports, proxy statements, information statements and other information concerning us at the site located at http://www.sec.gov. This prospectus does not contain all the information in the registration statement and its exhibits, which we have filed with the Commission under the Securities Act and to which reference is made.

                                    INDEX TO
                            FINANCIAL STATEMENTS FOR
                         WORLD WASTE TECHNOLOGIES, INC.



Report of Independent Registered Public Accounting Firm:
     Stonefield Josephson                                                   F-2

Audited Financial Statements                                                F-3
     Balance Sheets                                                         F-3
     Statements of Operations                                               F-4
     Statement of Stockholders' Equity (Deficit)                            F-5
     Statement of Cash Flow                                                 F-6
     Notes to Audited Financial Statements                                  F-7

Unaudited Financial Statements                                             F-26
     Balance Sheets                                                        F-25
     Statement of Operations                                               F-26
     Statement of Stockholders' Equity (Deficit)                           F-27
     Statements of Cash Flow                                               F-28
     Notes to Unaudited Financial Statements                               F-30

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To The Board Of Directors And Stockholders Of World Waste Technologies, Inc. San Diego, California

We have audited the accompanying consolidated balance sheets of World Waste Technologies, Inc. (a developmental stage company) as of December 31, 2005 and 2004 and the related consolidated statements of operations, stockholders' deficit and cash flows for years then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit. The consolidated financial statements of World Waste Technologies, Inc. (a developmental stage company) for the period from inception on June 18, 2002 through December 31, 2003, were audited by other auditors whose report, dated April 5, 2004, on those statements included an explanatory paragraph that described matters raising substantial doubt about the ability of the Company to continue as a going concern.

We conducted our audits in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company's internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of World Waste Technologies, Inc. (a developmental stage company) as of December 31, 2005 and 2004 and the results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

The accompanying consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America, which contemplate continuation of the company as a going concern. As discussed in Note 2, the Company has incurred significant net losses since its inception and has an accumulated deficit of $8,041,072 and expects to incur substantial additional costs and capital expenditures to complete the initial facility and through the initial year of processing. The Company has not generated any revenues to date. The foregoing matters raise substantial doubt about the ability of the Company to continue as a going concern. Management's plans in regard to these matters are described in Note 2 of the accompanying financial statements. These consolidated financial statements do not include any adjustments that might result from the outcome of these uncertainties.

/s/ Stonefield Josephson, Inc
-----------------------------
Stonefield Josephson, Inc
CERTIFIED PUBLIC ACCOUNTANTS
Los Angeles, California
February 17, 2005, (Except for Note 16, which is as of May 19, 2006)



                 World Waste Technologies, Inc. and Subsidiaries
                     (Formerly World Waste of America, Inc.)
                          (A Development Stage Company)
                           Consolidated Balance Sheet


                                                                     December 31,        December 31,
                                                                         2005                2004
                                                                      (Restated)          (Restated)
       ASSETS:
       Current Assets:
         Cash                                                      $    2,864,377      $    1,128,502
         Prepaid Expenses                                                 181,912              94,203
         Debt Offering Cost                                               453,264                   -
                                                                  ------------------------------------
       Total Current Assets                                             3,499,553           1,222,705
                                                                  ------------------------------------
       Fixed Assets:
         Machinery and Equipment, net of accumulated
          depreciation of $30,958 at  Dec. 31, 2005 and $16,508
          at Dec. 31, 2004                                             12,846,912             539,401
         Deposits on Equipment                                             79,372           3,417,959
         Construction in Progress                                       4,094,263           1,041,509
                                                                  ------------------------------------
       Total Fixed Assets                                              17,020,547           4,998,869
       Other Assets:
         Deposit L/T                                                      104,839             114,278
         Patent License                                                   556,605             556,605
                                                                  ------------------------------------
         TOTAL ASSETS                                              $   21,181,544      $    6,892,457
                                                                  ====================================
       LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT):
       LIABILITIES:
       Current Liabilities:
         Accounts Payable                                          $    1,292,810      $    1,380,790
         Accrued Salaries Payable                                         217,684             132,703
         Accrued Litigation Payable                                             -             122,500
         Retention Payable                                                380,572                   -
         Deposit on Senior Secured Debt                                   250,000                   -
         Other Liabilities                                                188,039             114,242
         Current portion of Note Payable                                        -               5,343
                                                                  ------------------------------------
       Total Current Liabilities                                        2,329,105           1,755,578
                                                                  ------------------------------------
       Long-Term Liabilities:
         Note Payable, less current portion                                     -              17,025
         Senior Secured Debt, net (see Note 9)                          3,191,811                   -
         Warrant liabilities                                              618,654                   -
                                                                  ------------------------------------
       Total Long-Term Liabilities                                      3,810,465              17,025

                                                                  ------------------------------------
         TOTAL LIABILITIES                                              6,139,570           1,772,603
                                                                  ------------------------------------

       Redeemable Preferred Stock, net (see Note 10)                    7,096,544                   -
                                                                  ------------------------------------
       STOCKHOLDERS' EQUITY (DEFICIT):
         Common Stock - $.001 par value: 100,000,000 shares
          authorized, 24,686,230 and 22,725,190 shares issued
          and outstanding at Dec. 31, 2005 and at Dec. 31,
          2004                                                             24,686              22,725
         Additional Paid-in Capital                                    15,961,816           8,824,811
         Deficit Accumulated during development stage                  (8,041,072)         (3,727,682)
                                                                  ------------------------------------
         TOTAL STOCKHOLDERS' EQUITY (DEFICIT)                           7,945,430           5,119,854
                                                                  ------------------------------------
         TOTAL LIABILITIES, REDEEMABLE PREFERRED STOCK
            AND STOCKHOLDERS' EQUITY (DEFICIT)                     $   21,181,544      $    6,892,457
                                                                  ====================================




                 World Waste Technologies, Inc. and Subsidiaries
                     (Formerly World Waste of America, Inc.)
                          (A Development Stage Company)
                      Consolidated Statements of Operations


                                                             For the Year Ending             June 18, 2002
                                                                                            (Inception) to
                                                         Dec. 31, 2005     Dec. 31, 2004     Dec. 31, 2005
                                                        ----------------  ----------------  ----------------
                                                            (Restated)       (Restated)        (Restated)
     GROSS REVENUE:                                      $            -    $            -    $            -

     EXPENSES:
       Research and Development                                (250,060)         (284,587)         (767,386)
       General and Administrative:                           (3,601,754)       (2,146,407)       (6,603,291)*

                                                        ----------------  ----------------  ----------------
       Loss from Operations                                  (3,851,814)       (2,430,994)       (7,370,677)
                                                        ----------------  ----------------  ----------------

       Interest Income (Expense)                                 63,485           (65,194)          (77,808)
       Change in fair value of warrant liabilities              709,412                 -           709,412
                                                        ----------------  ----------------  ----------------
       Net Loss before provision for Income Tax          $   (3,078,917)   $   (2,496,188)   $   (6,739,073)
                                                        ----------------  ----------------  ----------------

       Income Taxes                                                   -                 -                 -

                                                        ----------------  ----------------  ----------------
       Net Loss                                          $   (3,078,917)   $   (2,496,188)   $   (6,739,073)
                                                        ----------------  ----------------  ----------------

       Preferred Stock Dividend and amortization
        of preferred stock warrants, offering costs
        And the beneficial conversion feature                (1,234,473)                -        (1,234,473)

                                                        ----------------  ----------------  ----------------
       Net Loss available to common shareholders         $   (4,313,390)   $   (2,496,188)   $   (7,973,546)
                                                        ================  ================  ================

       Basic and diluted Net Loss available to common
        shareholders per share                           $        (0.18)   $        (0.15)   $        (0.51)
                                                        ================  ================  ================

       Weighted average number of shares
        outstanding used in calculation (see Note 3)         24,277,661        17,104,555        15,723,490
                                                        ================  ================  ================

     * Approximately $67,526 in Consulting and Travel expenses incurred prior to inception of the business on June 18, 2002 are not included.




                 World Waste Technologies, Inc. and Subsidiaries
                     (Formerly World Waste of America, Inc.)
                          (A Development Stage Company)
            Consolidated Statement of Stockholders' Equity (Deficit)


                                               ----------------------    Additional    Common Stock   Accumulated
                                                 Shares     Dollars   Paid-in Capital  Subscription     Deficit *      Total
                                               --------------------------------------------------------------------------------
    Preformation Expenses                                                                               $(67,526)    $(67,526)


    Formation - June 18, 2002                    9,100,000     $100        $73,036                                     73,136
       Net Loss - 2002                                                                                  (359,363)    (359,363)
                                               --------------------------------------------------------------------------------
    December 31, 2002                            9,100,000     $100        $73,036                     ($426,889)   ($353,753)
                                               ================================================================================

       Additional Paid-in Capital                                              100                                        100
       Common Stock Subscribed                                                            125,000                     125,000
       Net Loss - 2003                                                                                  (804,605)    (804,605)
                                               --------------------------------------------------------------------------------
    December 31, 2003                            9,100,000     $100        $73,136       $125,000    ($1,231,494) ($1,033,258)
                                               ================================================================================

       Merger with Waste Solutions, Inc.         7,100,000       63          2,137                                      2,200
       Common Stock Subscriptions                  125,000        1        124,999       (125,000)
       Common Stock and warrants net of
        offering cost prior to VPTI merger,
        restated                                 3,045,206       31      3,952,321                                  3,952,352
       Shares cancelled                           (500,000)      (5)             5
       Warrants Issued, restated                                           281,171                                    281,171
       Merger with VPTI                          1,200,817   21,062        (21,062)
       Conversion of Promissory Notes            1,193,500       12      1,193,488                                  1,193,500
       Accrued Interest on Notes Forgiven                                  135,327                                    135,327
       Common Stock and warrants net of
        offering cost                            1,460,667    1,461      2,865,462                                  2,866,923
       Amortization of stock options and
        warrants, restated                                                 217,827                                    217,827
       Net Loss - 2004, restated                                                                      (2,496,188)  (2,496,188)
                                               --------------------------------------------------------------------------------
    December 31, 2004, restated                 22,725,190  $22,725     $8,824,811             $0    ($3,727,682)  $5,119,854
                                               ================================================================================

       Common Stock sold and warrants
        exercised, net of offering costs,
        restated                                 1,961,040    1,961      3,072,116                                  3,074,077
       Amortization of employee and consultant
        stock options and warrants, restated                               654,220                                    654,220
       Dividend (Preferred Stock)                                          106,645                      (671,768)    (565,123)
       Warrants Issued (Preferred Stock),
        restated                                                           861,853                                    861,853
       Bridge Financing Warrants, restated                               1,114,105                                  1,114,105
       Beneficial conversion feature on
        Redeemable Preferred Stock, restated                             1,328,066                                  1,328,066
       Amortization of Beneficial
        conversion feature, warrants, and
        offer costs on Redeemable
        Preferred Stock, restated                                                                       (562,705)    (562,705)
       Net Loss - 2005, restated                                                                      (3,078,917)  (3,078,917)
                                               --------------------------------------------------------------------------------
    December 31, 2005, restated                 24,686,230  $24,686    $15,961,816             $0    ($8,041,072)  $7,945,430
                                               ================================================================================

    * During 2002, the Company issued $67,526 of Convertible Promissory Notes payable for preformation funds received and expended prior to Inception.




                 World Waste Technologies, Inc. and Subsidiaries
                     (Formerly World Waste of America, Inc.)
                          (A Development Stage Company)
                      Consolidated Statements of Cash Flow


                                                               For the Year       For the Year       June 18, 2002
                                                                   Ending            Ending          (Inception) to
                                                            December 31, 2005   December 31, 2004   December 31, 2005
                                                            ------------------  ------------------  ------------------
                                                                 (Restated)
(Restated) (Restated)
        Cash Flow from Operating Activities:

           Net Loss                                               $(3,078,917)        $(2,496,188)        $(6,739,073)
        Adjustments to reconcile net loss to net cash used
         in operating activities:
           Depreciation                                                14,450               8,315              30,958
           Interest Forgiveness                                                           135,327             135,327
           Warrant and Common Stock Issued for Consulting              10,000              74,566              84,566
           Amortization of warrants & Options to
            employees and consultants                                 654,220             217,827             872,046
           Change in Fair Value of warrant liabilities               (709,412)                               (709,412)

        Changes in operating assets and liabilities:
           Prepaid Expenses                                           (87,709)                               (181,912)
           Accounts Payable                                            64,761             102,230             179,491
           Accrued Salaries                                            84,981               9,873             217,684
           Accrued Litigation Settlement                             (122,500)            122,500
           Accrued Other Liabilities                                   61,898             (64,307)            176,140
                                                            ------------------  ------------------  ------------------
           Net Cash used in Operating Activities                   (3,108,228)         (1,889,857)         (5,934,185)
                                                            ------------------  ------------------  ------------------
        Cash flows from investing activities:
           Construction in Progress                                (3,387,621)           (633,068)         (4,043,205)
           Deposits on Equipment                                   (3,688,179)         (2,560,458)         (5,311,008)
           Purchase Machinery & Equipment                          (4,561,605)           (518,924)         (6,032,509)
           Purchase of Intangible                                                        (167,500)           (350,000)
           Notes Receivable                                                                12,336
           Deposit                                                      9,439            (114,278)           (104,839)
                                                            ------------------  ------------------  ------------------
           Net Cash used in Investing Activities                  (11,627,966)         (3,981,892)        (15,841,561)
                                                            ------------------  ------------------  ------------------
        Cash flows from financing activities:
           Note Payable                                               (22,368)             (5,342)
           Deposit on Senior Secured Debt                             250,000                                 250,000
           Redeemable Preferred Stock                               9,486,703                               9,486,701
           Senior Secured Debt                                      4,008,353                               4,008,353
           Senior Secured Debt Offering Cost                         (298,098)                               (298,098)
           Warrants, Common Stock and
            Additional Paid-in Capital                              3,047,479           6,837,975          11,193,167
                                                            ------------------  ------------------  ------------------
            Net Cash Provided by Financing Activities              16,472,069           6,832,633          24,640,123
                                                            ------------------  ------------------  ------------------
        Net Increase in Cash                                        1,735,875             960,883           2,864,377
        Beginning Cash                                              1,128,502             167,619
                                                            ------------------  ------------------  ------------------
        Ending Cash                                                $2,864,377          $1,128,502          $2,864,377
                                                            ==================  ==================  ==================
        Non-Cash Investing and Financing Activities:
           Interest (Paid) Received                                   $63,485            ($65,194)           ($77,808)
           Income Taxes Paid                                               $0                                      $0

        *    During 2002, the Company issued $67,526 of Convertible Promissory
             Notes payable for preformation funds received and expended prior to Inception.

        * The Company issued warrants to purchase 315,354 shares of common stock to the placement agent for services rendered in connection with the fund raising effort.

        * During 2004, the Company issued 1,193,500 shares of common stock upon conversion of the Convertible Promissory notes payable and accrued interest of $135,327.

        * During 2004, the Company issued warrants to purchase 250,000 shares of its common stock for a modification to the technology license agreement.

        * Accounts Payable of $1,113,319 retention payable of $380,572 and other liabilities of $11,899 at December 31,2005 related to asset acquisitions of Construction in progress of $73,574, deposits on equipment of $51,058 and machinery and equipment of $381,158. The impact has been adjusted in the year ending December 31, 2005 and June 18, 2002 (inception) to December 31, 2005 statements of cash flow.

        * Accounts Payable of $1,266,060 and other liabilities of $114,242 at December 31, 2004 related to asset acquisitions of construction in progress of $408,441, deposits on equipment of $857,501 and machinery and equipment of $118. The impact has been adjusted in the year ending December 31, 2005 and June 18, 2002 (inception) to
             December 31, 2005 statements of cash flow.

        * During the year ending December 31, 2005, $6,220,323 of deposits on equipment was transferred to machinery and equipment upon the receipt of the machinery and equipment by the company.

                 World Waste Technologies, Inc. and Subsidiaries
                     (Formerly World Waste of America, Inc.)
                          (A Development Stage Company)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                December 31, 2005

Note 1. DESCRIPTION OF BUSINESS

The accompanying consolidated financial statements include the accounts of World Waste Technologies, Inc. (Formerly World Waste of America, Inc.) and its wholly owned subsidiaries World Waste of Anaheim, Inc., and World Waste of California, Inc. (collectively the "Company"). All significant inter-company accounts and transactions have been eliminated upon consolidation. World Waste Technologies, Inc. (WWTI), a California corporation, was formed on June 18, 2002 as World Waste of America, Inc. WWTI holds the United States license from Bio-Products International, Inc. with respect to patented technology developed at the University of Alabama in Huntsville, and other related intellectual property, which technology was designed to convert a large percent of municipal solid waste into a cellulose biomass fiber containing material. It is anticipated that additional value will be realized through the capture of inorganic, recyclable materials such as aluminum, steel, tin, and other products. The Company intends to generate revenue from receiving the waste (tipping fees) and from selling cellulose fiber, recyclable materials and other products.

In March 2004, World Waste of America, Inc. (WWA), merged with a wholly owned subsidiary of Waste Solutions, Inc. (WSI), a California corporation, and changed its name to World Waste Technologies, Inc. (Old WWTI). Cagan McAfee Capital Partners and its affiliates were the controlling shareholders of WSI. Prior to the merger WSI had 7,100,000 shares of common stock outstanding and WWA had 9,100,000 shares of common stock outstanding. The merger was transacted by WSI issuing one of its shares for each share of WWA. After the merger there were 16,200,000 shares outstanding. The transaction was accounted for as a reverse merger of WWA, similar to a recapitalization, because the shareholders of WWA became the controlling shareholders of the entity after the exchange. Accordingly, for accounting purposes, the historical financial statements presented are those of WWA.

In March 2004, Old WWTI entered into an Agreement and Plan of Reorganization with Voice Powered Technologies International, Inc., a California corporation ("VPTI"), to merge with and into VPTI. VPTI was a publicly traded company trading under the stock symbol VPTI.OB. VPTI had no material assets, liabilities or operations. The merger with VPTI was completed on August 24, 2004. Pursuant to the merger, Old WWTI shareholders received 20,063,706 VPTI shares or approximately 95% of the outstanding shares of VPTI in exchange for 20,063,706 Old WWTI shares, or a one for one exchange. Upon completion of the merger, VPTI changed its name to World Waste Technologies, Inc. Because the shareholders of Old WWTI became the controlling shareholders of VPTI after the exchange, Old WWTI was treated as the acquirer for accounting purposes, and therefore the transaction was accounted for as a reverse merger. Accordingly, for accounting purposes, the historical financial statements presented are those of Old WWTI.

Note 2. GOING CONCERN

The accompanying consolidated financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The Company had a net loss for the year ended December 31, 2005 of $3,078,917 compared to a net loss of $2,496,188 for the year ended December 31, 2004, and the Company had an accumulated deficit attributable to common shareholders of $8,041,072 at December 31, 2005. The Company expects to incur substantial additional costs and capital expenditures to complete its initial facility and through the initial year of processing. The ability to complete and operate the facility is subject to the Company obtaining funding and/or obtaining equipment financing. If this funding is not obtained the Company may be unable to continue as a going concern for a reasonable period of time.

The Company intends to raise additional debt and/or equity financing to sustain its operations and to complete its capital expenditures, although there can be no assurance that it will be able to raise such funds on terms acceptable to the Company, or at all.

The consolidated financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or the amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern. The Company's continuation as a going concern is dependent upon its ability to generate sufficient cash flow to meet its obligations on a timely basis, to obtain additional financing, and ultimately to attain successful operations.

Note 3. SUMMARY OF ITS SIGNIFICANT ACCOUNTING POLICIES



                            Amendment and Restatement

The accompanying consolidated financial statements are amended and restated from the original Form 10-KSB filed March 30, 2006. (see note 16)



                              Basis of Presentation

The accompanying consolidated financial statements are prepared in accordance with accounting principles generally accepted in the United States of America. The Company is a new enterprise in the development stage as defined by Statement No. 7 of the Financial Accounting Standards Board, since it has derived no revenues from its activities to date.

                                Use of Estimates

The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

                            Cash and Cash Equivalents

The Company considers all highly liquid investments with a maturity of three months or less when purchased, which are not securing any corporate obligations, to be cash equivalents. The Company has no cash equivalents at December 31, 2005.

                          Concentration of Credit Risk

The Company maintains its cash balances in a financial institution. Cash balances at the institution are insured by the Federal Deposit Insurance Corporation up to $100,000. The Company has not experienced any losses in connection with such accounts.

                                  Fixed Assets

Machinery and Equipment is stated at cost. Depreciation is computed on the straight-line method over the estimated useful asset lives, to commence when the asset is put in use.

The Company is in the process of constructing its initial plant in Anaheim, California and plans to capitalize all costs directly associated with developing the plant throughout the remainder of construction. Construction was completed and testing, commissioning and operations started in the second quarter 2006.

                                   Intangibles

Intangible assets are recorded at cost. At December 31, 2005 and December 31, 2004, the Company's only intangible asset was the license from Bio-Products for the patented technology and other related intellectual property. The Company will begin amortizing this intangible asset upon completion of its first facility on a straight-line basis over the remaining life of the license. The Company's policy regarding intangible assets is to review such intangible assets for impairment whenever events or changes in circumstances indicate that its carrying amount may not be recoverable. If the review indicates that intangible assets are not recoverable (i.e. the carrying amount is more than the future projected undiscounted cash flows), its carrying amount would be reduced to fair value. The Company carried no goodwill on its books at either December 31, 2005 or December 31, 2004. Further, during the years ended December 31, 2005 or December 31, 2004, the Company had no material impairment to its intangible asset.

                     Redeemable Convertible Preferred Stock

Preferred Stock which may redeemable for cash at the determination of the holder is classified as mezzanine equity.

                            Research and Development

Research and development costs are charged to operations when incurred.

                                  Income Taxes

The Company accounts for income taxes in accordance with Statement of Financial Accounting Standards ("SFAS") No. 109, "Accounting for Income Taxes." In accordance with SFAS No. 109, the Company records a valuation allowance against net deferred tax assets if, based upon the available evidence, it is more likely than not that some or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income and when temporary differences become deductible. The Company considers, among other available information, uncertainties surrounding the recoverability of deferred tax assets, scheduled reversals of deferred tax liabilities, projected future taxable income, and other matters in making this assessment.

                                Segment Reporting

The Company currently operates in a single segment. In addition, financial results are prepared and reviewed by management as a single operating segment. The Company continually evaluates its operating activities and the method utilized by management to evaluate such activities and will report on a segment basis when appropriate to do so.

                              Comprehensive Income

SFAS No. 130, "Reporting Comprehensive Income," establishes standards for the reporting and display of comprehensive income and its components in the financial statements. As of December 31, 2005 and December 31, 2004, the Company has no items that represent other comprehensive income and, therefore, has not included a schedule of comprehensive income in the consolidated financial statements.

                       Fair Value of Financial Instruments

The carrying values of cash, note receivable, note payable, accounts payable and other accrued liabilities approximate fair value due to either their short-term nature or interest rates which approximate market rates.

                                Reclassification

Certain amounts for the year ended December 31, 2004 have been reclassified to conform with the presentation of the December 31, 2005 amounts. These reclassifications have no effect on reported net loss.

                       Stock-Based Compensation (Restated)

During the fourth quarter of 2004, the Company adopted SFAS No. 123 entitled, "Accounting for Stock-Based Compensation." Accordingly, the Company has expensed the compensation cost for the options and warrants issued based on the fair value at the warrant grant dates. The Company recognized an expense of $422,708 and $45,577 in 2005 and 2004, respectively, related to the value of options and warrants issued to employees and directors.

The fair value of these warrants was estimated at the dates of grant using the Black-Scholes option valuation model with the following weighted-average assumptions:

                                                     For the Year Ended
                                              --------------------------------
                                               December 31,       December 31,
                                                  2005               2004
                                                 ------             ------
       Risk-free interest rate                3.75 to 4.82           3.6%
       Dividend yield                              --                 --
       Volatility                                  70%                70%


The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options that have no vesting restriction and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions including the expected stock price volatility. Because the Company's options and warrants issued to employees have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its employee stock options.

Employee and Director Options and Warrants

                                                             Average Exercise   Weighted Average Grant
                                                    Number        Price            Date Fair Value
                                                   -------   ----------------   ----------------------
     Outstanding at December 31, 2003
     Granted during the period                     407,000        $2.18                $1.20
     Vested during the period                         --            --                   --
     Forfeited during the period                      --            --                   --
     Exercised during the period                      --            --                   --
     Exercisable at December 31, 2004                 --            --                   --
     Outstanding at December 31, 2004              407,000        $2.18                $1.20
     Granted during the period                   1,830,000        $3.11                $1.55
     Vested during the period                      248,667        $2.23                $1.13
     Forfeited during the period                   650,000        $4.21                $2.32
     Exercised during the period                      --            --                   --
     Outstanding at December 31, 2005            1,587,000        $2.42                $1.15
     Exercisable at December 31, 2005              248,667        $2.23                $1.13


During the year ended December 31, 2004, the Company issued 250,000 warrants to officers of the Company. In addition, during the year ended December 31, 2004, the Company adopted the 2004 Incentive Stock Option Plan (Plan) with 2,000,000 shares available for grant. Options available for grant at December 31, 2005 and 2004 were, 633,000 and 1,843,000, respectively. Options are granted from time to time to officers and directors. Options granted to date from the plan have been at the market price on the date of the grant and vest over one to four years and are exercisable over a five to ten year period.

The weighted average remaining vesting period of employee and director options and warrants outstanding is 2.7 years.

Non employment stock based compensation

During 2004 and 2005, the Company issued the following warrants to purchase the Company's stock as part of investment units or as payment for services rendered to the Company.

                                                                          Average Exercise   Weighted Average Grant
                                                                 Number        Price            Date Fair Value
                                                                -------   ----------------   ----------------------
                  Outstanding at December 31, 2003                 --            --                   --
                  Granted during the period                   1,448,671        $0.75                $1.40
                  Vested during the period                    1,448,671        $0.75                $1.40
                  Exercised during the period                    460335        $0.03                $1.74
                  Exercisable at December 31, 2004              988,336        $1.08                $1.24
                  Outstanding at December 31, 2004              988,336        $1.08                $1.24
                  Granted during the period                   1,850,726        $1.66                $2.23
                  Vested during the period                    1,850,726        $1.66                $2.23
                  Exercised during the period                   626,700        $0.14                $1.87
                  Outstanding at December 31, 2005            2,212,362        $1.83                $1.84
                  Exercisable at December 31, 2005            2,212,362        $1.83                $1.84


Earnings Per Share

The Company has adopted Statement of Financial Accounting Standards No. 128, "Earnings per Share" (SFAS No. 128). SFAS No. 128 provides for the calculation of basic and diluted earnings per share.

Basic earnings per share includes no dilution and is computed by dividing income available to common shareholders by the weighted average number of common shares outstanding for the period. Diluted earnings per share reflects the potential dilution of securities that could share in the earnings of an entity, such as stock options, warrants or convertible securities. Due to their anti-dilutive effect, common stock equivalents of 8,101,011 in 2005 and 1,395,338 in 2004 were not included in the calculation of diluted earnings per share. Common stock equivalents at December 31, 2005 are comprised of employee options of 1,587,000, non employee options of 2,212,362 discussed above and Convertible Series A Preferred Stock plus accumulated dividends convertible at $2.50 per share of 4,301,649.

New Accounting Pronouncements

SFAS No. 155, Accounting for Certain Hybrid Financial Instruments - An Amendment of FASB Statements No. 133 and 140 This statement provides for the following: 1. Clarifies which interest-only strips and principal-only strips are not subject to the requirements of Statement 133; 2. Establishes a requirement to evaluate interests in securitized financial assets to identify interests that are freestanding derivatives or that are hybrid financial instruments that contain an embedded derivative requiring bifurcation; 3. Clarifies that concentrations of credit risk in the form of subordination are not embedded derivatives; and 4. Amends Statement 140 to eliminate the prohibition on a qualifying special-purpose entity from holding a derivative financial instrument that pertains to a beneficial interest other than another derivative financial instrument. Statement 155 is effective for all financial instruments acquired or issued after the beginning of an entity's first fiscal year that begins after September 15, 2006. Management believes that this statement will not have a significant impact on the Company's financial statements.

SFAS No. 154, Accounting Changes and Error Corrections - A Replacement of APB Opinion No. 20 and FASB Statement No. 3 Among other changes, Statement 154 requires that a voluntary change in accounting principle be applied retrospectively with all prior period financial statements presented on the new accounting principle, unless it is impracticable to do so. Statement 154 also provides that (1) a change in method of depreciating or amortizing a long-lived non financial asset be accounted for as a change in estimate (prospectively) that was effected by a change in accounting principle, and (2) correction of errors in previously issued financial statements should be termed a "restatement." The new standard is effective for accounting changes and correction of errors made in fiscal years beginning after December 15, 2005. Early adoption of this standard is permitted for accounting changes and correction of errors made in fiscal years beginning after June 1, 2005. Management believes that this statement will not have a significant impact on the Company's financial statements.

SFAS No. 123 (Revised 2004), Share-Based Payment The new FASB rule requires that the compensation cost relating to share-based payment transactions be recognized in financial statements. That cost will be measured based on the fair value of the equity or liability instruments issued. Public entities (other than those filing as small business issuers) will be required to apply Statement 123R as of the first interim or annual reporting period that begins after June 15, 2005 Public entities that file as small business issuers will be required to apply Statement 123R in the first interim or annual reporting period that begins after December 15, 2005. As the Company uses the fair value method to measure its equity instruments, management believes that this statement will not have a significant impact on the Company's financial statements.

Issue 05-8, "Income Tax Consequences of Issuing Convertible Debt with a Beneficial Conversion Feature" Application of Issue No. 98-5 to Certain Convertible Instruments," provide guidance on how companies should bifurcate convertible debt issued with a beneficial conversion feature into a liability and an equity component. For income tax purposes, such an instrument is only recorded as a liability. A question has been raised as to whether a basis difference results from the issuance of convertible debt with a beneficial conversion feature and, if so, whether the basis difference is a temporary difference. This issue has been added to the EITF's agenda to address these questions. Consensus was agreed to at the September 15, 2005 meeting and ratified by the FASB at the meeting on September 28, 2005. The Company account for the income tax consequences of the beneficial conversion feature of it Series A Preferred Stock consistent with this consensus.

Issue 05-7, "Accounting for Modifications to Conversion Options Embedded in Debt Securities and Related Issues" EITF Issue No. 96-19, "Debtor's Accounting for a Modification or Exchange of Debt Instruments," provides guidance on whether modifications of debt result in an extinguishment of that debt. In certain situations, companies may change the terms of a conversion option as part of a debt modification, which may result in the following circumstances: (a) the change in the conversion option's terms causes the fair value of the conversion option to change but does not result in the modification meeting the condition in Issue 96-19 that would require the modification to be accounted for as an extinguishment of debt, and (b) the change in the conversion option's terms did not result in separate accounting for the conversion option under Statement 133. When both of these circumstances exist, questions have arisen regarding whether
(a) the modification to the conversion option, which changes its fair value, should affect subsequent interest expense recognition related to the debt and
(b) a beneficial conversion feature related to a debt modification should be recognized by the borrower if the modification increases the intrinsic value of the debt. This issue has been added to the EITF's agenda to address these questions. Consensus was agreed to at the September 15, 2005 meeting and ratified by the FASB at the meeting on September 28, 2005. Management does not believe that this consensus will have a significant impact on the Company's financial statements.

EITF Issue 05-2, The Meaning of "Conventional Convertible Debt Instrument" in EITF Issue 00-19, "Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company's Own Stock" Paragraph 4 of Issue 00-19 states that "the requirements of paragraphs 12-32 of this issue do not apply if the hybrid contract is a conventional convertible debt instrument in which the holder may only realize the value of the conversion option by exercising the option and receiving the entire proceeds in a fixed number of shares or the equivalent amount of cash (at the discretion of the issuer)". The term "conventional convertible debt instrument" is not defined in Issue 00-19 and, as a result, questions have arisen regarding when a convertible debt instrument should be considered "conventional" for purposes of Issue 00-19. A question has also arisen related to whether conventional convertible preferred stock should be treated similar to conventional convertible debt. This issue was added to the EITF's agenda to address these questions. Consensus was reached at the June 15-16, 2005 meeting and was ratified by the FASB at the June 29, 2005 meeting. Management believes that this consensus will not have a significant impact on the Company's financial statements.

Note 4. LICENSE AGREEMENT, RESTATED

On June 21, 2002, the Company entered into a U.S. technology license agreement with Bio-Products International, Inc., an Alabama corporation with respect to certain intellectual property and patented methods and processes. This agreement was amended on June 21, 2004 and again on August 19, 2005. The technology was designed to provide for the processing and separation of material contained in Municipal Solid Waste (MSW). This unique process, treats MSW with a combination of time, temperature and steam pressure. Temperatures of several hundred degrees cook the material and the pressure, and agitation causes a pulping action. This combination is designed to result in a large volume reduction, yielding high-density, cellulose biomass product that is ready for processing and/or market. The most recent patent includes the capturing of all Volatile Organic Compounds and was granted by the United States Patent and Trademark Office in October 2001.

The University of Alabama in Huntsville currently owns the patent for this technology. This patent was licensed to Bio-Products International, Inc. ("Bio-Products") and this license was assigned to the Company for the United States. Bio-Products is required to continue to make certain payments to the University of Alabama in Huntsville to maintain exclusivity to the patent for the technology.

The license extends for a period of 20 years from the effective date of the agreement. The agreement shall be automatically extended until the expiration date of the last patent issued to Bio-Products and/or the University of Alabama in Huntsville covering the technology.

For the license, the Company agreed to pay a one-time fee of $350,000, payable in several installments. The Company has recorded an intangible asset of $350,000 at December 31, 2003 and has recorded a payable for the outstanding balance of $167,500 at December 31, 2003. The final installment of $167,500 was paid in August 2004, two years after the signing of the agreement. The license will be amortized over the remaining life of the license beginning when the Company's plant is first operational.

During June 2004, the Company issued warrants to purchase 250,000 shares of its common stock at $1.50 per share to the owners of Bio-Products in consideration for their assistance in obtaining certain modifications and amendments to the license agreement. The fair value of the warrants of $206,605 was estimated at the date of grant using the option valuation model. The value of the warrants was estimated using the Black-Scholes option pricing model with the following assumptions: average risk-free interest of 3.6%; dividend yield of 0%; average volatility factor of the expected market price of the Company's common stock of 70%; and a term of 4 years. The Company recorded the $206,605 fair value of the warrants as an increase to the capitalized license.

In addition, the Company is obligated to pay a royalty for every ton of waste processed using the licensed technology as follows:

              Rate                   Tons processed per day
     ----------------------    ----------------------------------

             $0.50                       1      -       2,000

             $1.00                   2,001      -      10,000

             $1.50                  10,001             and up


The Company is also obligated to pay a bonus to Bio-Products of two and one half percent (2.5%) of the gross sales price in excess of ten dollars ($10.00) per ton for the cellulose biomass product produced from MSW, utilizing the technology.

As additional consideration and for their experience and know-how regarding the technology, the Company agreed to pay Bio-Products a monthly payment for technical services of ten thousand dollars ($10,000) per month from January 2003 to April 2004 and twenty thousand dollars ($20,000) per month until the first plant becomes operational and then $15,000 per month for five years thereafter. As of December 31, 2005, all amounts due through such date have been paid.

Due to the proprietary nature of the vessel design utilized in the process, the Company also agreed that Bio-Products shall maintain the exclusive right of vessel manufacture, and the Company shall purchase all required process vessels exclusively from Bio-Products at a purchase price of cost plus 15%.

Note 5. SIGNIFICANT CONTRACT

In June 2003, the Company signed a 10-year contract with Taormina Industries, LLC, a wholly owned division of Republic Services, Inc., whereby TI has agreed to deliver residual waste to the Company for processing at its initial facility which will be located on the campus of TI in Anaheim, CA and is expected to be capable of processing approximately 500 tons per day. The second phase of the contract calls for the Company to build up to a 2,000 ton per day plant in the Orange County, California-area at a site mutually agreeable to both parties. It is estimated that the initial facility will cost the Company approximately $20 million and is projected to be completed and operations started in the second quarter of 2006, assuming funds are available. It is estimated that the second phase will cost the Company approximately $50 million, excluding land and building, and is projected to be completed in 2007 or 2008, if the Company is successful in raising the necessary funds in a timely manner. The agreement also grants TI a right of first refusal for an additional 10 counties throughout California where TI has operations. Under the terms of this contract, TI is obligated to pay a per ton tipping fee to the Company. The initial tipping fee is $30 per ton (payable monthly) of "Net Processed Waste" (defined as the total RMSW delivered to us less the total residual/non-processed waste removed by Taormina for handling and disposal by Taormina). The tipping fee is subject to increase or decrease based upon changes in certain county landfill disposal fees Taormina is required to pay. Our process is also expected to mechanically sort and collect standard recyclable materials such as scrap steel, cans, and aluminum. Although the Company has not concluded on the economic feasibility on a commercial scale, it intends to study the possibility of making other products such as higher value paper products, ethanol, refuse derived fuel, cellulose insulation and building product additives. Under the terms of this first contract, these materials will be collected and sold to Taormina for resale to commodities buyers. The ultimate success of the Company is highly dependent on the ability of both parties to the contract to fulfill their obligations, of which there can be no assurance. The contract provides for three five year extensions.

Effective July 26, 2004, the Company entered into a ten-year operating lease agreement, with one option for an additional 5-year extension, with TI for the site of the Company's initial processing facility. This lease agreement was amended on March 17, 2005 and July 27, 2005. The lease requires monthly rent of $15,900, subject to annual cost-of-living adjustments. The Company paid the lessor $95,400 upon execution of the lease representing prepaid rent of $63,600 and a $31,800 security deposit. The Company will also be required to lease facilities to complete the second phase of the contract.

Note 6. CONVERTIBLE PROMISSORY NOTES PAYABLE, NET

Convertible Promissory Notes Payable were convertible into common stock of World Waste of Anaheim, Inc. until 90 days after the first plant is fully operational. The number of shares shall be equal in value to the outstanding balance of the note and shall constitute 0.01% ownership in World Waste of Anaheim, Inc. for each $1,000 of the Note Payable. The Notes accrued interest at eight percent (8%) per annum. Unconverted promissory notes payable plus accrued interest were due and payable December 31, 2004. The Notes also had piggyback registration rights and were convertible into the Company's Common Stock at $1.00 per share in the event the Company becomes a public entity. All notes were converted to Common Stock of the Company at the time of the merger with VPTI in August 2004 and all accrued interest of $135,327 was forgiven and credited to Additional Paid in Capital.

Note 7. INCOME TAXES

The components of the income tax (expense) benefit for the fiscal years ended December 31, 2005 and 2004, and for the period from June 18, 2002 (Inception) to December 31, 2005, are as follows:

                                                                                                      June 18, 2002
                                                                       December 31,    December 31,    to December
                                                                           2005            2004          31, 2005
                                                                     --------------- --------------- ---------------
               Federal (expense) benefit:
               Current                                                            0               0               0
               Deferred                                                   1,025,022         745,151       2,152,683
               Valuation allowance                                       (1,025,022)       (745,151)     (2,152,683)
               State (expense) benefit:
               Current
               Deferred                                                     279,770         212,294         600,928
               Valuation allowance                                         (279,770)       (212,294)       (600,928)

                                                                     --------------- --------------- ---------------
               Total income tax (expense) benefit                                 0               0               0
                                                                     =============== =============== ===============


The income tax (expense) benefit differs from the federal statutory rate because of the effects of the following items for the fiscal years ended December 31, 2005 and 2004, and for the period from June 18, 2002 (Inception) to December 31, 2005:

                                                                                                      June 18, 2002
                                                                       December 31,    December 31,    to December
                                                                           2005            2004          31, 2005
                                                                     --------------- --------------- ---------------
               Statutory rate                                                  34.0%           34.0%           34.0%
               State income taxes, net of federal benefit                       5.7%            5.6%            5.7%
               Start-up costs                                                   0.0%            0.0%            0.3%
               Non-deductible items                                             1.6%           -0.9%            0.4%
               Change in valuation allowance                                  -41.3%          -38.7%          -40.4%

                                                                     --------------- --------------- ---------------
               Effective tax (expense) benefit rate                             0.0%            0.0%            0.0%
                                                                     =============== =============== ===============

Deferred income taxes are provided to reflect temporary differences in the basis of net assets for income tax and financial reporting purposes, as well as available tax credits.

The tax effected temporary differences and credit carry-forwards comprising the Company's deferred income taxes as of December 31, 2005 and 2004 are as follows:

                                                                  December 31,    December 31,
                                                                      2005            2004
                                                                  ----------------------------
              State taxes                                            (204,316)       (108,378)
              Difference in basis of property                         (85,530)              0
              Mark-to-Market Adjustment                              (165,346)              0
              Capitalized Start-up costs                              524,702         674,616
              Reserves not currently deductible                        50,709          87,691
              Deferred compensation                                   252,727          66,963
              Net operating losses                                  2,380,665         727,927
              Valuation Allowance                                  (2,753,611)     (1,448,819)

                                                                  ----------------------------
              Net deferred income tax asset                                 0               0
                                                                  ============================


The Company has recorded a valuation allowance in the amount set forth above for certain deferred tax assets where it is more likely than not the Company will not realize future tax benefits related to these items. The net changes in the valuation allowance for the fiscal years ended December 31, 2005 and 2004, and for the period from June 18, 2002 (Inception) through December 31, 2005 were $1,304,792, $957,445 and $2,753,611, respectively.

As of December 31, 2005, the Company has federal and state net operating loss carryforwards available to offset future taxable income of approximately $5,584,869 and $5,450,338, respectively. These federal and state net operating loss carryforwards expire through 2025 and 2015, respectively.

The Tax Reform Act of 1986 imposed substantial restrictions on the utilization of NOLs in the event of an "ownership change" (as defined in the Internal Revenue Code) of a corporation. The NOLs attributable to Voice Powered Technology International before its merger with World Waste of America, Inc. are almost completely limited according to these provisions. As such, the Company has excluded a significant portion of them in this analysis.

Note 8. NOTE PAYABLE

Note payable is comprised as follows:

                                                     December 31,   December 31,
                                                         2005           2004
                                                       --------       --------

  Note Payable, monthly installments of $575, with
  interest at 7.8%, secured by a vehicle               $   --         $ 22,368

  Less: Current portion                                    --            5,343
                                                       --------       --------
                                                       $   --         $ 17,025
                                                       ========       ========


During the first quarter of 2005, the note was paid in full.

Note 9. SENIOR SECURED DEBT, RESTATED

On November 1, 2005, the Company sold to accredited investors $4,015,000 aggregate principal amount of senior secured notes and Warrants to purchase up to a total of 529,980 shares of Common Stock. The Notes are due and payable in full on the earlier to occur of (i) the closing of one or more equity financings generating gross proceeds in an aggregate amount of at least $9.0 million, or
(ii) May 1, 2007. The Notes bear interest at an annual rate of 10.00% payable quarterly in arrears, on December 31, March 31, June 30 and September 30 of each year, beginning on December 31, 2005. The Notes are secured by a first-priority lien on substantially all of the Company's assets, and rank pari passu in right of payment with all existing and future senior indebtedness of the Company, and senior in right of payment to any subordinated indebtedness. If an event of default on the Notes occurs, the principal amount of the Notes, plus accrued and unpaid interest, if any, may be declared immediately due and payable, subject to certain conditions set forth in the Notes. These amounts automatically become due and payable in the case of certain types of bankruptcy or insolvency events of default involving the Company.

The Warrants are exercisable for a period of five years commencing as of their issuance date, at an exercise price of $0.01 per share. In connection with the sale and issuance of these securities, the Company and the investors entered into a Registration Rights Agreement, dated November 1, 2005, and subsequently amended on February 10, 2006, pursuant to which the Company agreed to use best efforts to include the shares of Common Stock issuable upon exercise of the Warrants on a registration statement filed by the Company with the Securities and Exchange Commission. The fair value of the warrants was $1,187,422. The value of the warrants was estimated using the Black-Scholes option pricing model with the following assumptions: average risk-free interest of 4.82%; dividend yield of 0%; average volatility factor of the expected market price of the Company's common stock of 70%; and a term of one and a half years. In accordance with APB Opinion 14, the fair value of the warrant issued to the investors of $1,187,422, is shown as a discount to the face value of the Notes on the balance sheet at its relative fair value of $923,450.

Chadbourn Securities, Inc. served as the Company's placement agent in connection with the offering in certain states in which Chadbourn is registered with the NASD as a broker/dealer (the "Chadbourn States"), and, for serving as such, received a cash fee from the Company of $307,340, and was issued warrants to acquire up to 134,600 shares of Common Stock at an exercise price of $2.50 per share and otherwise on the same terms as the Warrants sold to the investors. The Company also agreed to reimburse Chadbourn for its reasonable expenses incurred in connection with the offering. Chadbourn in turn has re-allowed a portion of these fees ($267,550 in cash and warrants to acquire up to 79,300 shares of Common Stock) to Northeast Securities, Inc., an NASD registered broker/dealer ("NES"), in connection with NES acting as a selling agent for the offering.

NES also received a cash fee from the Company equal to 8.0% of the principal amount of Notes sold in all non-Chadbourn States (for a total cash fee of $4,000) and warrants to acquire up to 2,000 shares of Common Stock. The Company also agreed to reimburse NES for its reasonable expenses incurred in connection with the offering.

In addition to the fees referred to above, the Company paid $10,000 in cash and issued warrants to acquire up to 24,000 shares of Common Stock to third party finders.

The fair value of all of the 160,600 placement warrants, was $193,594. The value of the warrants was estimated using the Black-Scholes option pricing model with the following assumptions: average risk-free interest of 4.82%; dividend yield of 0%; average volatility factor of the expected market price of the Company's common stock of 70%; and a term of four years. The value of the warrants was deducted along with the cash placement fees paid from the face value of the debt and is being amortized as additional interest expense.

The Company's chief executive officer, works with Cagan McAfee Capital Partners, LLC ("CMCP"); Laird Cagan, a Managing Director of CMCP, acted as a registered representative of Chadbourn in connection with this offering.

The debt offering cost of $514,934, consisting of cash of $321,340 and warrant value of $193,594, is shown as a current asset and is being amortized over 18 months. In accordance with APB Opinion 14, the fair value of the warrant issued to the investors of $1,187,422, is shown as a discount to the face value of the Notes on the balance sheet at its relative fair value of $923,450 and is also being amortized over 18 months, the term of the Notes.

The interest expense of $68,032 and the amortization of the offering costs and warrant value of $188,323 were capitalized as construction cost on the Anaheim facility.

Note 10. SERIES A CUMULATIVE REDEEMABLE CONVERTIBLE PARTICIPATING PREFERRED STOCK, RESTATED

On April 28, 2005, the Company entered into a Securities Purchase Agreement whereby the Company sold and issued 4,000,000 shares of newly created 8% Series A Cumulative Redeemable Convertible Participating Preferred Stock of the Company (the "Series A Preferred") and warrants (the "Warrants," and, together with the Series A Preferred, the "Securities") to purchase up to 400,000 shares of common stock of the Company. On May 9, 2005, the Company entered into a Securities Purchase Agreement whereby the Company sold and issued an additional 75,600 shares of Series A Preferred Stock and Warrants to purchase up to 7,560 shares of common stock of the Company. The gross aggregate proceeds to the Company from the sales of the securities were $10,189,000.

The Company is required to apply the proceeds of the sale of the Securities primarily to the construction and operation of the Company's initial plant in Anaheim, California. The investors are entitled to recommend for election to the Company's Board of Directors two individuals designated by such investors. Two employee directors resigned from the board of directors upon the election of the investors' designees.

Holders of Series A Preferred are entitled to receive cumulative dividends, payable quarterly in additional shares of Series A Preferred, at the rate of 8% per annum. This dividend rate is subject to increase to 9% in the event the Company does not comply with certain registration rights provisions. Each share of Series A Preferred is entitled to that number of votes equal to the number of whole shares of the Common Stock into which it is convertible. In addition, so long as at least 50% of the shares of Series A Preferred remain outstanding, the Company is prohibited from taking certain actions without the approval of the holders of a majority of the outstanding shares of Series A Preferred.

The holders of a majority of the shares of Series A Preferred have the option to require the Company to redeem all outstanding shares of Series A Preferred on the five year anniversary of issuance at a redemption price equal to $2.50 per share, plus accrued and unpaid dividends to that date. In the event the holders do not exercise this redemption right, all shares of Series A Preferred will automatically convert into shares of Common Stock on such five-year anniversary, as described below.

Each share of Series A Preferred will automatically convert into one share of Common Stock (i) in the event the Company consummates an underwritten public offering of its securities at a price per share not less than $5.00 and for a total gross offering amount of at least $10 million, (ii) in the event of a sale of the Company resulting in proceeds to the holders of Series A Preferred of a per share amount of at least $5.00, (iii) in the event that the closing market price of the Common Stock averages at least $7.50 per share over a period of 20 consecutive trading days and the daily trading volume averages at least 75,000 shares over such period, (iv) upon the approval of a majority of the then-outstanding shares of Series A Preferred, or (v) unless the Company is otherwise obligated to redeem the shares as described above, on April 28, 2010.

Each holder has the right to convert its shares Series A Preferred into shares of Common Stock on a one-for-one basis at any time following the first to occur of September 30, 2006 or the Operational Date.

The Warrants are exercisable for a period of five years commencing as of their issuance date, at an exercise price of $4.00 per share. The fair value of the warrants was $1,328,066. The value of the warrants was estimated using the Black-Scholes option pricing model with the following assumptions: average risk-free interest of 3.75%; dividend yield of 0%; average volatility factor of the expected market price of the Company's common stock of 70%; and a term of five years. The value of the warrants was deducted from the face amount of the Series A Preferred and is being amortized as dividends. In accordance with EITF 00-19, the value of the warrants have been recorded as a liability until such time as the Company meets the registration obligation of the underlying shares. In accordance with SFAS 133 the warrant liability is adjusted to its fair value, and the adjustment is recorded as other income (expense). As the fair value of the warrants at December 31, 2005 was determined to be $618,653 compared to $1,328,066 at issuance, the Company has recognized other income of $709,413 during 2005 as a result of this adjustment.

In accordance with EITF 98-5 and 00-27 it was determined that the Series A Preferred's effective conversion price was issued at a discount to fair value. The value of this discount, called a beneficial conversion feature, was determined to be $1,328,066. The beneficial conversion feature was deducted from the carrying value of the Series A Preferred stock and is amortized over five years. The amortization amount is treated consistent with preferred stock dividends. In connection with the issuance of the Securities, on April 28, 2005, the Company entered into a Registration Rights Agreement granting the investors certain demand and piggyback registration rights of the common stock issued upon conversion of the Series A Preferred and exercise of the Warrants. The Company filed a registration statement on August 4, 2005 to register for resale the underlying common stock shares related to the conversion feature of the Series A Preferred and the related Warrants. The registration statement was withdrawn on December 19, 2005. As of March 15, 2006, the registration statement has not been re-filed.

In connection with this transaction, certain of the Company's officers and significant shareholders agreed that, subject to certain exceptions, they would not offer, sell, contract to sell, lend, pledge, grant any option to purchase, make any short sale or otherwise dispose of any shares of Common Stock, or any options or warrants to purchase any shares of Common Stock with respect to which the holder has beneficial ownership until the earlier of 90 days following the conversion into Common Stock of at least 50% of the shares of Series A Preferred Stock, or 90 days following the closing of a Qualified Public Offering as defined in the agreement.

Chadbourn Securities, Inc. served as the Company's placement agent in connection with the offering, and for serving as such, received a cash fee from the Company of $375,000, and was issued warrants to acquire up to 244,536 shares of Common Stock at an exercise price of $2.50 per share and otherwise on the same terms as the Warrants sold to the investors.

The fair value of the placement warrants was $861,852. The value of the warrants was estimated using the Black-Scholes option pricing model with the following assumptions: average risk-free interest of 6.75%; dividend yield of 0%; average volatility factor of the expected market price of the Company's common stock of 70%; and a term of four years. The value of the warrants was discounted along with the cash placement fees paid, $321,200, from the face value of the Series A Preferred.

The accounting for the Series A Preferred is as follows:

            Gross proceeds                                       $10,189,000
            Less: beneficial conversion feature                   (1,328,066)
            Less: offering costs                                  (1,564,152)
            Less: warrant value at issuance date                  (1,328,066)
                                                                 ------------
               Subtotal                                            5,968,716
            Amortization of the beneficial conversion feature        177,075
            Amortization of warrant value                            177,075
            Amortization of offering costs                           208,554
            In-kind dividend                                         565,124
                                                                 ------------
            Balance at December 31, 2005                          $7,096,544
                                                                 ============


Note 11. SHAREHOLDERS' EQUITY, RESTATED

Prior to the merger with WSI, WSI received $750,000 for the issuance of a promissory note and obtained a commitment for an additional $250,000 from an investor. The investor also received a warrant for the purchase of 133,333 shares of common stock for $0.01 per share in connection with these additional funds. These warrants were exercised in March of 2004. After the merger, the promissory note was exchanged for 500,000 shares of common stock in World Waste Technologies, Inc. In April 2004, the Company received the additional $250,000 for the purchase of an additional 166,667 shares of common stock. The relative fair value allocated to the warrant was $170,844 using the Black-Scholes calculation. The value of the warrant was estimated using the Black Scholes option pricing model with the following assumptions: average risk free interest of 3.6%; dividend yield of 0%; average volatility factor of the expected market price of the Company's common stock of 70%; and a term of 4 years.

Prior to the merger with VPTI, 500,000 shares of common stock were contributed to the Company by the founder of VPTI in connection with an agreement in which the founder sold approximately 1,000,000 other shares of common stock to accredited investors in a private sale.

During the second and third quarters ended June 30, 2004 and September 30, 2004 respectively, the Company obtained through a private placement an additional $3,093,910 from the sale of 2,311,872 shares of common stock, net of fees paid of $273,890 (2,245,206 of these shares were issued prior to the merger with VPTI on August 24, 2004). Under a Registration Rights Agreement, the Company agreed to use commercially reasonable efforts to prepare and file a registration statement to register the resale of such shares within ninety days of completion of the Merger, August 23, 2004, and use commercially reasonable efforts to cause such registration statement to be declared effective by the SEC as soon as practicable. The registration statement was withdrawn on December 19, 2005. As of March 15, 2006, the registration statement has not been re-filed.

During July 2004, the Company issued a warrant to a consultant for the purchase of 50,000 shares of common stock at an exercise price of $0.01 per share in consideration for investment banking, financial structuring and advisory services provided. The fair value of the warrant was $74,567. The value of the warrant was estimated using the Black-Scholes option pricing model with the following assumptions: average risk-free interest of 3.6%; dividend yield of 0%; average volatility factor of the expected market price of the Company's common stock of 70%; and a term of 4 years. The fair value of the warrant was expensed during the year ended December 31, 2004. The warrant was exercised in full in September 2004.

As discussed above, effective August 24, 2004, World Waste Technologies, Inc. was merged into VPTI. Prior to the merger with VPTI, the holders of the convertible promissory notes converted these notes into 1,193,500 shares of common stock of World Waste Technologies, Inc.

Subsequent to the merger with VPTI, during the third and fourth quarters of the year ended December 31, 2004, in connection with a private placement of securities, the Company sold 1,192,000 units; each unit comprised of one (1) share of common stock in the Company and warrants exercisable for 0.25 shares (298,000 shares) of common stock of the Company at an exercise price of $0.01 per share for 5 years. The fair value of the warrants was $742,222. The value of the warrants was estimated using the Black-Scholes option pricing model with the following assumptions: average risk-free interest of 3.6%; dividend yield of 0%; average volatility factor of the expected market price of the Company's common stock of 70%; and a term of 1 to 4 years. The consideration paid for the units was $2.50 per unit, for aggregate net proceeds to the Company of $1,879,770. As of December 31, 2004, 152,000 of these warrants had been exercised for net proceeds to the Company of $1,520. Under the Registration Rights Agreement, the Company has agreed to use commercially reasonable efforts to prepare and file a registration statement within ninety days of completion of the private placement and use commercially reasonable efforts to cause such registration statement to be declared effective by the SEC as soon as practicable registering the resale of the shares and shares underlying the warrants. The registration statement was filed on August 4, 2005. The registration statement was withdrawn on December 19, 2005. As of March 15, 2006, the registration statement has not been re-filed.

During the quarter ended March 31, 2005, in connection with private placements of unregistered securities, the Company raised gross proceeds of $3,387,000 by issuing 1,354,800 units (each unit comprised of one (1) share of common stock in the Company (1,354,800 shares of common stock) and warrants exercisable for 0.25 shares (338,700 warrants)) at a purchase price of $2.50 per unit. The warrants expire five years after the date of the sale of the shares and are exercisable at $0.01 per share, subject to adjustment. All of the warrants were exercised during the quarter ended March 31, 2005. The fair value of the warrants was $843,487. The value of the warrants was estimated using the Black-Scholes option pricing model with the following assumptions: average risk-free interest of 3.75%; dividend yield of 0%; average volatility factor of the expected market price of the Company's common stock of 70%; and a term of one year. Under the Registration Rights Agreement, the Company has agreed to use commercially reasonable efforts to prepare and file a registration statement within ninety days of completion of the private placement and use commercially reasonable efforts to cause such registration statement to be declared effective by the SEC as soon as practicable registering the resale of shares and the shares underlying the warrants. The registration statement was filed on August 4, 2005. The registration statement was withdrawn on December 19, 2005. As of March 15, 2006, the registration statement has not been re-filed.

Note 12. COMMITMENT AND CONTINGENCIES

The Company and its subsidiaries and officers were named defendants in a lawsuit alleging breach of contract, fraud, and misrepresentation related to the breach of a residential real estate lease and an allegedly "detachable" warrant. On October 5, 2004, the Company entered into an agreement to settle the litigation. Pursuant to the settlement, the Company paid $150,000 by December 2005. The plaintiff has agreed to dismiss all claims with prejudice.

In March, 2004, the Company entered into a lease for office space in San Diego, CA. The lease term is for two years commencing April 1, 2004. In March of 2006 the lease was extended for an additional six months. Annual rent is $54,943 for year one, $56,634 for year two and $36,978 for the additional six months.

In July 2004, the Company entered into a lease for the initial facility in Anaheim, CA. The lease term is for 10 years commencing July 1, 2004, with three five-year renewal option. The monthly base rent of $15,900 adjusts annually based on the Consumer Price Index of Orange County.

Minimum lease payments for these operating leases for the years ending December 31 are:

                 2006                $241,937

                 2007                $190,800

                 2008                $190,800

                 2009                $190,800

           Thereafter                $874,500


The Company is obligated to pay Bio Products for technical services $20,000 per month until the first plant becomes operational and then $15,000 per month for five years. The Company is also obligated to pay CMCP $5,000 per month for advisory services through December 31, 2006.

Note 13. RELATED PARTY TRANSACTIONS, RESTATED

In December 2003, the Company entered into an agreement, amended in March 2004, with Cagan McAfee Capital Partners, LLC ("CMCP"). The agreement provides for CMCP to provide advisory and consulting services and for NASD broker dealer, Chadbourn Securities Inc. ("Chadbourn"), to provide investment banking services to the Company.

The agreement calls for, among other things, the Company to pay to CMCP a monthly advisory fee of $15,000, increased to $20,000 beginning in September 2004. The total professional fees paid to CMCP for the year ended December 31, 2004 for advisory services was $200,000. In May 2005, the agreement was amended to provide for the payment to CMCP of a monthly advisory fee of $5,000 and the Company entered into a separate agreement with John Pimentel to pay his monthly advisory fee of $15,000. In September 2005, John Pimentel was hired as the Company's Chief Executive Officer. CMCP's fee for monthly advisory fees for the year ended December 31, 2005 was $120,000. Prior to May 2005, John Pimentel was paid by CMCP to provide services to the Company. Subsequent to May 2005 and prior to his hiring as CEO, Mr. Pimentel was paid $60,000 for consulting services by the Company.

Chadbourn and Laird Q. Cagan, a registered representative of Chadbourn, acted as the placement agent (collectively, the "Placement Agent") for us in connection with the private placement of 3,923,370 shares of our common stock in 2004. In connection with those private placements, we paid the Placement Agent a commission of 8% of the price of all shares sold by it, or approximately $487,200. In addition, we paid the Placement Agent a non-accountable expense allowance (equal to 2% of the purchase price of the shares or approximately $90,000) and issued the Placement Agent, or its affiliates, warrants to purchase 392,337 of our common shares, at exercise prices between $1.00 and $2.50.

The values of the warrants, $369,245, were estimated using the Black-Scholes option pricing model with the following assumptions: average risk-free interest of 3.6%; dividend yield of 0%; average volatility factor of the expected market price of the Company's common stock of 70%; and a term of 4 years.

During 2005, the Placement Agent acted as the placement agent for us in connection with the private placement of 1,354,800 shares of our common stock and warrants to purchase 338,700 shares of our common stock, the private placement of 4,075,600 shares of our Series A Preferred Stock and warrants to purchase 407,560 shares of our common stock, and $4,015,000 aggregate principal amount of our senior secured promissory notes and warrants to purchase up to a total of 529,980 shares of Common Stock. In connection with those private placements, we paid the Placement Agent a commission of approximately $961,550. In addition, we paid the Placement Agent a non-accountable expense allowance of $267,740 and issued the Placement Agent, or its affiliates, warrants to purchase 548,486 of our common shares, at exercise price of $2.50. The values of the warrants, $756,247, were estimated using the Black-Scholes option pricing model with the following assumptions: average risk-free interest rate 3.6% to 6.75%; dividend yield of 0%; average volatility factor of the expected market price of the Company's common stock of 70%; and a term of 4 years.

Note 14. EMPLOYMENT CONTRACTS

On April 28, 2005, the Company entered into new employment agreements with four of its executive officers. The new agreements supersede and replace each officer's existing employment agreement with the Company. Pursuant to the new agreements, the officers will continue to serve the Company in the same capacities but on an "at-will" basis. Effective December 31, 2005, the President of the Company resigned. The total annual salaries of the three remaining contracts are $650,000. Each officer is entitled to receive 12 months salary and continuation of benefits in the event the Company terminates his agreement for other than "good cause" or the officer resigns from the Company for "good reason" (as such terms are defined in the agreements). In addition, each officer is entitled to 12 months salary and continuation of benefits in the event of disability or death during the term of his agreement. The current Company CEO is not under an employment contract.

Note 15. SUBSEQUENT EVENTS (UNAUDITED)

On February 10, 2006, the Company issued and sold $2,250,000 aggregate principal amount of its 10% senior secured debentures and warrants (the "Warrants") to purchase up to an aggregate of 297,000 shares of the Company's common stock, to three accredited investors.

The Warrants are exercisable for a period of five years commencing as of their issuance date and have an exercise price of $0.01 per share. The debentures are due and payable in full on the earlier to occur of (i) the closing of one or more equity financings generating gross proceeds in an aggregate amount of at least $9.0 million, or (ii) eighteen months after the closing date. The debentures bear interest at an annual rate of 10.00% payable quarterly in arrears on March 31, June 30, September 30 and December 31 of each year. The first interest payment is due on March 31, 2006. The debentures are secured by a first-priority lien on substantially all of the Company's assets, and rank pari passu in right of payment with all existing and future senior indebtedness of the Company, and senior in right of payment to any subordinated indebtedness.

In connection with the issuance of the debentures, the Company entered into a Registration Rights Agreement on February 10, 2006 pursuant to which it agreed to use best efforts to include the shares of common stock issuable upon exercise of the Warrants on a registration statement filed by the Company with the SEC.

In connection with this transaction, the holders of the Company's 10% senior secured notes described in Note 9 exchanged their notes for debentures on a dollar-for-dollar basis. The only term that was changed was the maturity date. Therefore, at the conclusion of the transaction the Company had a total of $6,265,000 of Senior Secured Debt outstanding. The closing of this transaction was subject to a requirement to obtain the consent of the holders of the Company's Series A Preferred Stock. On February 6, 2006, the holders of the Company's Series A Preferred Stock gave their consent to the transaction pursuant to a letter agreement with the Company (the "Series A Consent"). In connection with obtaining the Series A Consent, the Company agreed to deliver to the holders of Series A Preferred Stock warrants to purchase a total of 407,560 shares of the Company's Common Stock at an exercise price of $0.01 per share. Pursuant to the Series A Consent, (i) the Company also agreed to call a shareholders' meeting to approve an amendment of certain provisions of the Series A Preferred Stock Certificate of Determination, and (ii) the holders of Series A Preferred Stock agreed to waive certain of their veto rights and contractual rights to facilitate the Company's next round of financing.
On May 1, 2006, pursuant to a Patent Assignment Agreement and a Patent Assignment, both dated as of May 1, 2006, (the "Patent Assignment Agreement and a Patent Assignment"), the Company completed the purchase of all right, title and interest in United States Patent No. 6,306,248 (the "Patent") and related intellectual property, subject to existing licenses, from the University of Alabama in Huntsville for $100,000 and 167,000 shares of the Company's unregistered common stock valued at $698,000,the market value of the stock on May 1, 2006.

We continue to exploit the technology covered by the Patent through a sublicense from the original licensee, Bio-Products International, Inc. By virtue of our acquisition of the Patent, we now own all right, title and interest in the Patent, subject to Bio-Products International, Inc.'s existing license, which in turn continues to sublicense the technology to us.

May 26, 2006, the Company announced that it had secured $25,000,000 in new equity financing in two private placements. In the first transaction, which closed May 25, 2006, the Company issued 89,000 shares of its newly created 8% Series B Convertible Redeemable Preferred Stock at a price of $100 per share, resulting in total gross proceeds to the Company of $8.9 million. In the second transaction, the Company entered into definitive agreements for the sale of an additional 161,000 shares of Series B Preferred Stock on the same terms, for total additional gross proceeds to the Company of $16.1 million. This second offering closed on May 30, 2006.

In addition to the sales described above, holders of the Company's $6,250,000 aggregate principal amount of senior secured debentures had the contractual right to exchange their debentures for shares of Series B Preferred Stock on a dollar-for-dollar basis. The holders of approximately $2,480,000 of such debentures elected to exchange their debentures and accrued interest for a total of 25,000 shares of Series B Preferred Stock (which shares of Preferred Stock would be convertible into a total of 1,000,000 common shares and be included in the registration statement described below).

Each share of Series B Preferred Stock is convertible for a period of five years into 40 shares of the Company's common stock. To the extent not converted by the five-year anniversary of issuance, the shares are subject to redemption at each holder's option, with any shares not redeemed subject to automatic conversion. The shares are also subject to mandatory conversion prior to the five-year anniversary of issuance if the Company's common stock meets certain trading price and volume criteria and under certain other circumstances. Holders of the Series B Preferred Stock are entitled to receive cumulative dividends, payable quarterly in additional shares of Series B Preferred, at the rate of 8% per annum.

The Company is also issuing the investors in these transactions five-year warrants to acquire up to a total of 2,500,000 shares of common stock at an exercise price of $2.75 per share. The Company has agreed to file a registration statement within 60 days of the closing covering the resale of the shares of common stock issuable upon conversion of the Series B Preferred Stock and exercise of the warrants.

After fees and expenses and the repayment of the Company's secured debentures, the Company estimates the total net proceeds to it from these two offerings will be approximately $18 million. The Company currently intends to use these net proceeds to start-up operations at, and make improvements to, its initial facility located in Anaheim, California, to begin preparations for additional facilities, and for general corporate purposes.

Prior to April 8, 2006, the Company completed the construction of the facility and sent a notice to Taromina of such completion in accordance with the terms of the agreement with Taromina.


Note 16. AMENDMENT AND RESTATEMENT OF FORM 10-KSB

On May 12, 2006, the Company determined that it would amend its Annual Report on Form 10-KSB for the year ended December 31, 2005 to correct certain accounting errors in the financial statements included in such report related to the fair value of options and warrants, the relative fair value of senior secured debt and the related warrants and the classification of Redeemable Preferred Stock.

The principal accounting errors reflected in such financial statements were as follows:

1) Fair value of options and warrants: As previously disclosed in our reports filed with the SEC, on August 24, 2004 World Waste Technologies, Inc., a private company ("WWT") completed a reverse merger with and into a subsidiary of Voice Powered Technologies International, Inc ("VPTI"), a publicly-traded company with no assets, liabilities or operations. As a result of this merger, VPTI (renamed World Waste Technologies, Inc.) succeeded to all of the assets, liabilities and operations of WWT.

In order to properly account for the expense associated with the issuance of options and warrants, it is required to determine the fair value of these securities. In determining this value the Company undertook a "Black Scholes" analysis, a method of valuation that takes into account the expected volatility of the stock underlying the convertible securities being valued. Because at the time of this valuation the Company had no stock trading history as a company with the operations of WWT (i.e. all of the trading had been as VPTI, a company with no operations), in determining its expected volatility, the Company decided to use the trading prices of a representative sample of companies within its industry as opposed to VPTI's trading history.

Based on discussions with the staff of the SEC as to current practices in applying the applicable accounting guidelines (SFAS 123R) and further review of the authoritative accounting literature for new public companies, the Company concluded that the use of a volatility factor more consistent with its stage of life cycle and financial leverage would be more appropriate than a volatility factor based on the trading of shares of companies within its industry. As a result, the Company changed the volatility factor previously used from approximately 20% to 70%. Based on this analysis, the Company also changed the price used in calculating the fair value of the warrants issued in connection with a private placement of our Series A Preferred Stock from the price such shares were actually sold at to the quoted market price of the Company's stock as of the closing of such issuance. These changes affected primarily the recorded value on our balance sheet of the following line item accounts: Debt Offering Costs, Patent and Licenses, Senior Secured Debt, Redeemable Preferred Stock, Warrant Liability, Additional Paid in Capital and Deficit Accumulated during the Development Stage.

This change had the following impact on the Company's Consolidated Statement of
Operations: In 2004, General and Administrative Expense increased by $21,970 for the increase in employee option expense. In 2005, General and Administrative Expense increase by $250,507 for the increase in employee option expense and Change in fair value of warrant liabilities increase by $323,450 resulting in a net decrease in the Net Loss of $72,943. Also in 2005, the amortization of Preferred Stock warrants, offering costs and beneficial conversion feature classified similar to Preferred Stock dividends increased by $491,939.

2) Relative Fair Value: On November 1, 2005 the Company completed a private placement of senior debt securities with detachable warrants. In accounting for this transaction, the Company discounted the recorded value of the senior debt securities by an amount equal to the fair value of the warrants. Upon further review of the applicable accounting literature (APB Opinion 14), the Company determined that it should have discounted the senior debt for the "relative fair value" of the warrants rather than the "fair value" of the warrants. This had the effect of overstating the discount on the senior debt at December 31, 2005 by approximately $235,000. This change had not impact on the Company's 2004 or 2005 Consolidated Statement of Operations.

3) Redeemable Convertible Preferred Stock: The Redeemable Convertible Preferred Stock had been classified as a liability because it is redeemable at the end of five years, at the option of the holders. Upon further review of authoritative literature, Convertible Redeemable Preferred Stock will be reclassified as "mezzanine equity" rather than as a liability. This change had no impact on the Company's 2004 or 2005 Consolidated Statement of Operations.

Below is a summary of the significant effects of the restatement on the consolidated statements of operations (in thousands) for the years ended December 31, 2005 and 2004 and the balance sheets as at December 31, 2005 and 2004.


                                                   2005 as                         2004 as
                                                 Previously                      Previously
                                                  Reported     2005 as Restated   Reported   2004 as Restated
-------------------------------------------------------------------------------------------------------------
Statements of Operations

General and Administrative Expenses            $ (3,351,247)   $ (3,601,754)   $(2,124,436)   $(2,146,407)

Change in Fair Value of Warrant Liability           385,962         709,412

Net Loss                                         (3,151,860)     (3,078,917)    (2,474,218)    (2,496,188)

Preferred Stock Dividend and amortization
of Warrant Value, Offering Costs and
Beneficial Conversion Feature                      (742,533)     (1,234,473)

Net Loss Attributable to Common Shareholders   $ (3,894,393)   $ (4,313,390)   $(2,474,218)   $(2,496,188)

Balance Sheets
Debt Offering Costs                            $    343,054    $    453,264
Total Fixed Assets                               17,036,101      17,020,547
Patent License                                      450,625         556,605        450,625        556,605
   Total Assets                                $ 20,980,908    $ 21,181,544    $ 6,786,477    $ 6,892,457
Senior Secured Debt                               2,957,169       3,191,811
Redeemable Preferred Stock                        8,923,726            --
Warrant Liability                                   144,783         618,654
Total Liabilities                                12,025,678       6,139,570
Redeemable Preferred Stock                             --         7,096,544
Total Stockholders Equity                         6,626,125       7,945,430      5,013,873      5,119,854
   Total Liabilities and Stockholders Equity   $ 20,980,908    $ 21,181,544    $ 6,786,477    $ 6,892,457

                 World Waste Technologies, Inc. and Subsidiaries
                     (Formerly World Waste of America, Inc.)
                          (A Development Stage Company)
                           Consolidated Balance Sheet

                                                  (Unaudited)
                                                    March 31         December 31
                                                      2006              2005
ASSETS:                                                               Restated
Current Assets:
    Cash                                       $    1,778,821    $    2,864,377
    Prepaid Expenses                                  109,199           181,912
    Debt Offering Cost                                497,378           453,264
                                               ---------------   ---------------
Total Current
 Assets                                             2,385,398         3,499,553
                                               ---------------   ---------------
Fixed Assets:
    Machinery and Equipment, net of accumulated
      depreciation of  $34,413 at 3/31/06 and
      $30,958 at 12/31/05.                         15,958,847        12,926,284
    Construction in Progress                                          4,094,263
    Leasehold Improvements                          2,922,601
                                               ---------------   ---------------
Total Fixed Assets                                 18,881,448        17,020,547
Other Assets:
    Deposit L/T                                       100,120           104,839
    Patent License                                    556,605           556,605
                                               ---------------   ---------------
    TOTAL ASSETS                               $   21,923,571    $   21,181,544
                                               ===============   ===============
LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT):
 LIABILITIES:
Current
 Liabilities:
    Accounts Payable                           $      835,153    $    1,292,810
    Accrued Salaries Payable                          233,238           217,684
    Accrued Retention Payable                          70,582           380,572
    Deposit on Senior Secured Debt                                      250,000
    Other Liabilities                                 135,848           188,039
                                               ---------------   ---------------
Total Current
 Liabilities                                        1,274,821         2,329,105
                                               ---------------   ---------------
Long Term
 Liabilities:

    Senior Secured Debt (See Note 5)                4,916,343         3,191,811
    Warrant Liabilities                               738,808           618,654
                                               ---------------   ---------------
Total Long Term Liabilities                         5,655,151         3,810,465

                                               ---------------   ---------------
    TOTAL LIABILITIES                               6,929,972         6,139,570
                                               ---------------   ---------------
Redeemable Preferred Stock (See Note 6)             7,549,815         7,096,544

STOCKHOLDERS' EQUITY

    Common Stock - $.001 par value: 100,000,000
     shares authorized, 24,728,955 March 31, 2006
     and 24,686,230 shares issued and outstanding
     at December 31, 2005                              24,728            24,686

    Additional Paid-in-Capital                     18,781,111        15,961,816
    Deficit Accumulated during development stage  (11,362,055)       (8,041,072)

                                               ---------------   ---------------
    TOTAL STOCKHOLDERS' EQUITY                      7,443,784         7,945,430
                                               ---------------   ---------------

                                               ---------------   ---------------
    TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY $   21,923,571    $   21,181,544
                                               ===============   ===============

                 World Waste Technologies, Inc. and Subsidiaries
                     (Formerly World Waste of America, Inc.)
                          (A Development Stage Company)
                 Unaudited Consolidated Statements of Operations

                                                      Three Months     Three Months     June 18, 2002
                                                         Ending           Ending       (Inception) to
                                                     March 31, 2006   March 31, 2005   March 31, 2006
                                                     ---------------  ---------------  ---------------
GROSS REVENUE:                                                            Restated         Restated
EXPENSES:

          Research and Development                   $      (60,000)  $      (62,250)  $     (827,386)
          General and Administrative:                      (968,668)        (659,122)      (7,571,959)

                                                     ---------------  ---------------  ---------------
          Loss from Operations                           (1,028,668)        (721,372)      (8,399,345)
                                                     ---------------  ---------------  ---------------

          Interest Income (Expense)                          15,575             (948)         (62,233)
          Financing Expense (see note 6)                 (1,647,250)                       (1,647,250)
          Change in fair value of warrant liability        (120,154)                          589,258
                                                     ---------------  ---------------  ---------------
          Net Loss before Provision for Income Tax       (2,780,497)        (722,320)      (9,519,570)
                                                     ---------------  ---------------  ---------------
          Income Taxes                                            -                -                -
                                                     ---------------  ---------------  ---------------
          Net Loss                                   $   (2,780,497)  $     (722,320)  $   (9,519,570)
                                                     ---------------  ---------------  ---------------
          Preferred Stock Dividend, amortization
           of Discount and Beneficial Conversion
           Feature                                         (540,486)               -       (1,774,959)

                                                     ---------------  ---------------  ---------------
          Net Loss Attributable to Common
           Shareholders                              $   (3,320,983)  $     (722,320)  $  (11,294,529)
                                                     ===============  ===============  ===============

          Basic and diluted Net Loss per share
           available to common shareholders                   (0.14)           (0.05)           (0.70)
                                                     ===============  ===============  ===============
          Weighted average number of shares
          outstanding used in calculation (see
           Note 1)                                       24,724,833       15,415,638       16,323,580
                                                     ===============  ===============  ===============

     * Approximately $67,526 in Consulting and Travel expenses incurred prior to inception of the business on June 18, 2002 are not included.

                 World Waste Technologies, Inc. and Subsidiaries
                     (Formerly World Waste of America, Inc.)
                          (A Development Stage Company)
             Consolidated Statement of Stockholders' Equity Restated


                                                                       Additional
                                          -------------------------     Paid-in     Common Stock   Accumulated
                                             Shares       Dollars       Capital     Subscription     Deficit *      Total
                                          ----------------------------------------------------------------------------------
                                                        $             $             $             $             $

Preformation Expenses                                                                                 (67,526)      (67,526)

Formation - June 18, 2002                   9,100,000           100        73,036                                    73,136

   Net Loss - 2002                                                                                   (359,363)     (359,363)
                                          ----------------------------------------------------------------------------------

December 31, 2002                           9,100,000          $100       $73,036                   ($426,889)    ($353,753)
                                          ==================================================================================

   Additional Paid-in Capital                                                 100                                       100

   Common Stock Subscribed                                                              125,000                     125,000

   Net Loss - 2003                                                                                   (804,605)     (804,605)
                                          ----------------------------------------------------------------------------------

December 31, 2003                           9,100,000          $100       $73,136      $125,000   ($1,231,494)  ($1,033,258)
                                          ==================================================================================

   Merger with Waste Solutions, Inc.        7,100,000            63         2,137                                     2,200

   Common Stock Subscriptions                 125,000             1       124,999      (125,000)

   Common Stock and warrants net of
    offering cost prior to VPTI merger      3,045,206            31     3,952,321                                 3,952,352

   Shares cancelled                          (500,000)           (5)            5

   Warrants Issued, Restated                                              281,171                                   281,171

   Merger with VPTI                         1,200,817        21,062       (21,062)

   Conversion of Promissory Notes           1,193,500            12     1,193,488                                 1,193,500

   Accrued Interest on Notes Forgiven                                     135,327                                   135,327

   Common Stock and warrants net of
    offering cost                           1,460,667         1,461     2,865,462                                 2,866,923

   Amortization of stock options and
    warrants, Restated                                                    217,827                                   217,827

   Net Loss - 2004, Restated                                                                       (2,496,188)   (2,496,188)
                                          ----------------------------------------------------------------------------------

December 31, 2004, Restated                22,725,190       $22,725    $8,824,811            $0   ($3,727,682)   $5,119,854
                                          ==================================================================================

   Common Stock and warrants net of
    offering cost, Restated                 1,961,040         1,961     3,072,116                                 3,074,077

   Amortization of stock options and
    warrants, Restated                                                    654,220                                   654,220

   Dividend (Preferred Stock)                                             106,645                    (671,768)     (565,123)

   Warrants Issued to placement agents
    on preferred stock, Restated                                          861,853                                   861,853

   Senior Secured Debt Warrants to debt
    holders and placement agent, Restated
    (See note 5)                                                        1,114,105                                 1,114,105

   Beneficial conversion feature on
    Redeemable Preferred Stock, Restated                                1,328,066                                 1,328,066

   Amortization of Beneficial conversion
    feature and discount on Redeemable
    Preferred Stock, Restated                                                                        (562,704)     (562,704)

   Net Loss - 2005, Restated                                                                       (3,078,917)   (3,078,917)
                                          ----------------------------------------------------------------------------------

December 31, 2005, Restated                24,686,230       $24,686   $15,961,816            $0   ($8,041,072)   $7,945,430
                                          ==================================================================================

   Common Stock and warrants net of
    offering cost                              42,725            42         8,166                                     8,208

   Amortization of employee and
    consultant stock options and warrants                                 289,164                                   289,164

   Dividend (Preferred Stock)                                              87,215                    (329,479)     (242,264)

   Warrants Issued as financing expense
    to Series A Preferred holders (See
    Note 6)                                                             1,647,250                                 1,647,250

   Senior Secured Debt Warrants
    (See Note 5)                                                          787,500                                   787,500

   Amortization of Beneficial conversion
    feature, warrants, and offering costs
    on Redeemable Preferred Stock                                                                    (211,007)     (211,007)

   Net Loss - March 2006                                                                           (2,780,497)   (2,780,497)
                                          ----------------------------------------------------------------------------------

March 31, 2006 (Unaudited)                 24,728,955       $24,728   $18,781,111            $0  ($11,362,055)   $7,443,784
                                          ==================================================================================

                 World Waste Technologies, Inc. and Subsidiaries
                     (Formerly World Waste of America, Inc.)
                          (A Development Stage Company)
                 Unaudited Consolidated Statements of Cash Flow

                                                      Three Months     Three Months     June 18, 2002
                                                         Ending           Ending       (Inception) to
                                                     March 31, 2006   March 31, 2005   March 31, 2006
                                                     ---------------  ---------------  ---------------
                                                                          Restated         Restated
                                                     ---------------  ---------------  ---------------
Cash Flow from Operating Activities:                 $                $                $


   Net Loss                                              (2,780,497)        (722,320)      (9,519,570)
Adjustments to reconcile net loss to net cash used in
 operating activities:
   Depreciation                                               3,455            2,912           34,413
   Interest Forgiveness                                                                       135,327
   Warrant and Common Stock Issued for consulting                                              84,566
   Amortization of warrants & options to employees
     and consultants                                        289,164           94,351        1,161,211
   Change in Fair Value of warrant liabilities              120,154                          (589,258)
   Financing expense                                      1,647,250                         1,647,250

Changes in operating assets and liabilities:
   Prepaid Expenses                                          72,713           23,818         (109,199)
   Accounts Payable                                          (1,861)          37,176          177,630
   Accrued Salaries                                          15,554           60,903          233,238
   Accrued Other Liabilities                                (40,479)          (6,774)         135,661
                                                     ---------------  ---------------  ---------------
   Net Cash used in Operating Activities                   (674,547)        (509,934)      (6,608,731)
                                                     ---------------  ---------------  ---------------
Cash flows from investing activities:
   Construction in Progress                                                 (855,815)
   Leasehold Improvements                                                                  (2,922,601)
   Deposits on Equipment                                                  (1,119,881)
   Purchase Machinery & Equipment                        (2,301,511)                      (14,765,629)
   Purchase of Intangible                                                                    (350,000)
   Deposits                                                   4,719                          (100,120)
                                                     ---------------  ---------------  ---------------
   Net Cash used in Investing Activities                 (2,296,792)      (1,975,696)     (18,138,350)
                                                     ---------------  ---------------  ---------------
Cash flows from financing activities:
   Note Payable                                                              (22,368)
   Redeemable Preferred Stock                                                               9,486,701
   Senior Secured Debt                                    2,000,000                         6,265,000
   Senior Secured Debt Offering Cost                       (122,425)                         (427,173)
   Warrants, Common Stock and Additional Paid-in
    Capital                                                   8,208        3,061,437       11,201,374
                                                     ---------------  ---------------  ---------------
   Net Cash from Financing Activities                     1,885,783        3,039,069       26,525,902
                                                     ---------------  ---------------  ---------------

Net Increase in Cash                                     (1,085,556)         553,439        1,778,821
Beginning Cash                                            2,864,377        1,128,502
                                                     ---------------  ---------------  ---------------
Ending Cash                                               1,778,821        1,681,941        1,778,821
                                                     ===============  ===============  ===============
Non-Cash Investing and Financing Activities:
   Interest (Paid) Received                          $       15,575   $         (948)  $      (62,233)
   Income Taxes Paid                                              -                -                -

     *    During 2002, the Company issued $67,526 of Convertible Promissory
          Notes payable for preformation funds received and expended prior to inception.
     * The company issued warrants to purchase 315,354 shares of common stock to the placement agent for services rendered in connection with the fund raising effort during 2004 and 2005.
     * The Company issued warrants to purchase 50,000 shares of common stock for consulting services in 2004 and 100,000 shares of common stock upon the exercise of a warrant in exchange for services rendered in 2005.
     * The Company issued 1,193,500 shares of common stock upon conversion of the Convertible Promissory notes payable and accrued interest of $135,327 during 2004.
     * The Company issued warrants to purchase 250,000 shares of its common stock for a modification to the technology license agreement during 2004.
     * Accounts Payable of $657,523, accrued retention payable of $70,582 and other liabilities of $187 at March 31, 2006 related to fixed asset acquisitions. The impact has been adjusted in the quarter ended March
          31, 2006 statement of cash flow.
     * Accounts Payable of $1,266,060 and other liabilities of $ 114,242 at December 31, 2005 related to asset acquisitions. The impact has been adjusted in the quarter ended March 31, 2006 statement of cash flow.
     * During the quarter ended March 31, 2006, non cash interest expense of $340,343 was capitalized in fixed assets.
     * During the quarter ended March 31, 2006 a deposit on senior secured debt of $250,000 was converted into senior secured debt.
     * During the quarter ended March 31, 2006, upon completion of the plant in Anaheim, CA, all construction in progress was transferred to leasehold improvements and machinery and equipment and all deposits on equipment was transferred to machinery and equipment.

                 World Waste Technologies, Inc. and Subsidiaries
                     (Formerly World Waste of America, Inc.)

                          (A Development Stage Company)

              NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

                                 March 31, 2006


Note 1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

                            Amendment and Restatement

On May 16, 2006 on Form 8-K, the Company filed a Current Report on Form 8-K disclosing its intention to amend its Annual Report on Form 10-KSB, originally filed March 30, 2006, as amended, to restate the financial statements for the years ended December 31, 2005 and 2004 included therein. (see note 12)

                              Basis of Presentation

The accompanying consolidated financial statements are prepared in accordance with accounting principles generally accepted in the United States of America. The Company is a new enterprise in the development stage as defined by Statement No. 7 of the Financial Accounting Standards Board, since it has derived no revenues from its activities to date.

                          Interim Financial Statements

The accompanying consolidated financial statements include all adjustments (consisting of only normal recurring accruals), which are, in the opinion of management, necessary for a fair presentation. Operating results for the quarter ended March 31, 2006 are not necessarily indicative of the results to be expected for a full year. The consolidated financial statements should be read in conjunction with the Company's amended and restated consolidated financial statements for the year ended December 31, 2005 to be included in an amendment to the Company's Annual Report on Form 10-KSB, originally filed March 30, 2006. See note 12.

                                Use of Estimates

The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

                                  Fixed Assets

Machinery and Equipment is stated at cost. Depreciation is computed on the straight-line method over the estimated useful asset lives, to commence when the asset is put in use.

The Company completed the construction of its initial plant in Anaheim, California at the end of March 2006. The Company capitalized all costs directly associated with developing the plant, including interest and labor, throughout the construction period. The Company plans to place into service and begin depreciating the assets related to this facility in the second quarter of 2006, assuming funds are available.

                                   Intangibles

Intangible assets are recorded at cost. At March 31, 2006 and December 31, 2005, the Company's only intangible asset was the license from Bio-Products for the patented technology and other related intellectual property. The Company will begin amortizing this intangible asset during the second quarter of 2006 upon completion of its first facility, on a straight-line basis over the remaining life of the license. The Company's policy regarding intangible assets is to review such intangible assets for impairment whenever events or changes in circumstances indicate that its carrying amount may not be recoverable. If the review indicates that intangible assets are not recoverable (i.e. the carrying amount is more than the future projected undiscounted cash flows), its carrying amount would be reduced to fair value. The Company carried no goodwill on its books at either March 31, 2006 or December 31, 2005. Further, during the quarter ended March 31, 2006 and the year ended December 31, 2005, the Company had no material impairment to its intangible asset.

                     Redeemable Convertible Preferred Stock

Preferred Stock which may redeemable for cash at the determination of the holder is classified as mezzanine equity.

                            Research and Development

Research and development costs are charged to operations when incurred.

                                  Income Taxes

The Company accounts for income taxes in accordance with Statement of Financial Accounting Standards ("SFAS") No. 109, "Accounting for Income Taxes." In accordance with SFAS No. 109, the Company records a valuation allowance against net deferred tax assets if, based upon the available evidence, it is more likely than not that some or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income and when temporary differences become deductible. The Company considers, among other available information, uncertainties surrounding the recoverability of deferred tax assets, scheduled reversals of deferred tax liabilities, projected future taxable income, and other matters in making this assessment.

                                Reclassification

Certain amounts for the year ended December 31, 2005 and for the quarter ended March 31, 2005 have been reclassified to conform with the presentation of the March 31, 2006 amounts. These reclassifications have no effect on reported net loss.

                            Stock-Based Compensation

During the fourth quarter of 2004, the Company adopted SFAS No. 123 entitled, "Accounting for Stock Based Compensation." Accordingly, the Company has expensed the compensation cost for the options and warrants issued based on the fair value at the warrant grant dates. During the quarter ended March 31, 2006, the Company adopted SFAS No. 123R. Because the Company had already been accounting for it stock-based compensation on an estimated fair value basis, the adoption of SFAS No. 123R did not have a material impact on the financial statements of the Company.

On March 31, 2006, the Company had one share-based compensation plan, which is described below. The compensation cost that has been charged against income for the plan was $231,703, $37,030, and $731,959 for the quarters ended March 31, 2006 and 2005 and from inception to March 31, 2006, respectively. Because the Company is in a net loss position, no income tax benefit has been recognized in the income statement for share-based compensation arrangements.. As of March 31, 2006, no share-based compensation cost had been capitalized as part of inventory or fixed assets.

The Company's 2004 Incentive Shock Option Plan (the Plan), which is shareholder-approved, permits the grant of share options and shares to its employees for up to 2 million shares of common stock. The Company believes that such awards better align the interests of its employees with those of its shareholders. Option awards are generally granted with an exercise price equal to the market price of the Entity's stock at the date of grant; those option awards generally vest based on 2 to 4 years of continuous service and have 10-year contractual terms. The Company has made no share awards as of March 31, 2006. Certain option awards provide for accelerated vesting if there is a change in control (as defined in the Plan).

The fair value of each option award is estimated on the date of grant using the Black-Scholes option valuation model that uses the assumptions noted in the following table. Expected volatilities are based on the historical volatility of the Company's Stock for August 24, 2004 through March 31, 2005. While the Company will use historical data to estimate option exercise and employee termination within the valuation model, because of its limited history, the Company has assumed all options will be exercised and their will be no employee terminations. As terminations occur the Company stops amortizing the expense associated with those respective options. The expected term of options granted was estimated to be the vesting period of the respective options which the Company believes provides a reasonable estimation of the period of time that options granted are expected to be outstanding. The risk-free rate for periods within the contractual life of the option is based on the LIBOR rate at the time of grant. There were no grants made from the Plan during the quarters end March 31, 2006 or 2005.

                                    Year ended 2005         Year ended 2004
                                    ---------------         ---------------

Expected volatility                       70%                     70%

Expected dividends                         0%                      0%

Expected term (in years)                2 to 4                     4

Risk-free rate                         3.7%-4.82%                3.6%

A summary of option activity under the Plan as of March 31, 2006, and changes during the quarter then ended is presented below:

                                                                 Weighted-
                                                   Weighted-     Average       Aggregate
                                                   Average       Remaining     Intrinsic
                                      Shares       Exercise      Contractual   Value
Options                                            Price         Term          ($000)
-------                                            -----         ----          ------

Outstanding at January 1, 2006       1,587,000     $2.42         9.4

Granted

Exercised

Forfeited or expired                    50,000     $2.70         9.3

Outstanding at March 31, 2006        1,537,000     $2.41         9.5           $1,512,900

Exercisable at March 31, 2006          353,667     $2.27         9.0           $400,000

The weighted-average grant-date fair value of options granted during the years 2005, and 2004,was $1.20 and $1.55, respectively. There were no options granted in the quarter ended March 31, 2006. There have been no options exercised since inception.

A summary of the status of the Company's nonvested shares as of March 31, 2006, and changes during the quarter ended March 31, 2006, is presented below:

                                                     Weighted-
                                                     Average
                                                     Grant-Date
Nonvested Shares                      Shares         Fair Value
----------------                      ------         ----------

Nonvested at January 1, 2006         1,338,333       $2.46

Granted

Vested                                (105,000)      $2.36

Forfeited                              (50,000)      $2.70
                                       --------

Nonvested at March 31, 2006          1,183,333       $2.45

As of March 31, 2006, there was $2,901,346 million of total unrecognized compensation cost related to nonvested share-based compensation arrangements granted under the Plan. That cost is expected to be recognized over a weighted-average period of 2.2 years. The total fair value of shares vested during the quarter ended March 31, 2006 and the year ended December 31, 2005 was $247,800 and $280,993. There were no shares vested during 2004.


Non employment stock based compensation

                                                             Average Exercise   Weighted Average Grant
                                                    Number        Price            Date Fair Value
                                                    ------   ----------------   ----------------------
       Outstanding at December 31, 2005          2,212,362        $1.83                $1.84
       Exercisable at December 31, 2005          2,212,362        $1.83                $1.84
       Granted during the period                   704,560        $0.01                $4.04
       Vested during the period                    704,560        $0.01                $4.04
       Exercised during the period                  42,725        $0.19                $2.18
       Outstanding at December 31, 2005          2,874,197        $1.41                $2.37
       Exercisable at December 31, 2005          2,874,197        $1.41                $2.37

                               Earnings Per Share

The Company has adopted Statement of Financial Accounting Standards No. 128, "Earnings per Share" (SFAS No. 128). SFAS No. 128 provides for the calculation of basic and diluted earnings per share.

Basic earnings per share includes no dilution and is computed by dividing income available to common shareholders by the weighted average number of common shares outstanding for the period. Diluted earnings per share reflects the potential dilution of securities that could share in the earnings of an entity, such as stock options, warrants or convertible securities. Due to their anti-dilutive effect, common stock equivalents of 8,809,752 at March 31, 2006 were not included in the calculation of diluted earnings per share at March 31, 2006 and common stock equivalents of 1,564,687 were not included in the calculation of diluted earnings per share at March 31, 2005.

                          New Accounting Pronouncements

SFAS No. 156, Accounting for Servicing of Financial Assets - An Amendment of FASB Statement No. 140 The FASB has issued FASB Statement No. 156, Accounting for Servicing of Financial Assets - An Amendment of FASB Statement No. 140. This standard amends the guidance in FASB Statement No. 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities. Among other requirements, Statement 156 requires an entity to recognize a servicing asset or servicing liability each time it undertakes an obligation to service a financial asset by entering into a servicing contract. Statement 156 is effective as of the beginning of an entity's first fiscal year that begins after September 15, 2006. Management does not believe that this statement will have a material effect on the financial statements.

Note 2. GOING CONCERN

The accompanying consolidated financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The Company had a net loss from operations for the quarter ended March 31, 2006 of $2,780,497 and for the year ended December 31, 2005 of $3,078,917, and the Company had an accumulated loss from operations for the period from inception to March 31, 2006 of $9,519,570. The Company expects to incur substantial additional costs and capital expenditures through the initial year of processing waste and to make modifications to the plant. The ability to operate and make the modifications to the facility is subject to the Company obtaining funding and/or obtaining equipment financing. If this funding is not obtained the Company may be unable to continue as a going concern for a reasonable period of time.

The Company intends to raise additional debt and/or equity financing to sustain its operations and to complete its capital expenditures, although there can be no assurance that it will be able to raise such funds on terms acceptable to the Company, or at all. The consoldiated finacial statements do not include any adjustments relating to the recoverablilty and classification of recorded asset amounts or the amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern. The Company's continuation as a going concern is dependent upon its ablilty to generate sufficient cash flow to meet its obligations on a timely basis, to obtain additional financing, and utlimately to attain successful operations.

Note 3. LICENSE AGREEMENT

On June 21, 2002, the Company entered into a U.S. technology license agreement with Bio-Products International, Inc., an Alabama corporation with respect to certain intellectual property and patented methods and processes. This agreement was amended on June 21, 2004 and again on August 19, 2005. The technology was designed to provide for the processing and separation of material contained in Municipal Solid Waste (MSW). This unique process treats MSW with a combination of time, temperature and steam pressure. Temperatures of several hundred degrees cook the material and the pressure, and agitation causes a pulping action. This combination is designed to result in a large volume reduction, yielding high-density, cellulose biomass product that is ready for processing and/or market. The most recent patent includes the capturing of all Volatile Organic Compounds and was granted by the United States Patent and Trademark Office in October 2001.

As of March 31, 2006, the University of Alabama in Huntsville owned the patent for this technology. This patent was licensed to Bio-Products International, Inc. ("Bio-Products") and this license was assigned to the Company for the United States. Bio-Products is required to continue to make certain payments to the University of Alabama in Huntsville to maintain exclusivity to the patent for the technology. See Note 11.

The license extends for a period of 20 years from the effective date of the agreement. The agreement shall be automatically extended until the expiration date of the last patent issued to Bio-Products and/or the University of Alabama in Huntsville covering the technology.

For the license, the Company agreed to pay a one-time fee of $350,000, payable in several installments. The Company has recorded an intangible asset of $350,000 at December 31, 2003 and has recorded a payable for the outstanding balance of $167,500 at December 31, 2003. The final installment of $167,500 was paid in August 2004, two years after the signing of the agreement. The license will be amortized over the remaining life of the license beginning when the Company's plant is first operational.

During June 2004, the Company issued warrants to purchase 250,000 shares of its common stock at $1.50 per share to the owners of Bio-Products in consideration for their assistance in obtaining certain modifications and amendments to the license agreement. The fair value of the warrants of $206,605 was estimated at the date of grant using the option valuation model. The value of the warrants was estimated using the Black-Scholes option pricing model with the following assumptions: average risk-free interest of 3.6%; dividend yield of 0%; average volatility factor of the expected market price of the Company's common stock of 70%; and a term of 4 years. The Company recorded the fair value of the warrants as an increase to the capitalized license.

In addition, the Company is obligated to pay a royalty for every ton of waste processed using the licensed technology as follows:

                                Rate                Tons processed per day
                         ------------------    --------------------------------

                               $0.50                    1      -       2,000

                               $1.00                2,001      -      10,000

                               $1.50               10,001             and up


The Company is also obligated to pay a bonus to Bio-Products of two and one half percent (2.5%) of the gross sales price in excess of ten dollars ($10.00) per ton for the cellulose biomass product produced from MSW, utilizing the technology.

As additional consideration and for their experience and know-how regarding the technology, the Company agreed to pay Bio-Products a monthly payment for technical services of $10,000 per month from January 2003 to April 2004 and $20,000 per month until the first plant becomes operational and then $15,000 per month for five years thereafter. All amounts due have been paid through March 31, 2006.

Due to the proprietary nature of the vessel design utilized in the process, the Company also agreed that Bio-Products shall maintain the exclusive right of vessel manufacture, and the Company shall purchase all required process vessels exclusively from Bio-Products at a purchase price of cost plus 15%.

Note 4. SIGNIFICANT CONTRACT

In June 2003, the Company signed a 10-year contract with Taormina Industries, LLC (TI), a wholly owned division of Republic Services, Inc., whereby TI has agreed to deliver residual waste to the Company for processing at its initial facility which is located on the campus of TI in Anaheim, CA and is expected to be capable of processing approximately 500 tons per day. The second phase of the contract calls for the Company to build up to a 2,000 ton per day plant in the Orange County, California-area at a site mutually agreeable to both parties. It is estimated that the initial facility will cost the Company approximately $20 million and is projected to be completed and processing started at limited and controlled levels in the second quarter of 2006, assuming funds are available. In addition, the Company is investigating the purchase or lease of water treatment equipment for our initial facility. If we decide to purchase the equipment, it may require approximately $3 million to $5 million of additional capital. It is estimated that the second phase will cost the Company approximately $60 million, excluding land and building, and is projected to be completed in 2007 or 2008, if the Company is successful in raising the necessary funds in a timely manner. The agreement also grants TI a right of first refusal for an additional 10 counties throughout California where TI has operations. Under the terms of this contract, TI is obligated to pay a per ton tipping fee to the Company. The initial tipping fee is $30 per ton (payable monthly) of "Net Processed Waste" (defined as the total RMSW delivered to us less the total residual/non-processed waste removed by Taormina for handling and disposal by Taormina). The tipping fee is subject to increase or decrease based upon changes in certain county landfill disposal fees Taormina is required to pay. Our process is also expected to mechanically sort and collect standard recyclable materials such as scrap steel, cans, and aluminum. Although the Company has not concluded on the economic feasability on a commercial scale, it intends to study the possiblity of making other products such as higher value paper products, ethanol, refuse derived fuel, cellulose insulation and building product additives. Under the terms of this first contract it is anticipated that these materials will be collected and sold to Taormina for resale to commodities buyers. The ultimate success of the Company is highly dependent on the ability of both parties to the contract to fulfill their obligations, of which there can be no assurance. The contract provides for three five year extensions.

Effective July 26, 2004, the Company entered into a ten-year operating lease agreement, with three 5-year extensions, with TI for the site of the Company's initial processing facility. This lease agreement was amended on March 17, 2005 and July 27, 2005. The lease requires monthly rent of $15,900, subject to annual cost-of-living adjustments. The Company paid the lessor $95,400 upon execution of the lease representing prepaid rent of $63,600 and a $31,800 security deposit. The Company will also be required to provide facilities to complete the second phase of the contract.

Note 5. SENIOR SECURED DEBT

The Company currently has outstanding $6,265,000 of Senior Secured Debt, issued in two transactions as discussed below.

On November 1, 2005, the Company sold to accredited investors $4,015,000 aggregate principal amount of Senior Secured Notes and Warrants to purchase up to a total of 529,980 shares of Common Stock. In February 2006, all of the notes were exchanged for a new series of Senior Secured Debt as described below. No terms of the notes changed other than the maturity date. The Notes were due and payable in full on the earlier to occur of (i) the closing of one or more equity financings generating gross proceeds in an aggregate amount of at least $9.0 million, or (ii) May 1, 2007. The Notes bore interest at an annual rate of 10.00% payable quarterly in arrears, on December 31, March 31, June 30 and September 30 of each year, beginning on December 31, 2005. The Notes were secured by a first-priority lien on substantially all of the Company's assets, and ranked pari passu in right of payment with all existing and future senior indebtedness of the Company, and senior in right of payment to any subordinated indebtedness. If an event of default on the Notes had occurred, the principal amount of the Notes, plus accrued and unpaid interest, if any, could have been declared immediately due and payable, subject to certain conditions set forth in the Notes. These amounts automatically become due and payable in the case of certain types of bankruptcy or insolvency events of default involving the Company.

The Warrants are exercisable for a period of five years commencing as of their issuance date, at an exercise price of $0.01 per share. In connection with the sale and issuance of these securities, the Company and the investors entered into a Registration Rights Agreement, dated November 1, 2005, and subsequently amended on February 10, 2006, pursuant to which the Company agreed to use best efforts to include the shares of Common Stock issuable upon exercise of the Warrants on a registration statement filed by the Company with the Securities and Exchange Commission. The fair value of the Warrants was $1,187,422. The value of the Warrants was estimated using the Black-Scholes option pricing model with the following assumptions: average risk-free interest of 4.82%; dividend yield of 0%; average volatility factor of the expected market price of the Company's common stock of 70%; and a term of one and a half years. In accordance with APB Opinion 14, the fair value of the warrant issued to the investors of $1,187,422 is shown as a discount to the face value of the Senior Secured Notes on the balance sheet at the relative fair value of $923,450 and is also being amortized over 18 months, the term of the notes.

Chadbourn Securities, Inc. served as the Company's placement agent in connection with the offering in certain states in which Chadbourn is registered with the NASD as a broker/dealer (the "Chadbourn States"), and, for serving as such, received a cash fee from the Company of $307,340, and was issued warrants to acquire up to 134,600 shares of Common Stock at an exercise price of $2.50 per share and otherwise on the same terms as the Warrants sold to the investors. The Company also agreed to reimburse Chadbourn for its reasonable expenses incurred in connection with the offering. Chadbourn in turn has re-allowed a portion of these fees ($267,550 in cash and warrants to acquire up to 79,300 shares of Common Stock) to Northeast Securities, Inc., an NASD registered broker/dealer ("NES"), in connection with NES acting as a selling agent for the offering.

NES also received a cash fee from the Company equal to 8.0% of the principal amount of Notes sold in all non-Chadbourn States (for a total cash fee of $4,000) and warrants to acquire up to 2,000 shares of Common Stock. The Company also agreed to reimburse NES for its reasonable expenses incurred in connection with the offering.

In addition to the fees referred to above, the Company paid $10,000 in cash and issued Warrants to acquire up to 24,000 shares of Common Stock to third party finders.

The fair value of all of the 160,600 placement Warrants was $193,594. The value of the Warrants was estimated using the Black-Scholes option pricing model with the following assumptions: average risk-free interest of 4.82%; dividend yield of 0%; average volatility factor of the expected market price of the Company's common stock of 70%; and a term of four years.

The debt offering cost of $514,934, consisting of cash of $321,340 and warrant value of $193,594, is shown as a current asset and is being amortized over 18 months.

The Company's chief executive officer, works with Cagan McAfee Capital Partners, LLC ("CMCP"); Laird Cagan, a Managing Director of CMCP, acted as a registered representative of Chadbourn in connection with this offering.

On February 10, 2006, the Company issued and sold $2,250,000 aggregate principal amount of its 10% Senior Secured Notes and Warrants to purchase up to an aggregate of 297,000 shares of the Company's Common Stock, to three accredited investors.

The Warrants are exercisable for a period of five years commencing as of their issuance date and have an exercise price of $0.01 per share. The fair value of the Warrants was $1,200,085. The value of the Warrants was estimated using the Black-Scholes option pricing model with the following assumptions: average risk-free interest of 4.82%; dividend yield of 0%; average volatility factor of the expected market price of the Company's common stock of 70%; and a term of one and a half years. The Notes are due and payable in full on the earlier to occur of (i) the closing of one or more equity financings generating gross proceeds in an aggregate amount of at least $9.0 million, or (ii) August 10, 2007. The Notes bear interest at an annual rate of 10.00% payable quarterly in arrears on March 31, June 30, September 30 and December 31 of each year. The Notes are secured by a first-priority lien on substantially all of the Company's assets, and rank pari passu in right of payment with all existing and future senior indebtedness of the Company, and senior in right of payment to any subordinated indebtedness.

In connection with the issuance of the Notes, the Company entered into a Registration Rights Agreement on February 10, 2006, pursuant to which the Company agreed to use best efforts to include the shares of Common Stock issuable upon exercise of the Warrants on a registration statement filed by the Company with the Securities and Exchange Commission.

Chadbourn Securities, Inc. served as the Company's placement agent in connection with the offering, and, for serving as such, received a cash fee from the Company of $27,500. The Company also agreed to reimburse Chadbourn for its reasonable expenses incurred in connection with the offering.

In addition to the fees referred to above, the Company paid $5,000 in cash to third party finders.

The debt offering costs of $122,380, consisting of placement agent fees, finders fees, legal and administrative fees is shown as a current asset and is being amortized over 18 months. In accordance with APB Opinion 14, the fair value of the warrants issued to the investors is shown as a discount to the face value of the Notes on the balance sheet at its relative fair value of $787,500 and is also being amortized over 18 months, the term of the notes.

In connection with this transaction, the holders of the Company's 10% Senior Secured Notes issued November 1, 2005 described above exchanged their notes for debentures on a dollar-for-dollar basis. Therefore, at the conclusion of the transaction the Company had a total of $6,265,000 of Senior Secured Debt outstanding.

During the quarter ended March 31, 2006, the interest expense of $131,625 and the amortization of the offering costs of $78,266 and amortization of the warrants issued to the investors of $241,408 were capitalized as construction cost on the Anaheim facility.

Note 6. SERIES A CUMULATIVE REDEEMABLE CONVERTIBLE PARTICIPATING PREFERRED STOCK

On April 28, 2005, the Company entered into a Securities Purchase Agreement whereby the Company sold and issued 4,000,000 shares of newly created 8% Series A Cumulative Redeemable Convertible Participating Preferred Stock of the Company (the "Series A Preferred") and warrants (the "Warrants," and, together with the Series A Preferred, the "Securities") to purchase up to 400,000 shares of common stock of the Company. On May 9, 2005, the Company entered into a Securities Purchase Agreement whereby the Company sold and issued an additional 75,600 shares of Series A Preferred Stock and Warrants to purchase up to 7,560 shares of common stock of the Company. The gross aggregate proceeds to the Company from the sales of the Securities was $10,189,000.

The Company was required to apply the proceeds of the sale of the Securities primarily to the construction and operation of the Company's initial plant in Anaheim, California. The investors are entitled to recommend for election to the Company's Board of Directors two individuals designated by such investors. Two employee directors resigned from the board of directors upon the election of the investors' designees.

Holders of Series A Preferred are entitled to receive cumulative dividends, payable quarterly in additional shares of Series A Preferred, at the rate of 8% per annum. This dividend rate was increased to 9% January 28, 2006 because the Company did not comply with certain registration rights provisions. Each share of Series A Preferred is entitled to that number of votes equal to the number of whole shares of the Common Stock into which it is convertible. In addition, so long as at least 50% of the shares of Series A Preferred remain outstanding, the Company is prohibited from taking certain actions without the approval of the holders of a majority of the outstanding shares of Series A Preferred.

The holders of a majority of the shares of Series A Preferred have the option to require the Company to redeem all outstanding shares of Series A Preferred on the five-year anniversary of issuance at a redemption price equal to $2.50 per share, plus accrued and unpaid dividends to that date. In the event the holders do not exercise this redemption right, all shares of Series A Preferred will automatically convert into shares of Common Stock on such five-year anniversary, as described below.

Each share of Series A Preferred will automatically convert into one share of Common Stock (i) in the event the Company consummates an underwritten public offering of its securities at a price per share not less than $5.00 and for a total gross offering amount of at least $10 million, (ii) in the event of a sale of the Company resulting in proceeds to the holders of Series A Preferred of a per share amount of at least $5.00, (iii) in the event that the closing market price of the Common Stock averages at least $7.50 per share over a period of 20 consecutive trading days and the daily trading volume averages at least 75,000 shares over such period, (iv) upon the approval of a majority of the then-outstanding shares of Series A Preferred, or (v) unless the Company is otherwise obligated to redeem the shares as described above, on April 28, 2010.

Each holder has the right to convert its shares of Series A Preferred into shares of Common Stock on a one-for-one basis at any time following September 30, 2006.

The Warrants are exercisable for a period of five years commencing as of their issuance date, at an exercise price of $4.00 per share. The fair value of the warrants was $1,328,066. The value of the warrants was estimated using the Black-Scholes option pricing model with the following assumptions: average risk-free interest of 6.75%; dividend yield of 0%; average volatility factor of the expected market price of the Company's common stock of 70%; and a term of five years. The value of the warrants was deducted from the face amount of the Series A Preferred and is being amortized as dividends. In accordance with EITF 00-19, the value of the warrants has been recorded as a liability until such time as the Company meets the registration obligation of the underlying shares. In accordance with SFAS 133, the warrant liability is adjusted at the end of each reporting period to its fair value, and the adjustment is classified as other income (expense).

In accordance with EITF 98-5 and 00-27 it was determined that the Series A Preferred's effective conversion price was issued at a discount to fair value. The value of this discount, called a beneficial conversion feature, was determined to be $1,328,066. The beneficial conversion feature was deducted from the carrying value of the Series A Preferred and is amortized over five years. The amortization amount is treated consistent with the treatment of preferred stock dividends.

In connection with the issuance of the Securities, on April 28, 2005, the Company entered into a Registration Rights Agreement granting the investors certain demand and piggyback registration rights of the common stock issued upon conversion of the Series A Preferred and exercise of the Warrants. The Company filed a registration statement on August 4, 2005 to register for resale the underlying common stock shares related to the conversion feature of the Series A Preferred and the related Warrants. The registration statement was withdrawn on December 19, 2005. As of May 22, 2006, the registration statement has not been re-filed.

In connection with this transaction, certain of the Company's officers and significant shareholders agreed that, subject to certain exceptions, they would not offer, sell, contract to sell, lend, pledge, grant any option to purchase, make any short sale or otherwise dispose of any shares of Common Stock, or any options or warrants to purchase any shares of Common Stock with respect to which the holder has beneficial ownership until the earlier of 90 days following the conversion into Common Stock of at least 50% of the shares of Series A Preferred Stock, or 90 days following the closing of a Qualified Public Offering as defined in the agreement.

Chadbourn Securities, Inc. served as the Company's placement agent in connection with the offering , and for serving as such, received a cash fee from the Company of $375,000, and was issued warrants to acquire up to 244,536 shares of Common Stock at an exercise price of $2.50 per share and otherwise on the same terms as the Warrants sold to the investors. Laird Cagan, a Managing Director of CMCP, acted as a registered representative of Chadbourn in connection with this offering.

The fair value of the placement warrants was $861,852. The value of the warrants was estimated using the Black-Scholes option pricing model with the following assumptions: average risk-free interest of 6.75%; dividend yield of 0%; average volatility factor of the expected market price of the Company's common stock of 70%; and a term of four years. The value of the warrants was deducted along with the cash placement fees paid, $321,200, from the face value of the Series A Preferred.

The accounting for the Series A Preferred is as follows:

         Gross proceeds                                            $10,189,000
         Less: beneficial conversion feature                        (1,328,066)
         Less: offering costs                                       (1,564,152)
         Less: warrant value at issuance date                       (1,328,066)
                                                                   ------------
            Subtotal                                                 5,968,716
         Cumulative amortization of the beneficial conversion
          feature                                                      243,478
         Cumulative amortization of offering costs                     286,756
         Cumulative amortization of warrant costs                      243,478
         Cumulative in kind dividend                                   807,387

                                                                   ------------
         Balance at March 31, 2006                                 $ 7,549,815
                                                                   ============


The closing of the Senior Secured Debt on February 10, 2006, discussed in Note 5 above was subject to a requirement to obtain the consent of the holders of the Series A Preferred Stock. On February 6, 2006, the holders of the Company's Series A Preferred Stock gave their consent to the Senior Secured Debt transaction pursuant to a letter agreement with the Company (the "Series A Agreement"). Pursuant to the Series A Agreement, (i) the Company also agreed to call a shareholders' meeting to approve an amendment of certain provisions of the Series A Preferred Stock Certificate of Determination, and (ii) the holders of Series A Preferred Stock agreed to waive certain of their veto rights and contractual rights to facilitate the Company's next round of financing. In connection with obtaining the Series A Agreement, the Company agreed to deliver to the holders of Series A Preferred Stock warrants to purchase a total of 407,560 shares of the Company's Common Stock at an exercise price of $0.01 per share. The Warrants are exercisable for a period of five years commencing as of their issuance date. The fair value of the warrants, $1,647,665, was expensed during the quarter ended March 31, 2006 as financing expense. The value of the warrants was estimated using the Black-Scholes option pricing model with the following assumptions: average risk-free interest of 4.82%; dividend yield of 0%; average volatility factor of the expected market price of the Company's common stock of 70%; and a term of five years.

Note 7. SHAREHOLDERS' EQUITY

Prior to the merger with Waste Solutions, Inc (WSI), WSI received $750,000 for the issuance of a promissory note and obtained a commitment for an additional $250,000 from an investor. The investor also received a warrant for the purchase of 133,333 shares of common stock for $0.01 per share in connection with these additional funds. These warrants were exercised in March of 2004. After the merger, the promissory note was exchanged for 500,000 shares of common stock in World Waste Technologies, Inc. In April 2004, the Company received the additional $250,000 for the purchase of an additional 166,667 shares of common stock. The relative fair value allocated to the warrant was $170,844 using the Black-Scholes calculation. The value of the warrant was estimated using the Black Scholes option pricing model with the following assumptions: average risk free interest of 3.6%; dividend yield of 0%; average volatility factor of the expected market price of the Company's common stock of 70%; and a term of 4 years.

Prior to the merger with Voice Powered Technologies, Inc (VPTI), 500,000 shares of common stock were contributed to the Company by the founder of VPTI in connection with an agreement in which the founder sold approximately 1,000,000 other shares of common stock to accredited investors in a private sale.

During the second and third quarters ended June 30, 2004 and September 30, 2004 respectively, the Company obtained through a private placement an additional $3,093,910 from the sale of 2,311,872 shares of common stock, net of fees paid of $273,890 (2,245,206 of these shares were issued prior to the merger with VPTI on August 24, 2004). Under a Registration Rights Agreement, the Company agreed to use commercially reasonable efforts to prepare and file a registration statement to register the resale of such shares within ninety days of completion of the Merger, August 23, 2004, and use commercially reasonable efforts to cause such registration statement to be declared effective by the SEC as soon as practicable. The registration statement, which was filed on August 6, 2005, was withdrawn on December 19, 2005. As of May 22, 2006, the registration statement has not been re-filed.

During July 2004, the Company issued a warrant to a consultant for the purchase of 50,000 shares of common stock at an exercise price of $0.01 per share in consideration for investment banking, financial structuring and advisory services provided. The fair value of the warrant was $74,567. The value of the warrant was estimated using the Black-Scholes option pricing model with the following assumptions: average risk-free interest of 3.6%; dividend yield of 0%; average volatility factor of the expected market price of the Company's common stock of 26.4%; and a term of 4 years. The fair value of the warrant was expensed during the year ended December 31, 2004. The warrant was exercised in full in September 2004.

Effective August 24, 2004, World Waste Technologies, Inc. was merged into VPTI. Prior to the merger with VPTI, the holders of the convertible promissory notes converted these notes into 1,193,500 shares of common stock of World Waste Technologies, Inc.

Subsequent to the merger with VPTI, during the third and fourth quarters of the year ended December 31, 2004, in connection with a private placement of securities, the Company sold 1,192,000 units; each unit comprised of one (1) share of common stock in the Company and warrants exercisable for 0.25 shares (298,000 shares) of common stock of the Company at an exercise price of $0.01 per share for 5 years. The fair value of the warrants was $742,222. The value of the warrants was estimated using the Black-Scholes option pricing model with the following assumptions: average risk-free interest of 3.6%; dividend yield of 0%; average volatility factor of the expected market price of the Company's common stock of 70%; and a term of 1 to 4 years. The consideration paid for the units was $2.50 per unit, for aggregate net proceeds to the Company of $1,879,770. As of December 31, 2004, 152,000 of these warrants had been exercised for net proceeds to the Company of $1,520. Under the Registration Rights Agreement, the Company has agreed to use commercially reasonable efforts to prepare and file a registration statement within ninety days of completion of the private placement and use commercially reasonable efforts to cause such registration statement to be declared effective by the SEC as soon as practicable registering the resale of the shares and shares underlying the warrants. The registration statement was filed on August 4, 2005. The registration statement was withdrawn on December 19, 2005.

During the quarter ended March 31, 2005, in connection with private placements of unregistered securities, the Company raised gross proceeds of $3,387,000 by issuing 1,354,800 units (each unit comprised of one (1) share of common stock in the Company (1,354,800 shares of common stock) and warrants exercisable for 0.25 shares (338,700 warrants)) at a purchase price of $2.50 per unit. The warrants expire five years after the date of the sale of the shares and are exercisable at $0.01 per share, subject to adjustment. All of the warrants were exercised during the quarter ended March 31, 2005. The fair value of the warrants was $843,487. The value of the warrants was estimated using the Black-Scholes option pricing model with the following assumptions: average risk-free interest of 3.75%; dividend yield of 0%; average volatility factor of the expected market price of the Company's common stock of 70%; and a term of one year. Under the Registration Rights Agreement, the Company has agreed to use commercially reasonable efforts to prepare and file a registration statement within ninety days of completion of the private placement and use commercially reasonable efforts to cause such registration statement to be declared effective by the SEC as soon as practicable registering the resale of shares and the shares underlying the warrants. The registration statement was filed on August 4, 2005. The registration statement was withdrawn on December 19, 2005.

Note 8. COMMITMENT AND CONTINGENCIES

The Company is obligated to pay Bio Products for technical services $20,000 per month until the first plant becomes operational and then $15,000 per month for five years. The Company is also obligated to pay CMCP $5,000 per month for advisory services through December 31, 2006.

Note 9. RELATED PARTY TRANSACTIONS

In December 2003, the Company entered into an agreement, amended in March 2004, with Cagan McAfee Capital Partners, LLC ("CMCP"). The agreement provides for CMCP to provide advisory and consulting services and for NASD broker dealer, Chadbourn Securities Inc. ("Chadbourn"), to provide investment banking services to the Company.

The agreement calls for, among other things, the Company to pay to CMCP a monthly advisory fee of $15,000, increased to $20,000 beginning in September 2004. The total professional fees paid to CMCP for the year ended December 31, 2004 for advisory services was $200,000. In May 2005, the agreement was amended to provide for the payment to CMCP of a monthly advisory fee of $5,000 and the Company entered into a separate agreement with John Pimentel to pay his monthly advisory fee of $15,000. In September 2005, John Pimentel was hired to serve as the Company's Chief Executive Officer, at which time his advisory agreement was terminated. CMCP's fee for monthly advisory fees for the year ended December 31, 2005 was $120,000. Prior to May 2005, John Pimentel was paid by CMCP to provide services to the Company. Subsequent to May 2005 and prior to his hiring as CEO, Mr. Pimentel was paid $60,000 for consulting services by the Company.

Chadbourn and Laird Q. Cagan, a registered representative of Chadbourn, acted as the placement agent (collectively, the "Placement Agent") for us in connection with the private placement of 3,923,370 shares of our common stock in 2004. In connection with those private placements, we paid the Placement Agent a commission of 8% of the price of all shares sold by it, or approximately $487,200. In addition, we paid the Placement Agent a non-accountable expense allowance (equal to 2% of the purchase price of the shares or approximately $90,000) and issued the Placement Agent, or its affiliates, warrants to purchase 392,337 of our common shares, at exercise prices between $1.00 and $2.50.

The values of the warrants, $369,245,were estimated using the Black-Scholes option pricing model with the following assumptions: average risk-free interest of 3.6%; dividend yield of 0%; average volatility factor of the expected market price of the Company's common stock of 70%; and a term of 4 years.

During 2005, the Placement Agent acted as the placement agent for us in connection with the private placement of 1,354,800 shares of our common stock and warrants to purchase 338,700 shares of our common stock, the private placement of 4,075,600 shares of our Series A Preferred Stock and warrants to purchase 407,560 shares of our common stock, and $4,015,000 aggregate principal amount of our senior secured promissory notes and warrants to purchase up to a total of 529,980 shares of Common Stock. In connection with those private placements, we paid the Placement Agent a commission of approximately $961,550. In addition, we paid the Placement Agent a non-accountable expense allowance of $267,740 and issued the Placement Agent, or its affiliates, warrants to purchase 548,486 of our common shares, at exercise price of $2.50. The values of the warrants, $756,247, were estimated using the Black-Scholes option pricing model with the following assumptions: average risk-free interest rate 3.6% to 6.75%; dividend yield of 0%; average volatility factor of the expected market price of the Company's common stock of 70%; and a term of 4 years.

During the quarter ended March 31, 2006, the Placement Agent acted as the placement agent for the Company in connection with the private placement of the Company's senior secured promissory notes and warrants to purchase up to a total of 297,000 shares of Common Stock. In connection with this private placement, the Company paid the Placement Agent a commission of $27,500.

Note 10. EMPLOYMENT CONTRACTS

On April 28, 2005, the Company entered into new employment agreements with four of its executive officers. The new agreements supersede and replace each officer's existing employment agreement with the Company. Pursuant to the new agreements, the officers will continue to serve the Company in the same capacities but on an "at-will" basis. Effective December 31, 2005, the President of the Company resigned. The total annual salaries of the three remaining contracts are $650,000. Each officer is entitled to receive 12 months salary and continuation of benefits in the event the Company terminates his agreement for other than "good cause" or the officer resigns from the Company for "good reason" (as such terms are defined in the agreements). In addition, each officer is entitled to 12 months salary and continuation of benefits in the event of disability or death during the term of his agreement. The Company's CEO is not under an employment contract.

Note 11. SUBSEQUENT EVENTS

On May 1, 2006, pursuant to a Patent Assignment Agreement and a Patent Assignment, both dated as of May 1, 2006, (the "Patent Assignment Agreement and a Patent Assignment"), the Company completed the purchase of all right, title and interest in United States Patent No. 6,306,248 (the "Patent") and related intellectual property, subject to existing licenses, from the University of Alabama in Huntsville for $100,000 and 167,000 shares of the Company's unregistered common stock valued at $698,000, the market value at May 1, 2006.

We continue to exploit the technology covered by the Patent through a sublicense from the original licensee, Bio-Products International, Inc. By virtue of our acquisition of the Patent, we now own all right, title and interest in the Patent, subject to Bio-Products International, Inc.'s existing license, which in turn continues to sublicense the technology to us.

Note 12. AMENDMENT AND RESTATEMENT OF FORM 10-KSB

On May 12, 2006, the Company determined that it would amend and restate its Annual Report on Form 10-KSB for the year ended December 31, 2005 to correct certain accounting errors in the financial statements included in such report related to the fair value of options and warrants, the relative fair value of senior secured debt and the related warrants and the classification of Redeemable Preferred Stock.

The principal accounting errors reflected in such financial statements were as follows:

1) Fair value of options and warrants: As previously disclosed in our reports filed with the SEC, on August 24, 2004 World Waste Technologies, Inc., a private company ("WWT") completed a reverse merger with and into a subsidiary of Voice Powered Technologies International, Inc ("VPTI"), a publicly-traded company with no assets, liabilities or operations. As a result of this merger, VPTI (renamed World Waste Technologies, Inc.) succeeded to all of the assets, liabilities and operations of WWT.

In order to properly account for the expense associated with the issuance of options and warrants, it is required to determine the fair value of these securities. In determining this value the Company undertook a "Black Scholes" analysis, a method of valuation that takes into account the expected volatility of the stock underlying the convertible securities being valued. Because at the time of this valuation the Company had no stock trading history as a company with the operations of WWT (i.e. all of the trading had been as VPTI, a company with no operations), in determining its expected volatility, the Company decided to use the trading prices of a representative sample of companies within its industry as opposed to VPTI's trading history.

Based on discussions with the staff of the SEC as to current practices in applying the applicable accounting guidelines (SFAS 123R) and further review of the authoritative accounting literature for new public companies, the Company concluded that the use of a volatility factor more consistent with its stage of life cycle and financial leverage would be more appropriate than a volatility factor based on the trading of shares of companies within its industry. As a result, the Company changed the volatility factor previously used from approximately 20% to 70%. Based on this analysis, the Company also changed the price used in calculating the fair value of the warrants issued in connection with a private placement of our Series A Preferred Stock from the price such shares were actually sold at to the quoted market price of the Company's stock as of the closing of such issuance. These changes affected primarily the recorded value on our balance sheet of the following line item accounts: Debt Offering Costs, Patent and Licenses, Senior Secured Debt, Redeemable Preferred Stock, Warrant Liability, Additional Paid in Capital and Deficit Accumulated during the Development Stage. These changes will result in an increase in the Company's net loss for 2004 of approximately $22,000 and a decrease in our net loss for 2005 of approximately $50,000, as well as an increase in dividend expense on our Series A Preferred Stock in 2005, including the amortization of preferred stock warrants, offering costs and the beneficial conversion feature of the preferred stock, of approximately $490,000.

2) Relative Fair Value: On November 1, 2005 the Company completed a private placement of senior debt securities with detachable warrants. In accounting for this transaction, the Company discounted the recorded value of the senior debt securities by an amount equal to the fair value of the warrants. Upon further review of the applicable accounting literature (APB Opinion 14), the Company determined that it should have discounted the senior debt for the "relative fair value" of the warrants rather than the "fair value" of the warrants. This had the effect of overstating the discount on the senior debt at December 31, 2005 by approximately $235,000.

3) Convertible Redeemable Preferred Stock: The Convertible Redeemable Preferred Stock had been classified as a liability because it is redeemable at the end of five years, at the option of the holders. Upon further review of authoritative literature, Convertible Redeemable Preferred Stock will be reclassified as "mezzanine equity" rather than as a liability.

Below is a summary of the significant effects of the restatement on the consolidated statements of operations (in thousands) for the years ended December 31, 2005 and 2004 and the balance sheets as at December 31, 2005 and 2004.

                                      2005 as                                 2004 as
                                     Previously       2005 as Restated       Previously       2004 as Restated
                                      Reported                                Reported
-------------------------------- ------------------ -------------------- ------------------ --------------------
Statements of Operations

General and Administrative
 Expenses                              $(3,351,247)         $(3,601,754)       $(2,124,436)         $(2,178,378)

Change in Fair Value of Warrant
 Liability                                 385,962              709,412

Net Loss                                (3,151,860)          (3,078,917)        (2,474,218)          (2,496,189)

Preferred Stock Dividend and
 amortization of Warrant Value,
 Offering Costs and Beneficial
 Conversion Feature                       (742,533)          (1,234,472)

Net Loss Attributable to Common
 Shareholders                          $(3,894,393)         $(4,313,389)       $(2,474,218)         $(2,496,189)


Balance Sheets

Debt Offering Costs                       $343,054             $453,264

Total Fixed Assets                      17,036,101           17,020,547

Patent License                             450,625              556,605           $450,625             $556,605

   Total Assets                        $20,980,908          $21,181,544         $6,786,477           $6,892,457

Senior Secured Debt                      2,957,169            3,191,811

Redeemable Preferred Stock               8,923,726                   --

Warrant Liability                          144,783              618,654

Total Long-Term Liabilities             12,025,678            6,139,570

Redeemable Preferred Stock                      --            7,096,544

Total Stockholders Equity                6,626,125            7,945,430          5,013,873            5,119,853

   Total Liabilities and
Stockholders Equity                    $20,980,908          $21,181,544         $6,786,477           $6,892,457


                PART II - INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

Our Articles of Incorporation provide that no officer or director shall be personally liable to our corporation or our stockholders for monetary damages except as provided pursuant to California law. Our bylaws and Articles of Incorporation also provide that we shall indemnify and hold harmless each person who serves at any time as a director, officer, employee or agent of our company from and against any and all claims, judgments and liabilities to which such person shall become subject by reason of the fact that he is or was a director, officer, employee or agent of our company, and shall reimburse such person for all legal and other expenses reasonably incurred by him or her in connection with any such claim or liability. We also have the power to defend such person from all suits or claims in accord with California law. The rights accruing to any person under our bylaws and Articles of Incorporation do not exclude any other right to which any such person may lawfully be entitled, and we may indemnify or reimburse such person in any proper case, even though not specifically provided for by our bylaws or Articles of Incorporation.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of our company pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

We have obtained director and officer liability insurance to cover liabilities our directors and officers may incur in connection with their services to us, including matters arising under the Securities Act of 1933.

There is no pending litigation or proceeding involving any of our directors, officers, employees or agents in which indemnification will be required or permitted. We are not aware of any threatened litigation or proceeding that may result in a claim for such indemnification.

ITEM 25.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

We estimate that expenses in connection with the distribution described in this registration statement (other than brokerage commissions, discounts or other expenses relating to the sale of the shares by the selling shareholders will be as set forth below. We will pay all of the expenses with respect to the distribution, and such amounts, with the exception of the Securities and Exchange Commission registration fee, are estimates.

SEC registration fee...........................................      $11,529
Accounting fees and expenses...................................            *
Legal fees and expenses........................................            *
Printing and related expenses..................................            *
Transfer agent fees and expenses...............................            *
Miscellaneous
Total.........................................................$            *
* To be filed by amendment.

ITEM 26.  RECENT SALES OF UNREGISTERED SECURITIES

On August 24, 2004, we completed the acquisition of 100% of the outstanding common stock of World Waste Technologies, Inc. ("Old WWT"), a development stage company located in San Diego, California, for 20,063,706 shares of our restricted common stock.

From the time of its inception until August 24, 2004, the date we consummated the acquisition of our wholly-owned subsidiary, Old WWT, it issued and sold 20,063,706 shares for net proceeds of approximately $5.4 million pursuant to a subscription agreements (each a "Subscription Agreement"). Pursuant to a registration rights agreement between Old WWT and some of Old WWT's investors, Old WWT agreed to file a registration statement with the Securities and Exchange Commission covering the resale of the subject shares of its common stock underlying the Subscription Agreements. We have assumed Old WWT's obligations under the registration rights agreement between it and the investors.

On September 24, 2004, we completed the sale of 400,000 Units (each Unit was comprised of one (1) share of common stock of WWT and a warrant exercisable for
0.25 share of common stock of WWT) for $2.50 per share for gross proceeds of $1,000,000 to one accredited investors pursuant to a subscription agreement ("Subscription Agreement"). The warrants are exercisable, in whole or in part, for five years following the effective date of the issuance and sale. Pursuant to a registration rights agreement between us and the investor, we agreed to file a registration statement with the Securities and Exchange Commission covering the resale of the subject shares of our common stock underlying the Subscription Agreement and the warrants.

On October 12, 2004, we completed the sale of 284,000 Units (each Unit was comprised of one (1) share of common stock of WWT and a warrant exercisable for
0.25 share of common stock of WWT) for $2.50 per share for gross proceeds of $710,000 to four accredited investors pursuant to subscription agreements (each a "Subscription Agreement"). The warrants are exercisable, in whole or in part, for five years following the effective date of the issuance and sale. Pursuant to a registration rights agreement between us and the investors, we agreed to file a registration statement with the Securities and Exchange Commission covering the resale of the subject shares of our common stock underlying the Subscription Agreements and the warrants.

On December 14, 2004, we completed the sale of 440,000 Units (each Unit was comprised of one (1) share of common stock of WWT and a warrant exercisable for
0.25 share of common stock of WWT) for $2.50 per share for gross proceeds of $1,100,000 to five accredited investors pursuant to subscription agreements (each a "Subscription Agreement"). The warrants are exercisable, in whole or in part, for five years following the effective date of the issuance and sale. Pursuant to a registration rights agreement between us and the investors, we agreed to file a registration statement with the Securities and Exchange Commission covering the resale of the subject shares of our common stock underlying the Subscription Agreements and the warrants.

On December 23, 2004, we completed the sale of 10,000 Units (each Unit was comprised of one (1) share of common stock of WWT and a warrant exercisable for
0.25 share of common stock of WWT) for $2.50 per share for gross proceeds of $25,000 to one accredited investors pursuant to a subscription agreement ("Subscription Agreement"). The warrants are exercisable, in whole or in part, for five years following the effective date of the issuance and sale. Pursuant to a registration rights agreement between us and the investor, we agreed to file a registration statement with the Securities and Exchange Commission covering the resale of the subject shares of our common stock underlying the Subscription Agreement and the warrants.

On December 29, 2004, we completed the sale of 30,000 Units (each Unit was comprised of one (1) share of common stock of WWT and a warrant exercisable for
0.25 share of common stock of WWT) for $2.50 per share for gross proceeds of $75,000 to three accredited investors pursuant to subscription agreements (each a "Subscription Agreement"). The warrants are exercisable, in whole or in part, for five years following the effective date of the issuance and sale. Pursuant to a registration rights agreement between us and the investors, we agreed to file a registration statement with the Securities and Exchange Commission covering the resale of the subject shares of our common stock underlying the Subscription Agreements and the warrants.

On January 10, 2005, we completed the sale of 4,000 Units (each Unit was comprised of one (1) share of common stock of WWT and a warrant exercisable for
0.25 share of common stock of WWT) for $2.50 per share for gross proceeds of $10,000 to one accredited investor pursuant to a subscription agreement ("Subscription Agreement"). The warrants are exercisable, in whole or in part, for five years following the effective date of the issuance and sale. Pursuant to a registration rights agreement between us and the investors, we agreed to file a registration statement with the Securities and Exchange Commission covering the resale of the subject shares of our common stock underlying the Subscription Agreement and the warrants.

On January 17, 2005, we completed the sale of 24,000 Units (each Unit was comprised of one (1) share of common stock of WWT and a warrant exercisable for
0.25 share of common stock of WWT) for $2.50 per share for gross proceeds of $60,000 to four accredited investors pursuant to subscription agreements (each a "Subscription Agreement"). The warrants are exercisable, in whole or in part, for five years following the effective date of the issuance and sale. Pursuant to a registration rights agreement between us and the investors, we agreed to file a registration statement with the Securities and Exchange Commission covering the resale of the subject shares of our common stock underlying the Subscription Agreements and the warrants.

On February 8, 2005, we completed the sale of 12,000 Units (each Unit was comprised of one (1) share of common stock of WWT and a warrant exercisable for
0.25 share of common stock of WWT) for $2.50 per share for gross proceeds of $30,000 to one accredited investor pursuant to a subscription agreement ("Subscription Agreement"). The warrants are exercisable, in whole or in part, for five years following the effective date of the issuance and sale. Pursuant to a registration rights agreement between us and the investors, we agreed to file a registration statement with the Securities and Exchange Commission covering the resale of the subject shares of our common stock underlying the Subscription Agreement and the warrants.

On February 18, 2005, we completed the sale of 810,000 Units (each Unit was comprised of one (1) share of common stock of WWT and a warrant exercisable for
0.25 share of common stock of WWT) for $2.50 per share for gross proceeds of $2,025,000 to two accredited investors pursuant to subscription agreements (each a "Subscription Agreement"). The warrants are exercisable, in whole or in part, for five years following the effective date of the issuance and sale. Pursuant to a registration rights agreement between us and the investors, we agreed to file a registration statement with the Securities and Exchange Commission covering the resale of the subject shares of our common stock underlying the Subscription Agreements and the warrants.

On February 23, 2005, we completed the sale of 12,000 Units (each Unit was comprised of one (1) share of common stock of WWT and a warrant exercisable for
0.25 share of common stock of WWT) for $2.50 per share for gross proceeds of $30,000 to two accredited investors pursuant to subscription agreements (each a "Subscription Agreement"). The warrants are exercisable, in whole or in part, for five years following the effective date of the issuance and sale. Pursuant to a registration rights agreement between us and the investors, we agreed to file a registration statement with the Securities and Exchange Commission covering the resale of the subject shares of our common stock underlying the Subscription Agreements and the warrants.

On February 24, 2005, we completed the sale of 134,000 Units (each Unit was comprised of one (1) share of common stock of WWT and a warrant exercisable for
0.25 share of common stock of WWT) for $2.50 per share for gross proceeds of $335,000 to five accredited investors pursuant to subscription agreements (each a "Subscription Agreement"). The warrants are exercisable, in whole or in part, for five years following the effective date of the issuance and sale. Pursuant to a registration rights agreement between us and the investors, we agreed to file a registration statement with the Securities and Exchange Commission covering the resale of the subject shares of our common stock underlying the Subscription Agreements and the warrants.

On March 3, 2005, we completed the sale of 94,000 Units (each Unit was comprised of one (1) share of common stock of WWT and a warrant exercisable for 0.25 share of common stock of WWT) for $2.50 per share for gross proceeds of $235,000 to six accredited investors pursuant to subscription agreements (each a "Subscription Agreement"). The warrants are exercisable, in whole or in part, for five years following the effective date of the issuance and sale. Pursuant to a registration rights agreement between us and the investors, we agreed to file a registration statement with the Securities and Exchange Commission covering the resale of the subject shares of our common stock underlying the Subscription Agreements and the warrants.

On March 4, 2005, we completed the sale of 88,000 Units (each Unit was comprised of one (1) share of common stock of WWT and a warrant exercisable for 0.25 share of common stock of WWT) for $2.50 per share for gross proceeds of $220,000 to three accredited investors pursuant to subscription agreements (each a "Subscription Agreement"). The warrants are exercisable, in whole or in part, for five years following the effective date of the issuance and sale. Pursuant to a registration rights agreement between us and the investors, we agreed to file a registration statement with the Securities and Exchange Commission covering the resale of the subject shares of our common stock underlying the Subscription Agreements and the warrants.

On March 9, 2005, we completed the sale of 32,000 Units (each Unit was comprised of one (1) share of common stock of WWT and a warrant exercisable for 0.25 share of common stock of WWT) for $2.50 per share for gross proceeds of $80,000 to four accredited investors pursuant to subscription agreements (each a "Subscription Agreement"). The warrants are exercisable, in whole or in part, for five years following the effective date of the issuance and sale. Pursuant to a registration rights agreement between us and the investors, we agreed to file a registration statement with the Securities and Exchange Commission covering the resale of the subject shares of our common stock underlying the Subscription Agreements and the warrants.

On March 15, 2005, we completed the sale of 144,800 Units (each Unit was comprised of one (1) share of common stock of WWT and a warrant exercisable for
0.25 share of common stock of WWT) for $2.50 per share for gross proceeds of $362,000 to ten accredited investors pursuant to subscription agreements (each a "Subscription Agreement"). The warrants are exercisable, in whole or in part, for five years following the effective date of the issuance and sale. Pursuant to a registration rights agreement between us and the investors, we agreed to file a registration statement with the Securities and Exchange Commission covering the resale of the subject shares of our common stock underlying the Subscription Agreements and the warrants.

On April 11, 2005, we executed an unsecured senior promissory note (the "Note") in favor of one institutional and accredited investor providing for a loan by the investor to the Company of $750,000. The Note bears interest at an annual rate equal to 12% with interest payable at the time the Company pays the principal amount due on the Note. The Note is due in full on the earlier of (a) July 11, 2005 or (b) the closing date of an equity investment in the Company by the investor or its affiliates resulting in gross proceeds to the Company of at least $8,000,000.

ITEM 27.  EXHIBITS

Exhibit
Number        Description
-------       -----------

2.1           Agreement and Plan of Reorganization between Voice Powered Technology International, Inc., V-Co
              Acquisition, Inc. and World Waste Technologies, Inc., dated as of March 25, 2004.  (1)

2.2           Amendment No. 1 dated August 24, 2004 to Agreement and Plan of Reorganization dated as of March 25,
              2004 among Voice Powered Technology International, Inc., V-CO Acquisition, Inc. and World Waste
              Technologies, Inc.  (2)

3.1           Amended and Restated Articles of Incorporation of the Registrant.  (3)

3.2           Bylaws of the Registrant, as amended.  (4)

3.3           Certificate of Determination of Rights, Preferences and Privileges of the Registrant's 8% Series A
              Cumulative Redeemable Convertible Participating Preferred Stock.  (5)

3.4           Certificate of Determination of Rights, Preferences and Privileges of the Registrant's 8% Series B
              Cumulative Redeemable Convertible Participating Preferred Stock.  (6)

4.1           Specimen Stock Certificate.  (3)

4.2           Form of the Registrant's Warrant Agreement.  (7)

5.1           Opinion of Troy & Gould Professional Corporation*

10.1          Form of Indemnity Agreement entered into among the Registrant and its directors and officers.  (8)

10.2          Form of Registration Rights Agreement. (2)

10.3          2004 Stock Option Plan.  (3)

10.4          Form of Stock Option Agreement.  (3)

10.5          Lease between World Waste of Anaheim, Inc., a wholly owned subsidiary of the Registrant, and Legacy
              Sabre Springs, LLC, dated as of March 10, 2004.  (3)

10.6          Lease Agreement between World Waste of Anaheim, Inc. and Taormina Industries, LLC, dated as of
              July 14, 2004.  (2)

10.7          Amendment No. 1 to Lease Agreement between World Waste of Anaheim, Inc. and Taormina Industries, LLC,
              dated as of March 17, 2005.  (3)

10.8          Amendment No. 2 to Lease Agreement between World Waste of Anaheim, Inc. and Taormina Industries, LLC,
              dated as of July 27, 2005.  (9)

10.9          Waste Recycle Agreement dated as of June 27, 2003 between World Waste of Anaheim, Inc. and Taormina
              Industries, LLC.  (2)

10.10         Stock Purchase Warrant issued on May 10, 2004 by the Registrant to Thomas L. Collins.  (2)

10.11         Stock Purchase Warrant issued on May 10, 2004 by the Registrant to Steve Racoosin.  (2)

10.12         Stock Purchase Warrant issued on May 10, 2004 by the Registrant to Fred Lundberg.  (2)

10.13         Stock Purchase Warrant issued on June 21, 2004 by the Registrant to Dr. Michael Eley.  (2)

10.14         Stock Purchase Warrant issued on June 21, 2004 by the Registrant to Don Malley.  (2)

10.15         Senior Promissory Note in favor of Trellus Management, LLC, dated April 11, 2005.  (10)

10.16         Securities Purchase Agreement dated as of April 28, 2005 among the Registrant, Trellus Offshore Fund
              Limited, and Trellus Partners, LP, Trellus Partners II, LP.  (5)

10.17         Form of Stock Purchase Warrant issued by the Registrant on April 28, 2005.  (5)

10.18         Registration Rights Agreement dated as of April 28, 2005 among the
              Registrant, Trellus Offshore Fund Limited, Trellus Partners, LP, and Trellus Partners II, LP, a Delaware limited partnership and the individuals and entities set forth on the signature pages thereto. (5)

10.19         Employment Agreement dated as of April 28, 2005 between the Registrant and Thomas L. Collins.  (5)

10.20         Employment Agreement dated as of April 28, 2005 between the Registrant and Fred Lundberg.  (5)

10.21         Employment Agreement dated as of April 28, 2005 between the Registrant and Steve Racoosin.  (5)

10.22         Employment Agreement dated as of April 28, 2005 between the Registrant and David Rane.  (5)

10.23         Engagement Agreement dated as of April 28, 2005 between the Registrant and John Pimentel.  (5)

10.24         Engagement Agreement dated as of April 28, 2005 between the Registrant and Cagan McAfee Capital
              Partners, LLC.  (5)

10.25         Engagement Agreement dated as of April 28, 2005 between the Registrant and Chadbourn Securities, Inc.
              and Addendum dated April 29, 2005.  (5)

10.26         Letter, dated as of May 26, 2005, from Trellus Offshore Fund
              Limited, Trellus Partners, LP, and Trellus Partners II, LP (the
              "Investors") to the Registrant, amending the terms of that certain
              Securities Purchase Agreement dated as of April 28, 2005 by and among the Investors and the Registrant. (11)

10.27         Patent Assignment Agreement dated as of May 1, 2006 between the Registrant and the University of
              Alabama in Huntsville.  (12)

10.28         Assignment of Patent dated as of May 1, 2006 between the Registrant and the University of Alabama in
              Huntsville.  (12)

10.29         Revised Amended and Restated Technology License Agreement dated August 19, 2005 between Bio-Products
              International, Inc. and the Registrant.  (13)

10.30         Subscription Package dated October 7, 2005.  (14)

10.31         Stock Purchase Warrant issued on November 1, 2005 by the Registrant to various investors.  (14)

10.32         Form of Non-Qualified Stock Option Agreement.  (14)

10.33         Form of Incentive Stock Option Agreement.  (14)

10.34         Letter Agreement dated December 2, 2005 between the Registrant and Steve Racoosin.  (15)

10.35         Amended and Restated Securities Purchase Agreement dated as of  January 23, 2006 among the Registrant and the investors identified therein.  (16)

10.36         Form of Common Stock Purchase Warrant dated February 10, 2006 issued by the Registrant.  (16)

10.37         Form of 10% Senior Secured Debenture dated February 10, 2006 issued by the Registrant. (16)

10.38         Registration Rights Agreement dated as of February 10, 2006 among the Registrant and the investors identified therein.  (16)

10.39         Security Agreement dated as of February 10, 2006 entered into among the Registrant and the investors identified therein.  (16)

10.40         Form of Subsidiary Guarantee dated as of February 10, 2006  given by subsidiaries of the Registrant.
              (16)

10.41         Letter agreement dated February 6, 2006 among the Registrant and the investors identified therein. (16)

21.1          Subsidiaries of the Registrant.  (17)

23.1          Consent of Stonefield Josephson, Inc., independent auditors

23.2          Consent of Troy & Gould Professional Corporation (reference is made to Exhibit 5.1)*

24.1          Power of Attorney (reference is made to signature page)
----------------------
* To be filed by amendment.

(1)           Incorporated by reference to the Registrant's Current Report on Form 8-K filed on March 29, 2004.

(2)           Incorporated by reference to the Registrant's Current Report on Form 8-K filed on August 30, 2004.

(3)           Incorporated by reference to the Registrant's Annual Report on Form 10-KSB filed on March 31, 2005.

(4)           Incorporated by reference to Registrant's Registration Statement on Form SB-2, File No. 33-50506, effective
              October 20, 1993.

(5)           Incorporated by reference to the Registrant's Current Report on Form 8-K filed on May 4, 2005.

(6)           Incorporated by reference to the Registrant's Current Report on Form 8-K filed on June 2, 2006.

(7)      Incorporated by reference to the Registrant's Current Report on Form 8-K filed on September 30, 2004.

(8)      Incorporated by reference to the Registrant's Current Report on Form 8-K filed on November 5, 2004.

(9)      Incorporated by reference to the Registrant's Current Report on Form 8-K filed on August 2, 2005.

(10)     Incorporated by reference to the Registrant's Current Report on Form 8-K filed on April 15, 2005.

(11)     Incorporated by reference to the Registrant's Current Report on Form 8-K filed on June 1, 2005.

(12)     Incorporated by reference to the Registrant's Current Report on Form 8-K filed on May 5, 2006.

(13)     Incorporated by reference to the Registrant's Current Report on Form 8-K filed on August 23, 2005.

(14)     Incorporated by reference to the Registrant's Current Report on Form 8-K filed on November 7, 2005.

(15)     Incorporated by reference to the Registrant's Current Report on Form 8-K filed on December 9, 2005.

(16)     Incorporated by reference to the Registrant's Current Report on Form 8-K filed on February 16, 2006.

(17)     Incorporated by reference to the Registrant's Annual Report on Form 10-KSB filed on March 30, 2006.

ITEM 28.  UNDERTAKINGS

(a) The undersigned registrant hereby undertakes:

       (1) To file, during any period in which offers or sales of securities are being made, a post-effective amendment to this registration statement:

                    (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933 (the "Securities Act");

                    (ii) To reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information set forth in this registration statement; and

                    (iii) To include any additional or changed material information on the plan of distribution; provided, however, that paragraphs (i),
(ii) and (iii) do not apply if the information required to be included in a post-effective amendment is incorporated by reference from periodic reports filed by the registrant under the Securities Exchange Act of 1934 (the "Exchange Act").

       (2) That, for purposes of determining liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

       (3) To file a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

       (4) That, for purposes of determining liability of the undersigned registrant under the Securities Act to any purchaser in the initial distribution of the securities, the registrant undertakes that in a primary offering of securities of the registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

                    (i) Any preliminary prospectus or prospectus of the registrant relating to the offering required to be filed pursuant to Rule 424;

                    (ii) Any free writing prospectus relating to the offering prepared by or on behalf of the registrant or used or referred to by the undersigned registrant;

                    (iii) The portion of any other free writing prospectus relating to the offering containing material information about the registrant or its securities provided by or on behalf of the registrant; and

                    (iv) Any other communication that is an offer in the offering made by the registrant to the purchaser.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the undersigned registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(d) The undersigned registrant hereby undertakes that, for purposes of determining liability under the Securities Act to any purchaser and if the registration statement is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness; provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

                                   SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in San Diego, California on July 24, 2006.

                         WORLD WASTE TECHNOLOGIES, INC.

                           By: /s/John Pimentel, CEO
                           -------------------------
                           John Pimentel, CEO


                                POWER OF ATTORNEY

The officers and directors of World Waste Technologies, Inc., whose signatures appear below, hereby constitute and appoint John Pimentel and David A. Rane and each of them, their true and lawful attorneys and agents, each with power to act alone, to sign, execute and cause to be filed on behalf of the undersigned any amendment or amendments, including post-effective amendments, to this registration statement of World Waste Technologies, Inc. on Form SB-2. Each of the undersigned does hereby ratify and confirm all that said attorneys and agents shall do or cause to be done by virtue hereof.

In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the dates indicated.


Signature                                  Title                                                Date

/s/ John Pimentel                          Chief Executive Officer and Director (principal      July 24, 2006
----------------------------------         executive officer)
John Pimentel

/s/ Thomas L. Collins                      Director                                             July 24, 2006
----------------------------------
Thomas L. Collins

/s/ James L. Ferris, Ph.D.                 Director                                             July 24, 2006
----------------------------------
James L. Ferris, Ph.D.

/s/ Sam Pina Cortez                        Director                                             July 24, 2006
----------------------------------
Sam Pina Cortez

/s/ Ross M. Patten                         Director                                             July 24, 2006
----------------------------------
Ross M. Patten

/s/ David Rane                             Chief Financial Officer
----------------------------------         (principal financial and accounting officer)         July 24, 2006
David Rane

                                               EXHIBIT INDEX

Exhibit
Number        Description
-------       -----------

2.1           Agreement and Plan of Reorganization between Voice Powered Technology International, Inc., V-Co
              Acquisition, Inc. and World Waste Technologies, Inc., dated as of March 25, 2004.  (1)

2.2           Amendment No. 1 dated August 24, 2004 to Agreement and Plan of Reorganization dated as of March 25,
              2004 among Voice Powered Technology International, Inc., V-CO Acquisition, Inc. and World Waste
              Technologies, Inc.  (2)

3.1           Amended and Restated Articles of Incorporation of the Registrant.  (3)

3.2           Bylaws of the Registrant, as amended.  (4)

3.3           Certificate of Determination of Rights, Preferences and Privileges of the Registrant's 8% Series A
              Cumulative Redeemable Convertible Participating Preferred Stock.  (5)

3.4           Certificate of Determination of Rights, Preferences and Privileges of the Registrant's 8% Series B
              Cumulative Redeemable Convertible Participating Preferred Stock.  (6)

4.1           Specimen Stock Certificate.  (3)

4.2           Form of the Registrant's Warrant Agreement.  (7)

5.1           Opinion of Troy & Gould Professional Corporation*

10.1          Form of Indemnity Agreement entered into among the Registrant and its directors and officers.  (8)

10.2          Form of Registration Rights Agreement. (2)

10.3          2004 Stock Option Plan.  (3)

10.4          Form of Stock Option Agreement.  (3)

10.5          Lease between World Waste of Anaheim, Inc., a wholly owned subsidiary of the Registrant, and Legacy
              Sabre Springs, LLC, dated as of March 10, 2004.  (3)

10.6          Lease Agreement between World Waste of Anaheim, Inc. and Taormina Industries, LLC, dated as of
              July 14, 2004.  (2)

10.7          Amendment No. 1 to Lease Agreement between World Waste of Anaheim, Inc. and Taormina Industries, LLC,
              dated as of March 17, 2005.  (3)

10.8          Amendment No. 2 to Lease Agreement between World Waste of Anaheim, Inc. and Taormina Industries, LLC,
              dated as of July 27, 2005.  (9)

10.9          Waste Recycle Agreement dated as of June 27, 2003 between World Waste of Anaheim, Inc. and Taormina
              Industries, LLC.  (2)

10.10         Stock Purchase Warrant issued on May 10, 2004 by the Registrant to Thomas L. Collins.  (2)

10.11         Stock Purchase Warrant issued on May 10, 2004 by the Registrant to Steve Racoosin.  (2)

10.12         Stock Purchase Warrant issued on May 10, 2004 by the Registrant to Fred Lundberg.  (2)

10.13         Stock Purchase Warrant issued on June 21, 2004 by the Registrant to Dr. Michael Eley.  (2)

10.14         Stock Purchase Warrant issued on June 21, 2004 by the Registrant to Don Malley.  (2)

10.15         Senior Promissory Note in favor of Trellus Management, LLC, dated April 11, 2005.  (10)

10.16         Securities Purchase Agreement dated as of April 28, 2005 among the Registrant, Trellus Offshore Fund
              Limited, and Trellus Partners, LP, Trellus Partners II, LP.  (5)

10.17         Form of Stock Purchase Warrant issued by the Registrant on April 28, 2005.  (5)

10.18         Registration Rights Agreement dated as of April 28, 2005 among the
              Registrant, Trellus Offshore Fund Limited, Trellus Partners, LP, and Trellus Partners II, LP, a Delaware limited partnership and the individuals and entities set forth on the signature pages thereto. (5)

10.19         Employment Agreement dated as of April 28, 2005 between the Registrant and Thomas L. Collins.  (5)

10.20         Employment Agreement dated as of April 28, 2005 between the Registrant and Fred Lundberg.  (5)

10.21         Employment Agreement dated as of April 28, 2005 between the Registrant and Steve Racoosin.  (5)

10.22         Employment Agreement dated as of April 28, 2005 between the Registrant and David Rane.  (5)

10.23         Engagement Agreement dated as of April 28, 2005 between the Registrant and John Pimentel.  (5)

10.24         Engagement Agreement dated as of April 28, 2005 between the Registrant and Cagan McAfee Capital
              Partners, LLC.  (5)

10.25         Engagement Agreement dated as of April 28, 2005 between the Registrant and Chadbourn Securities, Inc.
              and Addendum dated April 29, 2005.  (5)

10.26         Letter, dated as of May 26, 2005, from Trellus Offshore Fund
              Limited, Trellus Partners, LP, and Trellus Partners II, LP (the
              "Investors") to the Registrant, amending the terms of that certain
              Securities Purchase Agreement dated as of April 28, 2005 by and among the Investors and the Registrant. (11)

10.27         Patent Assignment Agreement dated as of May 1, 2006 between the Registrant and the University of
              Alabama in Huntsville.  (12)

10.28         Assignment of Patent dated as of May 1, 2006 between the Registrant and the University of Alabama in
              Huntsville.  (12)

10.29         Revised Amended and Restated Technology License Agreement dated August 19, 2005 between Bio-Products
              International, Inc. and the Registrant.  (13)

10.30         Subscription Package dated October 7, 2005.  (14)

10.31         Stock Purchase Warrant issued on November 1, 2005 by the Registrant to various investors.  (14)

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

10.32         Form of Non-Qualified Stock Option Agreement.  (14)

10.33         Form of Incentive Stock Option Agreement.  (14)

10.34         Letter Agreement dated December 2, 2005 between the Registrant and Steve Racoosin.  (15)

10.35         Amended and Restated Securities Purchase Agreement dated as of  January 23, 2006 among the Registrant and the investors identified therein.  (16)

10.36         Form of Common Stock Purchase Warrant dated February 10, 2006 issued by the Registrant.  (16)

10.37         Form of 10% Senior Secured Debenture dated February 10, 2006 issued by the Registrant. (16)

10.38         Registration Rights Agreement dated as of February 10, 2006 among the Registrant and the investors identified therein.  (16)

10.39         Security Agreement dated as of February 10, 2006 entered into among the Registrant and the investors identified therein.  (16)

10.40         Form of Subsidiary Guarantee dated as of February 10, 2006  given by subsidiaries of the Registrant.
              (16)

10.41         Letter agreement dated February 6, 2006 among the Registrant and the investors identified therein. (16)

21.1          Subsidiaries of the Registrant.  (17)

23.1          Consent of Stonefield Josephson, Inc., independent auditors

23.2          Consent of Troy & Gould Professional Corporation (reference is made to Exhibit 5.1)*

24.1          Power of Attorney (reference is made to signature page)
----------------------
* To be filed by amendment.

(1)      Incorporated by reference to the Registrant's Current Report on Form 8-K filed on March 29, 2004.

(2)      Incorporated by reference to the Registrant's Current Report on Form 8-K filed on August 30, 2004.

(3)      Incorporated by reference to the Registrant's Annual Report on Form 10-KSB filed on March 31, 2005.

(4)      Incorporated by reference to Registrant's Registration Statement on Form SB-2, File No. 33-50506, effective October 20,
         1993.

(5)      Incorporated by reference to the Registrant's Current Report on Form 8-K filed on May 4, 2005.

(6)      Incorporated by reference to the Registrant's Current Report on Form 8-K filed on June 2, 2006.

(7)      Incorporated by reference to the Registrant's Current Report on Form 8-K filed on September 30, 2004.

(8)      Incorporated by reference to the Registrant's Current Report on Form 8-K filed on November 5, 2004.

(9)      Incorporated by reference to the Registrant's Current Report on Form 8-K filed on August 2, 2005.

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
(10)     Incorporated by reference to the Registrant's Current Report on Form 8-K filed on April 15, 2005.

(11)     Incorporated by reference to the Registrant's Current Report on Form 8-K filed on June 1, 2005.

(12)     Incorporated by reference to the Registrant's Current Report on Form 8-K filed on May 5, 2006.

(13)     Incorporated by reference to the Registrant's Current Report on Form 8-K filed on August 23, 2005.

(14)     Incorporated by reference to the Registrant's Current Report on Form 8-K filed on November 7, 2005.

(15)     Incorporated by reference to the Registrant's Current Report on Form 8-K filed on December 9, 2005.

(16)     Incorporated by reference to the Registrant's Current Report on Form 8-K filed on February 16, 2006.

(17)     Incorporated by reference to the Registrant's Annual Report on Form 10-KSB filed on March 30, 2006.

                                      II-15